Exhibit 10.1

Execution Copy

EQUITY AND ASSET PURCHASE AGREEMENT

by and among

ENPRO HOLDINGS, INC.,

COMPRESSOR PRODUCTS HOLDINGS LIMITED (UK),

ENPRO HONG KONG HOLDINGS COMPANY LIMITED,

GARLOCK GMBH,

COMPRESSOR PRODUCTS INTERNATIONAL CANADA, INC.

AND

GARLOCK OF CANADA LTD,

AS SELLER PARTIES,

AND

GRANITE US HOLDINGS CORPORATION

AND

GRANITE HOLDINGS II B.V.,

AS BUYER GUARANTOR

Dated as of October 12, 2021

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

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SCHEDULES

Schedule 1.1(a)	Debt-Like Items
Schedule 1.1(b)	Excluded Assets
Schedule 1.1(c)	Permitted Liens
Schedule 1.1(d)	Retained Liabilities
Schedule 4.2	Capitalization; Subsidiaries
Schedule 4.3	No Conflict; Required Filings and Consents
Schedule 4.4	Financial Statements
Schedule 4.5	Taxes
Schedule 4.6(b)	Sufficiency of Assets
Schedule 4.7	Leased Real Property
Schedule 4.8	Compliance with Laws
Schedule 4.11	Permits
Schedule 4.12	Employee Benefit Plans
Schedule 4.13	Material Contracts
Schedule 4.14	Customers and Suppliers
Schedule 4.15	Legal Proceedings
Schedule 4.16(a)	Company Intellectual Property
Schedule 4.16(b)	Licensed Intellectual Property
Schedule 4.17	Insurance
Schedule 4.18	Labor and Employee Matters
Schedule 4.19	Environmental Matters
Schedule 4.20	Conduct of Business
Schedule 4.23	No Undisclosed Liabilities
Schedule 4.24	Affiliate Transactions
Schedule 4.25	Intercompany Accounts
Schedule 5.4	No Conflict; Required Filings and Consents
Schedule 7.1	Interim Operations of the Company
Schedule 7.9(b)	Canadian Business Employees
Schedule 7.20	Dissolution

ANNEXES

Annex I	Definitions
Annex II	Illustration of Working Capital and Accounting Principles

EXHIBITS

Exhibit A	Equity Transfer Documents
Exhibit B	Bill of Sale
Exhibit C	Assignment & Assumption Agreement
Exhibit D	Transition Services Agreement
Exhibit E	Put Option Agreement
Exhibit F	Adherence Agreement for Coltec France

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EQUITY AND ASSET PURCHASE AGREEMENT

THIS EQUITY AND ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of October 12, 2021, by and among EnPro Holdings, Inc., a North Carolina corporation (“EnPro Holdings”), Compressor Products Holdings Limited (UK), a private limited company incorporated in England and Wales (“UK Seller”), EnPro Hong Kong Holdings Company Limited, a company incorporated under the laws of Hong Kong Special Administrative Region of the People’s Republic of China (“EnPro Hong Kong”), Garlock GmbH, a limited liability company organized under the laws of Germany (“Garlock Germany” and collectively with EnPro Holdings, UK Seller and EnPro Hong Kong, the “Equity Sellers” and each an “Equity Seller”), Compressor Products International Canada, Inc., an Alberta corporation (“CPI Canada”), and Garlock of Canada Ltd., an Ontario corporation (“Garlock Canada” and, collectively with CPI Canada, the “Asset Sellers” and each an “Asset Seller”), Granite US Holdings Corporation, a Delaware corporation (“Buyer”), Granite Holdings II B.V., a limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its statutory seat in Amsterdam and registered with the trade register of the chamber of commerce (handelsregister van de Kamer van Koophandel) under number 74783238, as Buyer guarantor (“Granite Holdings”), and EnPro Holdings, in its capacity as Seller Representative (the “Seller Representative”).  The Equity Sellers and the Asset Sellers are collectively referred to herein as the “Seller Parties” and each as a “Seller Party”.

BACKGROUND STATEMENT

EnPro Holdings owns 100% of the outstanding equity interests of Compressor Products International, LLC, a Delaware limited liability company (“CPI U.S.”).  UK Seller is a wholly-owned subsidiary of EnPro Holdings and owns 100% of the outstanding equity interests of Compressor Products International Limited, a private limited company incorporated in England and Wales (“CPI UK”), and CPI UK owns 100% of the equity interests in Compressor Products International South Korea Co. Ltd, a stock company organized under the laws of the Republic of Korea (“CPI South Korea”).  Among other things, CPI UK also owns a branch in Spain.  Garlock Germany is an indirect, wholly-owned subsidiary of EnPro Holdings and owns 100% of the equity interests of Compressor Products International GmBH, a limited liability company organized under the laws of Germany (“CPI Germany”).  Among other things, CPI Germany owns a branch in the Netherlands.  EnPro Hong Kong is a direct, wholly-owned subsidiary of EnPro Holdings and owns 100% of the outstanding equity in Compressor Products International (Shanghai) Co., Ltd, a limited liability company organized under the laws of the People’s Republic of China (“CPI China”).  The equity interests owned by the Equity Sellers and described in this paragraph are referred to herein collectively as the “Equity Interests”.  The Asset Sellers and CPI U.S., CPI UK, CPI South Korea, CPI Germany and CPI China are referred to herein collectively as the “Company Entities” and each as a “Company Entity”.

Coltec Industries France SAS, a simplified joint-stock company (société par actions simplifiée) organized under the laws of France (“Coltec France”), is also an indirect wholly-owned subsidiary of EnPro Holdings and owns 100% of the equity interests of CPI-Liard SAS, a simplified joint-stock company (société par actions simplifiée) organized under the laws of France (“CPI France”).  On the date hereof, Seller Representative and Buyer have entered into the Put Option Agreement attached hereto as Exhibit E (the “Put Option Agreement”) providing the terms and conditions under which Coltec France may sell 100% of the equity interests in CPI France to the Buyer;

The Company Entities are engaged in the business of designing, manufacturing, selling and providing precision-engineered (a) piston rings, rider rings, packing rings, wiper rings, static seals and packing cases, (b) pistons, piston rods and cylinder liners, (c) valves, (d) lubrication components and systems, (e) condition monitoring devices and systems and (f) maintenance, reconditioning, overhauling and retrofitting services to the global reciprocating compressor market (the “Business”).

Pursuant to the terms of this Agreement, the Equity Sellers desire to sell to Buyer and Buyer desires to purchase, the Equity Interests.  In addition, the Asset Sellers desire to sell to Buyer and Buyer desires to purchase the Purchased Assets (as defined herein).

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1         Definitions.  Capitalized terms used in this Agreement shall have the respective meanings set forth or referenced in Annex I attached hereto, unless otherwise defined herein.

ARTICLE II
PURCHASE AND SALE OF EQUITY AND ASSETS

2.1         Purchase and Sale; Assumption of Liabilities.  On and subject to the terms and conditions contained herein, at the Closing, (i) the Equity Sellers shall sell, transfer and deliver the Equity Interests free and clear of Liens (other than Liens arising under the Securities Act and applicable state securities laws or similar laws of foreign jurisdictions) to Buyer, (ii) the Asset Sellers shall transfer, assign and deliver the Purchased Assets, free and clear of Liens (other than Permitted Liens) to Buyer, and (iii) Buyer shall pay and deliver the Closing Payments as provided in this Agreement and shall purchase, acquire and accept the Equity Interests and the Purchased Assets from the Seller Parties. Pursuant to this Agreement, at the Closing, Buyer shall assume and pay, discharge, perform or otherwise satisfy, as and when due, the Assumed Liabilities.  Buyer is not assuming and the Seller Parties shall indemnify, hold Buyer harmless from, and pay, discharge, perform and satisfy, the Retained Liabilities.

2.2         Closing.  The closing of the transactions contemplated hereby (the “Closing”) will take place remotely via the exchange of documents and signatures on the third (3rd) Business Day following the satisfaction or waiver of each of the conditions set forth in Article VIII (other than those conditions that are to be satisfied at the Closing), or on such other date as Seller Representative and Buyer mutually agree (the “Closing Date”) and will be deemed effective as of the Effective Time; provided, however, that Buyer shall in no event be required to effect the Closing on a date that is prior to November 26, 2021.  All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

2.3         Estimated Purchase Price.

(a)         At least three (3) Business Days prior to the Closing Date, Seller Representative shall furnish to Buyer a certificate (the “Closing Certificate”) setting forth (in each case, with reasonable supporting detail): (a) a good faith estimate of Closing Cash (the “Estimated Closing Cash”), (b) a good faith estimate of the Working Capital (the “Estimated Working Capital”), including the Estimated Working Capital Overage or Estimated Working Capital Underage, (c) a good faith estimate of the aggregate amount of Closing Company Debt outstanding immediately prior to the Closing (the “Estimated Closing Company Debt”), (d) a good faith estimate of the Selling Expenses (the “Estimated Selling Expenses”), and (e) the Estimated Purchase Price calculated therefrom.

(b)         Without limiting Buyer’s rights under Section 2.5, Seller Representative shall consider in good faith any reasonable comments by Buyer with respect to the amounts set forth on the Closing Certificate; however, Seller Representative shall not be required to adjust the Closing Certificate or any amounts set forth therein in response to Buyer’s comments and any decision by Seller Representative not to reflect any such comments in the Closing Certificate shall not in any event delay or prevent the consummation of the Closing.

2.4         Closing Payments.  At the Closing, Buyer shall make the following payments (collectively, the “Closing Payments”):

(a)         Buyer shall pay (on behalf of the Company Entities) the Estimated Selling Expenses to the Persons entitled to receive such payment; and

(b)        Buyer shall pay an aggregate amount equal to the Estimated Purchase Price to Seller Representative, on behalf of the Seller Parties, by wire transfer of immediately available funds in accordance with payment instructions delivered by Seller Representative to Buyer.

2.5         Purchase Price Adjustment.

(a)        Final Statement.  Within seventy-five (75) days after the Closing Date, Buyer shall prepare and deliver, or cause to be prepared and delivered, to Seller Representative a statement (the “Final Statement”) setting forth Buyer’s calculation of Working Capital, Closing Cash, Closing Company Debt and Selling Expenses.  If Buyer fails to deliver the Final Statement within such seventy-five (75)-day period, then in addition to any other rights Seller Representative may have under this Agreement, Seller Representative shall have the right to elect that the Estimated Purchase Price be deemed to be the amount of the Purchase Price and be final, conclusive and binding on the parties and used for purposes of calculating the adjustment pursuant to this Section 2.5.

(b)        Final Statement Dispute.  Within forty-five (45) days following receipt by Seller Representative of the Final Statement, Seller Representative shall deliver written notice to Buyer describing in reasonable detail any dispute (including the amount thereof) it has with respect to the preparation or content of the Final Statement.  If Seller Representative does not so notify Buyer of a dispute with respect to the Final Statement within such forty-five (45)-day period, such Final Statement will be final, conclusive and binding on the parties.  In the event of such timely notification of a dispute, Buyer and Seller Representative shall negotiate in good faith to resolve such disputed items.  If Buyer and Seller Representative, notwithstanding such good faith effort, fail to resolve such disputed items within fifteen (15) days after Seller Representative advises Buyer of its objections, then Buyer and Seller Representative jointly shall engage the Arbitration Firm to resolve only such disputed items and/or items still in dispute.  In the event Buyer and Seller Representative engage the Arbitration Firm, as promptly as practicable thereafter, Buyer and Seller Representative shall each prepare and submit a presentation to the Arbitration Firm.  As soon as practicable thereafter, Buyer and Seller Representative shall cause the Arbitration Firm to render a decision based solely upon the presentations by Buyer and Seller Representative.  In resolving any disputed item, the Arbitration Firm shall be limited to picking from or between the values assigned to each item by Buyer and Seller Representative, and may not assign a value to any item outside of the range of values claimed for such item by either party.  Buyer, on the one hand, and Seller Representative, on the other hand, will be responsible for the fees and expenses of the Arbitration Firm in proportion to its or their loss, if any, in any such arbitration (e.g., if Buyer is awarded 60% of the difference between its claim and the claim of Seller Representative through the arbitration proceeding, it must pay 40% of the arbitrator’s fees, and Seller Representative must pay the remaining 60% of the arbitrator’s fees).  All determinations made by the Arbitration Firm will be final, conclusive and binding on the parties to this Agreement.  Notwithstanding anything herein to the contrary, the dispute resolution mechanism contained in this Section 2.5(b) shall be the exclusive mechanism for resolving disputes regarding the Purchase Price adjustment, if any, and neither Buyer nor Seller Representative shall be entitled to indemnification for Losses pursuant to Article X to the extent (i) taken into account in the determination of the Purchase Price or (ii) such matter was adjudicated by the Arbitration Firm.

(c)       Access.  For purposes of complying with the terms set forth in this Section 2.5, Buyer and the Company Entities, on the one hand, and Seller Representative, on the other hand, shall cooperate with and make available to each other and their respective representatives all information, records, data and working papers, and shall permit access to its facilities and personnel, as may be reasonably requested in connection with the preparation and analysis of the Final Statement and the resolution of any disputes thereunder.  If Buyer and the Company Entities, on the one hand, or Seller Representative, on the other hand, breach their respective obligations under this Section 2.5(c), the dispute periods set forth in Section 2.5(b) shall automatically be extended until such breach is cured by the breaching party.

(d)         Payment.  Within five (5) Business Days after Working Capital and Closing Cash are finally determined pursuant to Section 2.5(a) and Section 2.5(b):

(i)          If the amount calculated by taking (x)(i) Working Capital plus (ii) Closing Cash minus (iii) Closing Company Debt minus (iv) Selling Expenses and subtracting (y)(i) Estimated Working Capital plus (ii) Estimated Closing Cash minus (iii) Estimated Closing Company Debt minus (iv) Estimated Selling Expenses (such difference, the “Adjustment Amount”) (A) is positive, then Buyer shall pay to Seller Representative, on behalf of the Seller Parties, the Adjustment Amount by bank wire transfer of immediately available funds to an account designated in writing by Seller Representative or (B) is negative, then Seller Representative, on behalf of the Seller Parties, shall pay to Buyer an amount equal to the absolute value of the Adjustment Amount by bank wire transfer of immediately available funds to an account designated in writing by Buyer.

(ii)          If the Adjustment Amount is zero, then no additional payments shall be required by Buyer or Seller Representative, and the Estimated Purchase Price (and Estimated Working Capital included therein) shall be deemed to be the amount of the Purchase Price and be final, conclusive and binding on the parties.

2.6          Purchase Price Allocation.

(a)         Within one hundred and twenty (120) days after the final determination of the Purchase Price under Section 2.5 hereunder, Buyer shall allocate for U.S. federal income tax purposes the Purchase Price (together with any Assumed Liabilities or other items properly treated as purchase price for U.S. federal income tax purposes) among the Equity Interests, the assets of any Company Entity for which an allocation is relevant and the Purchased Assets (the “Proposed Allocation”), and Buyer shall promptly provide a copy of the Proposed Allocation to Seller Representative.  The Proposed Allocation shall be prepared taking into account any written valuation reports prepared by any independent, third-party valuation firms with the requisite expertise and experience, to the extent available to the parties.  Within forty-five (45) days thereafter, Seller Representative will deliver either a notice accepting the Proposed Allocation or a statement setting forth in reasonable detail any objections thereto and the basis for such objections.  If Seller Representative timely delivers a statement setting forth objections to the Proposed Allocation in accordance with the previous sentence, Buyer and the Seller Representative will use good faith efforts to resolve such objections.  If Buyer and the Seller Representative are unable to mutually agree on the allocation, the procedure set forth in Section 2.5(b) will control.  If Seller Representative accepts the Proposed Allocation (or does not within the forty-five (45) day period described above deliver a statement setting forth in reasonable detail any objections described above), the Proposed Allocation shall be binding on the parties without further adjustment.  The agreed allocation shall be amended to reflect any adjustment to the Purchase Price hereunder.  Unless otherwise required by applicable Law, Buyer, the Company Entities and the Seller Parties will report the allocation of the total consideration in a manner consistent with the allocation statement as finally determined pursuant to this Section 2.6 and will act in accordance with such allocation in the preparation and timely filing of all Tax Returns and any Tax Proceeding, audit or similar action unless otherwise required by applicable Law.

(b)         Seller Representative shall provide, no later than five (5) Business Days prior to the Closing Date, an allocation of the Estimated Purchase Price among the Purchased Assets and the Equity Interests of each Company Entity (the “Preliminary Allocation”).  If Buyer disagrees with the Preliminary Allocation provided by Seller Representative, Buyer and Seller Representative shall jointly revise the Preliminary Allocation in a manner reasonably acceptable to both parties.  For the avoidance of doubt, the Preliminary Allocation shall not be binding on the parties for purposes of Section 2.6(a); provided, however, that any such amounts shall be treated as final to the extent that such allocation is required to be final pursuant to applicable Law.

2.7         Withholding.  Buyer or any applicable withholding agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement all amounts that Buyer or any applicable withholding agent is required to deduct and withhold under any applicable provision of Tax Law and shall remit such amounts to the appropriate Governmental Authority, provided that Buyer shall (i) use commercially reasonable efforts to provide the Seller Representative with written notice of any such withholding, (ii) cooperate in good faith with Seller Parties to reduce or eliminate any such withholding and (iii) provide documentation of the reporting and payment of any such withholding if reasonably requested.  To the extent such amounts are so deducted, withheld and paid over, such amounts shall be treated as paid to the appropriate Seller Party hereunder.

2.8         Non-Assignable Assets.

(a)          Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.8, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Purchased Asset or Assumed Liability would result in a violation of applicable Law, or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Authority), and such consent, authorization, approval or waiver shall not have been obtained before the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof at Closing; provided that, subject to the satisfaction or waiver of the conditions contained in Article VIII, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof.  Following the Closing for a period of one hundred and twenty (120) days, the Asset Sellers and Buyer shall use commercially reasonable efforts, and shall reasonably cooperate with each other to obtain any such required consent, authorization, approval or waiver, so that Buyer shall be entitled to the rights and benefits of, and shall be solely responsible for the liabilities and obligations arising from or related to such Purchased Asset or Assumed Liability from and after the Closing Date; provided that neither the Asset Sellers nor Buyer shall be required to pay any consideration therefor.  Once such consent, authorization, approval or waiver is obtained, the Asset Sellers shall and without further action hereby do sell, assign, transfer, convey and deliver to Buyer the relevant Purchased Asset and Buyer hereby accepts and assumes any such Assumed Liability to which such consent, authorization, approval or waiver relates for no additional consideration.  Applicable Transfer Taxes in connection with such sale, assignment, transfer, conveyance or license shall be paid in accordance with Section 7.10(i).

(b)         To the extent that any Purchased Asset or Assumed Liability, or both, cannot be transferred to Buyer following the Closing under this Section 2.8, Buyer and the Asset Sellers shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sub-licensing or subcontracting) to provide to the parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Purchased Asset or Assumed Liability to Buyer as of the Closing and the performance by Buyer of its obligations with respect thereto.  Buyer shall, as agent or subcontractor for the Asset Sellers pay, perform and discharge fully the liabilities and obligations of the applicable Asset Seller thereunder from and after the Closing Date.  To the extent permitted under applicable Law, the Asset Sellers shall, at Buyer’s expense, hold in trust for and pay to Buyer promptly upon receipt thereof, such Purchased Asset and all income, proceeds and other monies received by the Asset Sellers to the extent related to such Purchased Asset in connection with the arrangements under this Section 2.8.  Notwithstanding anything herein to the contrary, the provisions of this Section 2.8 shall not apply to any consent or approval required under the Investment Canada Act, or under any antitrust or trade regulation Law.

2.9        Completion of Sale and Purchase of all Purchased Assets and Equity Interests.  Buyer shall not be obligated to complete the sale and purchase of any of the Purchased Assets and Equity Interests unless the sale and purchase of all of the Purchased Assets and Equity Interests is completed simultaneously.

ARTICLE III
CLOSING AND DELIVERIES

3.1         Deliveries by Seller Parties.  At the Closing, the Seller Parties shall deliver, or cause to be delivered, to Buyer the following items:

(a)         Assignments of the Equity Interests substantially in the forms attached hereto as Exhibit A, duly executed by each applicable Equity Seller, together with all share or membership registers, certificates or other instruments evidencing (in accordance with applicable law) share ownership of and title to (i) the Equity Interests and (ii) the equity interests of any Subsidiaries of the Company Entities that are being acquired, directly or indirectly, by Buyer in connection with the transactions contemplated hereby.

(b)          A Bill of Sale substantially in the form of Exhibit B, duly executed by each of the Asset Sellers;

(c)          An Assignment and Assumption Agreement substantially in the form of Exhibit C (the “Assignment and Assumption Agreement”);

(d)         Payoff letters with respect to the Debt Agreements and any necessary UCC authorizations, PPSA discharge statements or other releases as may be reasonably required to evidence the satisfaction of or release from such Company Debt, including releases of any guarantees of indebtedness provided by the Company Entities and the Required Lien Releases (including releases of Liens on the Purchased Assets, the Equity Interests and all assets of the Company Entities);

(e)         A document registration agreement in a form reasonably acceptable to the parties to govern the electronic submission of the deed of land to the applicable registry office and a transfer/deed of land in proper form and substance for recording the conveyance of title to the Owned Real Property included in the Purchased Assets, duly executed by the applicable Asset Seller;

(f)          A certificate of good standing from the North Carolina Secretary of State with respect to EnPro Holdings dated as of a recent date;

(g)         A certificate of the Secretary (or other authorized officer) of EnPro Holdings, given by him or her on behalf of EnPro Holdings and not in his or her individual capacity, certifying as to the resolutions of the board of directors of EnPro Holdings authorizing this Agreement and the transactions contemplated hereby;

(h)        A certificate of the Secretary (or other authorized officer) of each Asset Seller, given by him or her on behalf of such Asset Seller and not in his or her individual capacity, certifying as to the resolutions of the board of directors and shareholders of such Asset Seller authorizing this Agreement and the transactions contemplated hereby;

(i)          A certificate from an officer of Seller Representative, given by him or her on behalf of Seller Representative and not in his or her individual capacity, to the effect that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied;

(j)          A duly executed certificate of non-foreign status, reasonably acceptable to Buyer, meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2) (with respect to EnPro Holdings); and

(k)         A counterpart to the Transition Services Agreement substantially in the form attached hereto as Exhibit D (the “Transition Services Agreement”), duly executed by Seller Representative.

3.2         Deliveries by Buyer.  At the Closing, Buyer shall deliver, or cause to be delivered, to Seller Representative the following items:

(a)          A certificate of the Secretary of State of Delaware as to the good standing as of a recent date of Buyer in such jurisdiction;

(b)          A certificate of an officer of Buyer, given by him or her on behalf of Buyer and not in his or her individual capacity, to the effect that the conditions set forth in Section 8.1(a) and Section 8.1(b) have been satisfied;

(c)          Evidence that the R&W Policy has been issued;

(d)          A counterpart to the Assignment and Assumption Agreement, duly executed by Buyer; and

(e)          A counterpart to the Transition Services Agreement, duly executed by Buyer.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY ENTITIES

Except as set forth on the applicable Schedules (it being understood that any matter disclosed in any Schedule will be deemed to be disclosed on any other Schedule to the extent that it is reasonably apparent on its face that such disclosure is applicable to such other Schedule or Schedules), each Seller Party represents and warrants to Buyer as of the date hereof and as of the Closing Date (or in respect of any representation or warranty made as of a specific date, as of such date) as follows with respect to such Seller Party only.  Notwithstanding any other provision in this ARTICLE IV to the contrary, all representations and warranties herein related to Garlock Canada shall be made solely with respect to the Business and not with respect to any other business, assets or liabilities of Garlock Canada.

4.1         Organization and Standing; Authority.

(a)        CPI U.S. is a limited liability company, duly organized, validly existing and in good standing under the laws of Delaware.  Each other Company Entity is a corporation, limited liability company or other legal entity organized or incorporated (as applicable), validly existing and in good standing (or the equivalent thereof) under its governing Law and has not been discontinued or dissolved under such Law.  Each Company Entity has requisite corporate, limited liability company or equivalent, as applicable, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

(b)         Each Company Entity is duly qualified to do business, and in good standing (or the equivalent thereof), in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing (or the equivalent thereof) would not have a Material Adverse Effect on the Business, taken as a whole.

(c)        Each Subsidiary of any of the Company Entities is a corporation or other legal entity duly organized or incorporated (as applicable), validly existing and in good standing (or the equivalent thereof) under its governing Law and has not been discontinued or dissolved under such Law.  Each Subsidiary of any of the Company Entities has requisite corporate, limited liability company or equivalent power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.  Each Subsidiary of any of the Company Entities is duly qualified to do business, and in good standing (or the equivalent thereof), in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing (or the equivalent thereof) would not have a Material Adverse Effect on the Business, taken as a whole.

(d)        Each Company Entity has the requisite power and authority to execute and deliver all agreements and documents contemplated hereby to be executed and delivered by it, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of such agreements and documents, the performance of such obligations and the consummation of the transactions contemplated herein and therein have been duly and validly authorized by all necessary action on the part of each Company Entity.

(e)         The Seller Parties have made available to Buyer accurate and complete copies of the articles of incorporation and bylaws or comparable organizational or governing documents of each Company Entity and any Subsidiaries thereof, in each case, as amended to the date of this Agreement, and each of such organizational or governing documents as so made available is in full force and effect, except where the failure to be in full force and effect, individually or in the aggregate, would not have a Material Adverse Effect on the Business, taken as a whole.  Each of the Company Entities and any Subsidiaries thereof are in compliance with the provisions of its organizational or governing documents, as applicable, except where the failure to be so in compliance, individually or in the aggregate, would not have a Material Adverse Effect on the Business, taken as a whole.

4.2          Capitalization; Subsidiaries.

(a)         The Equity Interests are the only equity interests of the Company Entities (other than the Asset Sellers) that are issued and outstanding.  There are no: (a) outstanding securities convertible or exchangeable into equity securities of the Company Entities (other than the Asset Sellers); (b) rights, agreements or commitments obligating the Company Entities (other than the Asset Sellers) to issue, transfer or sell any equity securities; or (c) other than the governing documents of each Company Entity, agreements or understandings to which the Company Entity is a party or by which the Company Entity is bound with respect to the voting, transfer or other disposition of its equity securities.  Schedule 4.2(a) sets forth an accurate and complete list of each Company Entity and any Subsidiaries thereof, together with the jurisdiction of organization or incorporation, as the case may be, of each such entity, as well as the ownership interest of any Person or Persons in each such entity.  Each Seller Party owns the Equity Interests of the Company Entities set forth on Schedule 4.2(a).  Except as set forth in Schedule 4.2(a), (i) a Seller Party owns the outstanding Equity Interests of each Company Entity, free and clear of all Liens (other than Liens arising under the Securities Act and applicable state laws or similar laws of foreign jurisdictions) and (ii) a Company Entity or a Subsidiary thereof owns the outstanding Equity Interests of each Subsidiary of a Company Entity, free and clear of all Liens (other than Liens (A) arising under the Securities Act and applicable state laws or similar laws of foreign jurisdictions, or (B) created or incurred by, or at the direction of, Buyer).  Except as set forth on Schedule 4.2(a), no Company Entity has any Subsidiaries.

(b)        The authorized capital stock of the Company Entities and any Subsidiaries thereof and the outstanding shares of each class and series of such authorized capital stock as of the close of business on October 12, 2021 (the “Capitalization Date”) is set forth on Schedule 4.2(b). No Subsidiary of any Company Entity owns any Equity Interests or other equity interests of any Company Entity or Subsidiary thereof or has any option or warrant to purchase any such Equity Interests or other equity interests.  All of the outstanding shares of capital stock of the Company Entities and any Subsidiaries thereof, including the Equity Interests, have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights.  All such capital stock subject to issuance under an Employee Plan, if any, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.

(c)         Except for Equity Interests set forth in Section 4.2(a) and Section 4.2(b), there are no outstanding Equity Interests or other options, warrants or other rights, relating to or based on the value of any Equity Interests of the Company Entities or any Subsidiaries thereof or obligating the Company Entities or any Subsidiaries thereof to issue, acquire or sell any Equity Interests of the Company Entities or any Subsidiaries thereof.  From the close of business on the Capitalization Date until the date of this Agreement, the Company Entities have not issued any capital stock, options to purchase capital stock, restricted shares or other Equity Interests other than Equity Interests issued upon the exercise of any outstanding options as of the close of business on the Capitalization Date in accordance with their terms.  The Company Entities do not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities that have the right to vote) on any matter.

(d)        Except pursuant to an Employee Plan and any related award agreements, there are no outstanding obligations of the Company Entities or any Subsidiaries thereof (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of or (v) granting any preemptive or anti-dilutive rights with respect to, any of the Equity Interests or other equity interests of the Company Entities or any Subsidiaries thereof.  The Seller Parties have delivered to Buyer accurate and complete copies of all agreements and documents relating to the outstanding options to purchase capital stock of the Company Entities other than any agreements or documents that have expired or been terminated.

4.3         No Conflict; Required Filings and Consents.

(a)         The execution, delivery and performance of the other agreements and documents contemplated hereby to be executed, delivered and performed by the Company Entities, the consummation by the Company Entities of the transactions contemplated herein and the compliance by the Company Entities with any of the provisions of this Agreement will not, directly or indirectly: (i) conflict with or result in a breach of any provisions of the articles or certificates of incorporation, formation, or organization or similar governing documents of the Company Entities or any Subsidiaries thereof, (ii) except as set forth on Schedule 4.3, require any consent or approval under, result in any loss of benefit under, constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, vesting, amendment, cancellation or acceleration with respect to, or result in the creation or imposition of a Lien upon any property or assets of the Company Entities pursuant to any Material Contract, permit or other instrument or obligation to which a Company Entity or any Subsidiary thereof is a party or by which a Company Entity or any Subsidiaries thereof or any of their respective properties or assets may be subject, and that would in any such event, have a Material Adverse Effect on the Business, taken as a whole, or (iii) violate any material Order or Law applicable to Company Entities or any Subsidiaries thereof or any of their respective properties or assets.

(b)         Other than as set forth on Schedule 4.3, no (i) Consent of any Person (including any Governmental Authority) or (ii) permit of, or filing or registration with or notification to, any Governmental Authority, in each case, is required to be obtained by the Company Entities for the execution, delivery or performance of this Agreement, the consummation of the transactions contemplated by this Agreement or the compliance by the Seller Parties and the Company Entities with any provisions of this Agreement, in each case, that if not obtained would have a Material Adverse Effect on the Business, taken as a whole.

4.4         Financial Statements.

(a)         Copies of the following financial statements have been attached to Schedule 4.4:  (i) the unaudited, consolidated balance sheet of the Company Entities as of December 31, 2020 and December 31, 2019, and the related consolidated unaudited income statement for the fiscal years then ended, together with the notes thereto (the “Annual Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company Entities as of July 3, 2021 (the “Balance Sheet Date”), and the related unaudited consolidated unaudited income statement for the six (6) accounting periods then ended (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”).

(b)        The Financial Statements have been properly extracted from the business records of the Company Entities and are consistent with the books and records of the Company Entities (subject to the application of estimates and assumptions required to present the Business on a stand-alone basis).  The Financial Statements were prepared in accordance with the accounting principles and procedures of the Company Entities, and except as set forth on Schedule 4.4, the Financial Statements have been prepared by management of the Company Entities in accordance with GAAP in all material respects (except for the absence of footnote disclosure and the absence of any year-end adjustments (which adjustments are not material individually or in the aggregate) in the Interim Financial Statements).  The Financial Statements fairly present, in all material respects, the financial position and results of operation of the Company Entities as of their respective dates and for the periods then ended.

(c)         The amount of all accounts and notes receivable, unbilled receivables and other debts owed to the Company Entities (collectively the “Accounts Receivable”) due or recorded in the books and records of account of the Company Entities are bona fide and valid Accounts Receivable of the Company Entities arising in the ordinary course of business consistent with past practice.

(d)          Neither the Company Entities nor any Subsidiary thereof is party to, or maintains, any “off-balance sheet arrangements” within the meaning of Item 303(a) of Regulation S-K under the Exchange Act, other than as disclosed in the Financial Statements.

4.5         Taxes.   Except as set forth on Schedule 4.5:

(a)          All material Tax Returns required to be filed by or with respect to the Company Entities or with respect to the Purchased Assets have been timely filed, and such Tax Returns are true correct and complete in all material respects; and all amounts of Taxes required to have been paid by the Company Entities or with respect to the Purchased Assets have been timely paid, whether or not shown on any Tax Return.

(b)         No Company Entity has agreed to any extension or waiver of the statute of limitations applicable to any Tax Return, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(c)         No Company Entity is a party to any Tax allocation or sharing agreement (other than (i) any customary agreements with customers, vendors, lenders, lessors or the like entered into in the ordinary course of business, and (ii) any other agreements entered into in the ordinary course of business and for which Taxes is not the principal subject matter).

(d)         There are no Liens for unpaid Taxes on the Purchased Assets or the assets of the Company Entities, except for Permitted Liens.

(e)          There is no Action, as of the date of this Agreement, pending with respect to any Company Entity or any of the Purchased Assets in respect of any Tax and no such Action has been threatened in writing.

(f)         Each Company Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and timely paid all such material amounts withheld from any employee, independent contractor, creditor, stockholder or other Person to the appropriate Taxing Authority, and has complied in all material respects with all Tax information reporting provisions of all applicable Laws.

(g)          No Company Entity has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(h)         No Company Entity has: (i) been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a combined Tax Return or (ii) any liability for Taxes of any Person (other than such Company Entity under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law)), as a transferee, successor or by contract (except for commercial contracts or other agreements of which tax matters are not the primary subject).

(i)          No Company Entity will be required to include in a taxable period ending after the Closing Date a material amount of taxable income attributable to income that accrued in a Pre-Closing Tax Period but was not recognized for Tax purposes in such Pre-Closing Tax Period (or to exclude from taxable income in a taxable period ending after the Closing Date any material deduction the recognition of which was accelerated from such taxable period to a Pre-Closing Tax Period) as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, or Section 481 of the Code or Section 108(i) of the Code or comparable provisions of state, local or foreign Tax Law.

(j)          No Company Entity has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Tax Law, and no Company Entity is subject to any private letter ruling of the IRS or comparable ruling of any other Taxing Authority, in each case, that is still in effect.

(k)         No Company Entity has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l)           No Company Entity has made an election under Section 965(h) of the Code.

(m)        No written claim has been made by a Taxing Authority in a jurisdiction where any Company Entity does not file Tax Returns that it is subject to taxation or required to file a Tax Return in that jurisdiction.

(n)         The U.S. federal income tax classification for each of the Company Entities is listed on Schedule 4.5(n).

(o)         The Company Entities required to be registered for value added or similar Tax (“VAT”) in any jurisdiction is so registered in such jurisdiction.  Each Company Entity has materially complied with all statutory provisions, rules, regulations, orders and directions and has not been subject to any material interest, forfeiture, surcharge or penalty, in each case in respect of VAT.

4.6         Title to Properties; Sufficiency.

(a)        The Company Entities have good and valid title to all of the personal, tangible properties and assets reflected on the balance sheet included in the Interim Financial Statements as being owned by the Company Entities, free and clear of all Liens except for Permitted Liens, excluding properties and assets sold or disposed of by the Company Entities since the Balance Sheet Date in the ordinary course of business.

(b)        Except as set forth on Schedule 4.6(b), the buildings, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company Entities, together with all other properties and assets of the Company Entities, are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

4.7         Real Property.  Schedule 4.7 contains a complete and accurate list of all of the Real Property leased by the Company Entities (the “Leased Real Property”) and all the Real Property owned by the Company Entities (the “Owned Real Property”).  The Leased Real Property and Owned Real Property listed on Schedule 4.7 comprises all of the Real Property used in the conduct of the business and operations of the Business as now conducted.  The Company Entities have fee simple title to the Owned Real Property, and leasehold title to the Leased Real Property, free and clear of all Liens other than Permitted Liens.  The Company Entities are not obligated under any option, right of first refusal or other Contract to sell or dispose of the Owned Real Property, or any portion thereof or interest therein.  The Company Entities have not leased, subleased, licensed or otherwise granted any Person the right to use or occupy any of the Real Property.  There is no pending, or to the Sellers’ Knowledge, threatened condemnation, eminent domain, or similar proceedings affecting the Owned Real Property.  All Leased Real Property is held under leases or subleases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) (collectively, the “Real Property Leases”) that are, in all material respects, valid instruments, enforceable in accordance with their respective terms except as limited by the General Enforceability Exceptions.  Except as would not have a Material Adverse Effect on the Business, (i) there is no default or breach by the Company Entities or, to the Sellers’ Knowledge, any other party, in the timely performance of any obligation to be performed or paid under any such Real Property Lease; and (ii) to Sellers’ Knowledge no event has occurred or conditions exists that with notice or lapse of time, or both, would constitute a default or breach by the Company Entities, nor any other party thereto, under any such Real Property Lease.

4.8         Compliance with Laws.  Except as set forth on Schedule 4.8:

(a)         the Company Entities are in compliance with all Laws and Orders applicable to their business, except to the extent that any such non-compliance would not result in a Material Adverse Effect; and

(b)         the Company Entities have not received any written notification since January 1, 2018 from any Governmental Authority asserting that any Company Entity is not in compliance in any material respect with any Law or Order.

4.9         Anticorruption.

(a)         Each Company Entity in the past five (5) years preceding the date hereof has operated the Business in compliance with the U.S. Foreign Corrupt Practices Act, the UK Bribery Act of 2010, and any other applicable anti-corruption Laws, except where the failure to be in compliance has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole.  No Company Entity, nor any officer, director or, to Sellers’ Knowledge, any other Person acting on behalf of any of the foregoing within the past five (5) years has, directly or indirectly: (a) paid, offered, authorized or received any unlawful bribe, kickback or other similar payment; (b) paid, offered or authorized the payment of money or anything of value to any Representative of a Governmental Authority (including any enterprise owned or controlled by a Governmental Authority) for the purpose of influencing any official act or decision or securing any improper advantage; or (c) engaged in, offered or authorized any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, except in the case of each of clauses (a), (b) and (c), as has not had, individually or in the aggregate, a Material Adverse Effect on the Business, taken as a whole.

(b)        Within the past five (5) years, no Company Entity has conducted any internal investigation, made any voluntary, directed, or involuntary disclosure to any Governmental Authority, or received any audit report, written communication from a Governmental Authority, or whistleblower or other written complaint alleging material violations of applicable anti-corruption Laws.

4.10       Trade Compliance.  Except as has not had a Material Adverse Effect on the Business, taken as a whole:

(a)         in the past five (5) years, each Company Entity (i) has been in compliance in all material respects with all applicable sanctions, export control and import Laws; and (ii) has not engaged in any conduct that is sanctionable under applicable sanctions or export control Laws;

(b)         no Company Entity and no director or officer of a Company Entity or, to Sellers’ Knowledge, any other Person acting on behalf of any of the foregoing Persons is a Person with whom dealings are prohibited or restricted under the sanctions or export control Laws of the United States, Canada, the United Kingdom, the European Union or any member state of the European Union, or the United Nations Security Council; and

(c)        within the past five (5) years, no Company Entity has conducted any internal investigation, made any voluntary, directed, or involuntary disclosure to any Governmental Authority, or received any audit report, written communication from a Governmental Authority, or whistleblower or other written complaint alleging violations of applicable sanctions, export control, or import Laws.

4.11       Permits.  The Company Entities hold all material Permits necessary for each of the Company Entities to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted.  Schedule 4.11 contains a complete list, as of the date of this Agreement, of all material Permits issued to the Company Entities that are currently used by the Company Entities in connection with the Business (“Material Permits”).  Each Company Entity is in material compliance with all such Material Permits, all of which Material Permits are in full force and effect in all material respects.

4.12       Employee Benefit Plans.  Notwithstanding anything to the contrary contained in this Agreement (including any other representations and warranties contained in this Agreement), the representations and warranties in this Section 4.12 are the sole and exclusive representations and warranties relating to employee benefit matters of the Company Entities, including the Employee Plan matters.

(a)        Schedule 4.12 sets forth a complete list of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (ii) all other material severance pay, salary continuation, bonus, incentive, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds or arrangements of any kind and (iii) all other material employee benefit plans (including statutorily required employee benefit plans, agreements or arrangements that are required by the laws of any jurisdiction other than the United States, but excluding any social security contributions), contracts, programs, funds, or arrangements (for the avoidance of doubt, including material employment contracts and independent contractor arrangements) in respect of any current independent contractors, employees, directors or officers of the Company Entities that are sponsored or maintained, contributed to or required to be contributed to by the Company Entities or with respect to which the Company Entities have made or are required to make payments, transfers or contributions (or to which the Company Entities have or would reasonably be expected to have any material obligation or liability, contingent or otherwise) (all of the above being hereinafter referred to as “Employee Plans”).

(b)         Copies of the following materials have been made available to Buyer:  (i) the current plan documents for each material Employee Plan, (ii) the most recent determination, advisory or opinion letters from the Internal Revenue Service (“IRS”) with respect to any of the Employee Plans intended to be qualified under Section 401(a) of the Code, (iii) the current summary plan description for each material Employee Plan and summaries of material modifications thereto and (iv) the most recent annual report on Form 5500 for each Employee Plan.

(c)         Each Employee Plan has been maintained, operated, and administered in material compliance with its terms and in material compliance with all applicable Laws.  To the Sellers’ Knowledge, there have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Plans that could reasonably be expected to result in any material liability or excise tax under ERISA or the Code being imposed on a Company Entity.

(d)         Each Employee Plan intended to be qualified under Section 401(a) of the Code has received a currently effective favorable determination, advisory or opinion letter from the IRS, and each trust created thereunder has been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code.

(e)          Except as set forth on Schedule 4.12(e), no Company Entity has an obligation to contribute to a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code or a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code, nor do any Company Entities have any liability or obligation with respect to such plans on account of any member of the Controlled Group, and outside of the United States, none of the Company Entities participate in, or have participated in, a defined benefit occupational pension scheme, nor have any liability arising out of or in connection with any defined benefit occupational pension scheme or to or in respect of any defined benefit pension benefits payable to the current or former employees or directors of any of the Company Entities.  No Employee Plan outside of the United States, nor any other employee benefit plan, agreement or arrangement outside of the United States (whether or not statutorily required), has any unfunded or underfunded liabilities not accurately accrued in accordance with GAAP.

(f)         There is no pending or, to the Sellers’ Knowledge, threatened assessment, complaint, proceeding, or investigation of any kind in any court or government agency with respect to any Employee Plan (other than routine claims for benefits).

(g)         All contributions, premiums and payments that are due have been made or paid with respect to each Employee Plan within the time periods prescribed by the terms of such plan and applicable Laws in all material respects, and all contributions, premiums and payments for any period ending on or before the Closing Date that are not due are properly accrued to the extent required to be accrued under applicable accounting principles.

(h)          Except as set forth on Schedule 4.12(h), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in connection with any other event, will (i) accelerate the timing of vesting, funding or payment, or give rise to any payment or increase or decrease the amount or value, of any compensation or benefits to any current or former director, officer, employee or other individual service provider of any Company Entities under any Employee Plan or otherwise, or result in the forgiveness of any such individual’s indebtedness, (ii) directly or indirectly cause any of the Company Entities to transfer or set aside any assets to fund any benefits under any Employee Plan or limit or restrict the right to merge, amend, terminate or transfer the assets of any Employee Plan on or following the Closing, or (iii) give rise to or result in any payments or benefits (whether in cash, property or the vesting of property) that could, individually or in combination with any other such payments or benefits, constitute an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code), be nondeductible to the payor under Section 280G of the Code or result in an excise Tax on any recipient under Section 4999 of the Code.

(i)          Any plan maintained by a Company Entity that is, in whole or in part, a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and all IRS guidance promulgated thereunder, and not otherwise exempt from Section 409A of the Code, has been operated, maintained and administered in good faith compliance with the requirements of Section 409A of the Code to the extent applicable.

(j)          No Company Entities have any obligation to gross-up, indemnify or otherwise reimburse any Business Continuing Employees for any Tax incurred by such employee, officer, director or individual service provider, including under Sections 409A or 4999 of the Code.

(k)        No Employee Plan that is a “welfare plan” within the meaning of ERISA Section 3(1) provides, and none of the Company Entities has any liability or obligation to provide, medical or death benefits with respect to Business Continuing Employees (or dependent or beneficiary of any such person) beyond his termination of employment or service (other than coverage mandated under COBRA or any similar state Law).  None of the Company Entities has incurred or could reasonably be expected to incur any material penalty or Tax (whether or not assessed) under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

4.13          Material Contracts.  Set forth on Schedule 4.13 is a list of each of the following Contracts to which any Company Entity is a party (other than Contracts related to Leased Real Property and Employee Plans) and with respect to Garlock Canada only including such Contracts as are used primarily in the Business, as of the date of this Agreement (the “Material Contracts”):

(a)          Each partnership or joint venture Contract;

(b)         Each Contract materially limiting the right of a Company Entity to engage in or compete with any Person in any business or in any geographical area;

(c)          Each Contract providing for capital expenditures with an outstanding amount of unpaid obligations and commitments, as of the date hereof, in excess of $500,000;

(d)         Each Contract with respect to indebtedness for borrowed money, including letters of credit, guaranties, indentures, swaps and similar agreements, with an outstanding principal amount in excess of $250,000 or any financial guaranty for such indebtedness;

(e)          Each Contract for the employment of any officer, individual employee or other Person on a full time or consulting basis providing for base salary in excess of $150,000 per annum;

(f)          Each Contract pursuant to which a Company Entity licenses Company Intellectual Property to any Person or licenses Intellectual Property from any Person, excluding (i) licenses of commercially-available Software licensed for annual license fees of less than $100,000 and (ii) nonexclusive licenses granted to business relations of any Company Entity in the ordinary course of business (including licenses that arise as a matter of law by implication as a result of sales of products and services by the Company Entities);

(g)         Each vendor Contract that requires a Company Entity to make payments equal to more than $250,000 in any calendar year that is not terminable upon less than ninety (90) days prior written notice by such Company Entity;

(h)         any Contract that contains a “most favored nations” provision in favor of a third party or that limits the freedom of the Company Entities or any Subsidiaries thereof to purchase, sell, supply or distribute any product or service in any geographic area, other than any such limitation that would not have a Material Adverse Effect on the Business, taken as a whole;

(i)          any acquisition or divestiture Contract for the acquisition or divestiture by a Company Entity of any business or business line contemplating payments after the Balance Sheet Date (including the maximum amount of any “earn-out” or other contingent payment obligations) by or to the Company Entities and/or any Subsidiaries thereof in excess of $250,000;

(j)           any Contract with a Top Customer or Top Supplier (other than purchase orders entered into in the ordinary course of business);

(k)        Each Contract that contains a put, call or similar right pursuant to which any of the Company Entities or any Subsidiaries thereof would be required to purchase or sell, as applicable, any securities or assets of any Person at a purchase price which would reasonably be expected to exceed, or the fair market value of the securities or assets of which would be reasonably likely to exceed, $250,000;

(l)          any Contract providing for any mortgage or other Lien (other than any Permitted Lien) upon any Owned Real Property or other material assets of any of the Company Entities or any Subsidiaries thereof (other than the Debt Agreements or other Contracts under which Liens will be released on or prior to Closing);

(m)        any Contract under which, during the 12 months prior to the date of this Agreement, any of the Company Entities or any Subsidiary thereof has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, in each case, in an amount exceeding $250,000, any Person (other than the Company Entities or any Subsidiaries thereof and other than Intercompany Obligations with Affiliates that will be settled in full prior to Closing); and

(n)          any Contract with any Governmental Authority.

(i) Each of the Material Contracts is in full force and effect and is a legal, valid and binding agreement of the Company Entity or Subsidiary thereof party thereto and, to the Sellers’ Knowledge, of each counterparty thereof, in each case, subject only to the General Enforceability Exceptions, (ii) there is no default or breach by a Company Entity or, to the Sellers’ Knowledge, any other party thereto, in the timely performance of any obligation to be performed or paid thereunder or any other material provision thereof, in any such case that would have a Material Adverse Effect on the Business taken as a whole, (iii) to Sellers’ Knowledge, there does not exist any event, condition or omission that would constitute a breach or default (with or without notice or lapse of time or both) under any Material Contract on the part of the Company Entities or any Subsidiaries thereof, or any other party thereto, and (iv) the Seller Parties, the Company Entities and any Subsidiaries of the Company Entities have not received in the last 12 months written notice of material default or termination with respect to any Material Contract.  Accurate and complete copies of each Material Contract, together with any amendments thereto, in effect as of the date of this Agreement have been made available to Buyer, and the Seller Parties have made available to Buyer an accurate description of all material terms of any oral Material Contracts.

4.14       Customers and Suppliers.  Schedule 4.14 contains:

(a)          a true, complete and correct list of the top ten (10) customers of the Business (determined on the basis of revenues) for the twelve (12) month period ended on the Balance Sheet Date (“Top Customers”) showing the total volume and total dollar amount of gross and net sales for each customer; and

(b)          a list of the top ten (10) suppliers of the Business (determined on the basis of expenditure) for the twelve (12) month period ended on the Balance Sheet Date (“Top Suppliers”) showing the total dollar amount of purchases for each supplier.

Except as disclosed in Schedule 4.14, since the Balance Sheet Date, none of the Top Customers or Top Suppliers have terminated, cancelled or failed to renew any Contract with the Company Entities or ceased to do business with the Business (other than in the ordinary course of business) and no Top Customer or Top Supplier has notified the Seller Parties or Company Entities in writing that it intends to terminate, cancel, fail to renew or change any material terms upon which it will conduct business with the Business, or materially reduce its business relations with the Business.

4.15      Legal Proceedings.  As of the date of this Agreement, except as set forth on Schedule 4.15, there are no Actions pending or, to the Sellers’ Knowledge, threatened against the Company Entities or any Subsidiaries thereof that, individually or in the aggregate, has involved or would reasonably be expected to involve monetary remedies in excess of $500,000 or non-monetary remedies that would have a Material Adverse Effect on the Business, taken as a whole.  None of the Company Entities or any Subsidiaries thereof are named parties in any outstanding Order.

4.16      Intellectual Property.  Notwithstanding anything to the contrary contained in this Agreement (including any other representations and warranties contained in this Agreement), the representations and warranties in this Section 4.16 are the sole and exclusive representations and warranties relating to intellectual property matters of the Company Entities.

(a)        Schedule 4.16(a) sets forth all of the following registered Company Intellectual Property as of the date of this Agreement:  (i) Patents; (ii) registered Trademarks and applications therefor; (iii) registered Copyrights and applications therefor, and (iv) Domain Names.

(b)         The Company Entities have good and valid title to the Company Intellectual Property, free and clear of all Liens, other than Permitted Liens.  Except as set forth on Schedule 4.16(b), no Person is licensed under any of the Company Intellectual Property other than nonexclusive licenses granted to business relations of the Company Entities in the ordinary course of business (including licenses that arise as a matter of law by implication as a result of sales of products and services by the Company Entities).  The Company Entities have taken all commercially reasonable actions to maintain and protect the confidentiality of any material Trade Secrets included in the Company Intellectual Property.

(c)        The Company Intellectual Property is not the subject of any Action, and to the Sellers’ Knowledge, no Action is threatened against a Company Entity involving the Company Intellectual Property, except for office actions by the applicable Governmental Authorities in the normal course of prosecution efforts to register the Company Intellectual Property listed on Schedule 4.16(a).

(d)         To the Sellers’ Knowledge, (i) the conduct of the Business and the Company Intellectual Property does not infringe or otherwise violate the Intellectual Property of any other Person, (ii) no Company Entity has received any written notice of any claim within the three (3)-year period prior to the date of this Agreement alleging that the Company Intellectual Property infringes, misappropriates, violates or otherwise conflicts with any Intellectual Property right of any other Person and (iii) no Person is infringing, misappropriating, violating or otherwise conflicting with any Company Intellectual Property.

(e)         The Company Entities own, or have the valid and enforceable right to use pursuant to a license or permission all Intellectual Property necessary for the operation of the Business, as currently conducted and will continue to own or have such valid and enforceable rights immediately following the Closing.

(f)         To the Sellers’ Knowledge, all Software included in the Company Intellectual Property (i) performs in material conformance with its documentation, (ii) is free from any material software defect, and (iii) does not contain any virus, software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any computer, systems or Software.

(g)         To the Sellers’ Knowledge, the IT Assets operate and perform in all material respects as is necessary for the Business as currently conducted, and do not contain any material faults, viruses or hardware components designed to permit unauthorized access to or to disable or otherwise harm any computer systems or Software.  To the Sellers’ Knowledge, there has been no material failure of IT Assets in the past two (2) years which has not been fully resolved and no Person has gained unauthorized access to the IT Assets.

4.17       Insurance.  Schedule 4.17 sets forth, as of the date of this Agreement, all policies of insurance maintained by the Company Entities and covering the Company Entities and the Business (collectively, “Insurance Policies”). Except in each case as would not have a Material Adverse Effect on the Business, taken as a whole: (a) none of the Company Entities is in breach or default of any of the Insurance Policies, (b) each Insurance Policy is in full force and effect, (c) the Company Entities have complied with the terms and provisions of the Insurance Policies, (d) since January 1, 2018, none of the Company Entities have been refused coverage under any then-existing Insurance Policy, nor has its coverage been limited, by any insurance carrier, (e) each of the Insurance Policies is maintained with a scope and amount sufficient to satisfy all applicable Laws by which such Company Entity is bound and (f) since January 1, 2018 to the date of this Agreement, none of the Company Entities, Seller Parties or any other Person which maintains any such Insurance Policy have received any written notice of termination or cancellation or denial of coverage with respect to any Insurance Policy.

4.18       Labor and Employment Matters.

(a)         Except as set forth on Schedule 4.18(a), no Company Entity is a party to or subject to any collective bargaining agreements.  As of the date hereof, except as set forth on Schedule 4.18(a), to the Sellers’ Knowledge, (a) no labor union or other collective bargaining representative represents or claims to represent any of the employees of the Company Entities, and (b) there is no union campaign being conducted to solicit cards from employees to authorize a union to request a National Labor Relations Board certifications election with respect to the employees of the Company Entities.

(b)         Company Entities are, and for the past three (3) years have been, operating in material compliance with all applicable foreign, federal, state, provincial, county, municipal and local Laws relating to employment and labor, including Laws relating to employment standards, employment of minors, employment discrimination, health and safety, labor relations, wages and hours, workplace safety, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), harassment, retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), employee trainings and notices, workers’ compensation, employee leave issues, paid time off, the COVID-19 pandemic, affirmative action, unemployment insurance, and the payment and withholding of employment-related Taxes.

(c)        To the Sellers’ Knowledge, no current or former Business Continuing Employee or independent contractor is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, non-solicitation agreement, restrictive covenant or other obligation: (i) owed to the Company Entities, or (ii) owed to any third party with respect to such person’s right to be employed or engaged by a Company Entity.

(d)         Since January 1, 2018, the Seller Parties or the Company Entities have investigated all formal complaints of sexual harassment, or other discrimination, retaliation or policy violation allegations reported to management of the Company Entities or Seller Parties.  With respect to each such allegation with potential merit, the Seller Parties or Company Entity have taken prompt corrective action that, to the Sellers’ Knowledge, is reasonably calculated to prevent further improper action.  To the Sellers’ Knowledge, no material liability or reputational harm is reasonably likely to arise with respect to any such allegations.

(e)         Except as set forth on Schedule 4.18(e), no employee layoff, facility closure or shutdown, reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting Business Continuing Employees has occurred since March 1, 2020 or is currently contemplated, planned or announced, including as a result of the COVID-19 pandemic or any Law directive, guidelines or recommendations by any Governmental Authority in connection with or in response to the COVID-19 pandemic.  The Company Entities have not experienced any material employment-related liability with respect to the COVID-19 pandemic.

4.19       Environmental Matters.  Except as set forth on Schedule 4.19:

(a)          the Company Entities are and for the past three (3) years have been in material compliance with all applicable Environmental Laws;

(b)          there are no Actions or Orders pending or, to the Sellers’ Knowledge, threatened against the Company Entities under any applicable Environmental Law that would reasonably be expected to result in a material liability of the Business, taken as a whole;

(c)          (i) none of the Company Entities has generated, treated, stored, Released, transported or arranged for transportation or disposal of any Hazardous Material at, to or from any location except in material compliance with Environmental Laws and, (ii) there has been no Release by the Company Entities or, to the Sellers’ Knowledge, by any other Person at or under the Real Property, in the case of each of (i) and (ii) that is required by Environmental Laws to be investigated or remediated by the Company Entities or would reasonably be expected to give rise to a material liability of the Business, taken as a whole, pursuant to any Environmental Law;

(d)         except as has been resolved or as would not reasonably be expected to have a Material Adverse Effect on the Business taken as a whole, since January 1, 2018 or as is otherwise unresolved, none of the Company Entities have (i) received written notice under the citizen suit provisions of any Environmental Law or (ii) received any written notice of violation, demand, complaint or claim under any Environmental Law; and

(e)          all Material Permits required under any applicable Environmental Law that are necessary for the activities and operations of the Company Entities at the Real Property are currently effective;

(f)          none of the products manufactured, distributed, sold, marketed, serviced or repaired by any Company Entity or any predecessor has contained asbestos, and none of the Company Entities or their predecessors has been subject to any Action or claim arising from exposure to asbestos or other Hazardous Materials in connection with any product manufactured, distributed, sold, marketed, serviced or repaired with respect to the Business;

(g)          none of the Company Entities has contractually assumed or provided any indemnity for, any liability arising under any Environmental Law or relating to any Hazardous Material (except for Contracts entered into in the ordinary course of business, the primary purpose of which does not relate to liability under Environmental Laws); and

(h)         Seller Parties have made available to Buyer all material reports of any site assessments, studies, reviews, investigations, audits and other evaluations in their possession or control relating to environmental matters and containing material information relating to any of the Company Entities or their properties or operations or the Purchased Assets.

4.20       Conduct of Business.

(a)       Except for actions taken in connection with the process of selling the Company Entities (including preparing for and implementing the transactions contemplated by this Agreement) and except as set forth on Schedule 4.20, from the Balance Sheet Date until the date of this Agreement (x) the Company Entities have conducted the Business in the ordinary course of business consistent with past practice and (y) the Company Entities have not taken any of the actions set forth in Section 7.1.

(b)          From the Balance Sheet Date, there has not been a Material Adverse Effect on the Business, taken as a whole.

4.21      Internal Controls.  The Company Entities and any Subsidiaries thereof have implemented and maintain a system of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.  The Company Entities and any Subsidiaries thereof have implemented and maintain disclosure controls and procedures to ensure that material information relating to the Company Entities and any Subsidiaries thereof is made known to the appropriate officer of such Company Entity by others within such Company Entity or any Subsidiary thereof.  The Company Entities have disclosed, based on their most recent evaluation of internal controls over financial reporting prior to the date of this Agreement, to the Seller Parties’ or Company Entities’, as applicable, outside auditors and the audit committee of the Boards of the Seller Parties or such Company Entities, as applicable, (a) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that would be reasonably likely to materially and adversely affect the Company Entities’ ability to record, process, summarize and report financial information and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company Entities’ internal controls over financial reporting, and each such significant deficiency, material weakness or fraud so disclosed, if any, has been disclosed to Buyer in writing prior to the date of this Agreement.  The Company Entities have delivered to Buyer accurate and complete copies of all management letters and other material correspondence received from accountants of the Company Entities relating to the Financial Statements, accounting controls and all related matters since January 1, 2018 and prior to the date of this Agreement.  To Sellers’ Knowledge, there has been no incidence of fraud involving the Company Entities that involves any current or former director, officer, employee, agent, consultant or independent contractor of the Company Entities or any Subsidiaries thereof.

4.22       Cybersecurity and Data Privacy.

(a)         The Company Entities and any Subsidiaries thereof materially comply with, and have since January 1, 2018 materially complied with, (i) applicable Law relating to the rights of any Person with respect to Personal Information, including the Processing of Personal Information (collectively, “Privacy Law”), and (ii) external written data privacy policies of the Seller Parties, Company Entities and or any Subsidiaries of the Company Entities, as applicable, with respect to the Processing of Personal Information (“Company Privacy Commitments”).

(b)         The Company Entities and any Subsidiaries thereof have implemented and maintain reasonable written security procedures and practices designed to protect Personal Information processed by the Company Entities and any Subsidiaries thereof from loss, theft, unauthorized access, use, disclosure or modification.

(c)        Since January 1, 2018 to the date of this Agreement, to Sellers’ Knowledge, no material breach, security incident or violation of any data security policy in relation to any Personal Information Processed by or on behalf of the Company Entities and any Subsidiaries thereof has occurred or is threatened, and there has been no material unauthorized or illegal Processing of any such Personal Information.

(d)         From January 1, 2018 to the date of this Agreement, the Company Entities and any Subsidiaries thereof have not been named in any Action, nor have they received since January 1, 2018 any written notice, written communication, warrant, regulatory opinion, audit result or written allegation from a Governmental Authority or any other Person alleging or confirming material non-compliance by a Company Entity with a relevant requirement of Privacy Law or Company Privacy Commitments.

4.23       No Undisclosed Liabilities.  As of the date of this Agreement, except as set forth on Schedule 4.23, the Company Entities and any Subsidiaries thereof do not have any liabilities or obligations of any nature, whether accrued, contingent or otherwise, required to be disclosed on a balance sheet prepared in accordance with GAAP, except for those liabilities and obligations (a) reserved against, provided for or disclosed in the Financial Statements, (b) incurred in the ordinary course of business consistent with past practice following the Balance Sheet Date (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement or misappropriation), (c) for Taxes, which are addressed in Section 4.5, (d) under the executory portion of any Contracts (none of which is an executory obligation due to a breach of such Contracts or violation of Law) to which any of the Company Entities or any Subsidiaries thereof is a party, (e) incurred under this Agreement in connection with the transactions contemplated hereby or (f) that otherwise, individually or in the aggregate, are not material to the Business, taken as a whole.

4.24       Affiliate Transactions.  Schedule 4.24 sets forth a true, correct and complete list of all Contracts to which a Company Entity, on the one hand, and (a) any Seller Party or any of their respective Affiliates (other than a Company Entity), or (b) any officer or director of any such Seller Party or Affiliate (clauses (a) and (b) collectively, the “Related Persons”), on the other hand, are parties, other than intercompany service relationships for services described on Schedule 4.6(b) or intercompany payables or receivables that will be settled prior to Closing (“Affiliate Contracts”).

4.25       Intercompany Accounts.  Schedule 4.25 sets forth a true and complete description, as of June 30, 2021, of the intercompany loans between the Company Entities.  All intercompany trade accounts receivable and intercompany accounts trade payable between the Company Entities are settled in cash on customary trade terms.

4.26       Product Liability; Product Warranty; Recalls.  Except as would not have a Material Adverse Effect on the Business, taken as a whole:

(a)         none of the Company Entities has any liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product designed, manufactured, or sold by or on behalf of any of the Company Entities (each, a “Product”);

(b)         since January 1, 2018 (i) all Products have been processed, manufactured, and marketed in accordance with (A) the specifications and standards required by or contained in customer contracts or purchase orders, and (B) all applicable Law, and (ii) (A) there have been no material third party (1) product liability claims involving the Products made against the Company Entities in writing or (2) product warranty claims involving the Products made against the Company Entities in writing, except for the return, replacement or repair of products in the ordinary course of business pursuant to standard product warranties or contract terms; and

(c)          since January 1, 2018, there have been no mandatory recalls involving any products manufactured or sold by the Company Entities; provided, however, that a recall shall not include the return, repair or replacement of products in the ordinary course of business.

4.27      No Brokers.  Except for Robert W. Baird & Co. Incorporated no broker, finder or similar agent has been employed by or on behalf of the Seller Parties or the Company Entities, and no Person with which the Seller Parties or the Company Entities has had any dealings or communications of any kind is entitled to any brokerage commission or finder’s fee in connection with this Agreement or the transactions contemplated hereby and no Company Entity will have any liability or obligation for any such fees or expenses from and after the Closing.

4.28       No Other Representations and Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV AND IN ARTICLE V, THE SELLER PARTIES MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE SELLER PARTIES OR THE COMPANY ENTITIES OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND IF MADE, SUCH OTHER REPRESENTATIONS OR WARRANTIES MAY NOT BE RELIED UPON BY BUYER OR ANY OF ITS AFFILIATES AND REPRESENTATIVES.  BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS ARTICLE IV AND IN ARTICLE V, BUYER IS ACQUIRING THE EQUITY INTERESTS, THE PURCHASED ASSETS AND THE BUSINESS ON AN “AS IS, WHERE IS” BASIS.  THE DISCLOSURE OF ANY MATTER OR ITEM IN ANY SCHEDULE HERETO WILL NOT BE DEEMED TO CONSTITUTE AN ACKNOWLEDGMENT THAT ANY SUCH MATTER IS REQUIRED TO BE DISCLOSED.

ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER PARTIES

Except as set forth on the applicable Schedules (it being understood that any matter disclosed in any Schedule will be deemed to be disclosed on any other Schedule to the extent that it is reasonably apparent on its face that such disclosure is applicable to such other Schedule or Schedules), the Seller Parties represent and warrant to Buyer as of the date hereof and as of the Closing Date (or in respect of any representation or warranty made as of a specific date, as of such date) as follows:

5.1         Organization and Standing.  EnPro Holdings is a limited liability company, duly organized, validly existing and in good standing under the Laws of North Carolina.  Each Asset Seller is a corporation incorporated and validly existing and in good standing (or the equivalent thereof) under its governing Law and has not been discontinued or dissolved under such Law.

5.2         Authority, Validity and Effect.

(a)         Each Seller Party has the requisite power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and such other agreements and documents, the performance of such obligations and the consummation of the transactions contemplated herein and therein have been duly and validly authorized by all necessary action on the part of each Seller Party.  This Agreement has been duly authorized and validly executed and delivered by the Seller Parties and, assuming the due authorization, execution and delivery by Buyer, represents the legal, valid and binding obligation of the Seller Parties, enforceable against the Seller Parties in accordance with its terms, except as limited by the General Enforceability Exceptions.

(b)         The consummation of the transactions contemplated by this Agreement (a) is permitted by each Debt Agreement and will be permitted by each Debt Agreement as of the Closing Date and (b) would not result in a default or event of default pursuant to the terms of any Debt Agreement.

5.3         Capitalization.  The Equity Sellers own the outstanding Equity Interests of the Company Entities, free and clear of all Liens (other than (a) Liens under the Securities Act and applicable state laws or similar laws of foreign jurisdictions or (b) created or incurred by, or at the direction of, Buyer).

5.4        No Conflict; Required Filings and Consents.  Neither the execution and delivery of this Agreement by the Seller Parties or the other agreements and documents contemplated hereby to be executed and delivered by any Seller Party, nor the consummation by the Seller Parties of the transactions contemplated herein or therein, nor compliance by Seller Parties with any of the provisions hereof, will (i) conflict with or result in a breach of any provisions of the articles of incorporation, organization, formation, bylaws operating agreement or similar governing documents of the Seller Parties, (ii) except as set forth on Schedule 5.4, constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of a Lien upon any property or assets of the Seller Parties pursuant to any Contract to which a Seller Party is a party or by which a Seller Party may be subject, and that would, in any such event, have a Material Adverse Effect on the Business, taken as a whole, or (iii) violate any Order or Law applicable to the Seller Parties.

5.5         Anticorruption.

(a)        To the extent applicable to its ownership of the Purchased Assets or Company Entities or the operations or conduct of the Business, each Seller Party in the past five (5) years preceding the date hereof has operated the Business in compliance with the U.S. Foreign Corrupt Practices Act, the UK Bribery Act of 2010, and any other applicable anti-corruption Laws, except where the failure to be in compliance has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole.  To the extent applicable to its ownership of the Purchased Assets or Company Entities or the operations or conduct of the Business, no Seller Party, nor any officer, director or, to Sellers’ Knowledge, any other Person acting on behalf of any of the foregoing (to the extent applicable to the Purchased Assets or Company Entities or the operations or conduct of the Business) within the past five (5) years has, directly or indirectly: (a) paid, offered, authorized or received any unlawful bribe, kickback or other similar payment, (b) paid, offered or authorized the payment of money or anything of value to any Representative of an Governmental Authority (including any enterprise owned or controlled by a Governmental Authority) for the purpose of influencing any official act or decision or securing any improper advantage or (c) engaged in, offered or authorized any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, except in the case of each of clauses (a), (b) and (c), as has not had, individually or in the aggregate, a Material Adverse Effect on the Business, taken as a whole.

(b)        Within the past five (5) years, to the extent applicable to its ownership of the Purchased Assets or Company Entities or the operations or conduct of the Business, no Seller Parties have conducted any internal investigation, made any voluntary, directed, or involuntary disclosure to any Governmental Authority, or received any audit report, written communication from a Governmental Authority, or written whistleblower or other written complaint in each case, involving or alleging material violations of applicable anti-corruption Laws.

5.6         Trade Compliance.  Except as has not had a Material Adverse Effect on the Business, taken as a whole:

(a)        in the past five (5) years, to the extent applicable to its ownership of the Purchased Assets or the Company Entities or the operations or conduct of the Business, each Seller Party (i) has been in compliance in all material respects with all applicable sanctions, export control and import Laws and (ii) has not engaged in any conduct that is sanctionable under applicable sanctions or export control Laws;

(b)         to the extent applicable to its ownership of the Purchased Assets or the Company Entities or the operations or conduct of the Business, no Seller Party, and no director, officer or, to Sellers’ Knowledge, any other Person acting on behalf of any of the foregoing Persons (to the extent applicable to the Purchased Assets or the Company Entities or the operations or conduct of the Business), is a Person with whom dealings are prohibited or restricted under the sanctions or export control Laws of the United States, Canada, the United Kingdom, the European Union or any member state of the European Union, or the United Nations Security Council; and

(c)         within the past five (5) years, to the extent applicable to its ownership of the Purchased Assets or the Company Entities or the operations or conduct of the Business, no Seller Party and no Subsidiary of a Seller Party has conducted any internal investigation, made any voluntary, directed, or involuntary disclosure to any Governmental Authority, or received any audit report, written communication from a Governmental Authority, or written whistleblower or other written complaint in each case, involving or alleging violations of applicable sanctions, export control, or import Laws.

5.7         No Other Representations and Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE IV AND THIS ARTICLE V, THE SELLER PARTIES MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE SELLER PARTIES, THE COMPANY ENTITIES, THE BUSINESS, OR THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND IF MADE, SUCH OTHER REPRESENTATIONS OR WARRANTIES MAY NOT BE RELIED UPON BY BUYER OR ANY OF ITS AFFILIATES AND REPRESENTATIVES.  BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN ARTICLE IV AND IN THIS ARTICLE V, BUYER IS ACQUIRING THE EQUITY INTERESTS, THE PURCHASED ASSETS, AND THE BUSINESS ON AN “AS IS, WHERE IS” BASIS.  THE DISCLOSURE OF ANY MATTER OR ITEM IN ANY SCHEDULE HERETO WILL NOT BE DEEMED TO CONSTITUTE AN ACKNOWLEDGMENT THAT ANY SUCH MATTER IS REQUIRED TO BE DISCLOSED.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER GUARANTOR

Buyer and Granite Holdings represent and warrant to Seller Parties as of the date hereof and as of the Closing Date (or in respect of any representation or warranty made as of a specific date, as of such date) as follows:

6.1         Organization and Standing.

(a)         Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Delaware.  Granite Holdings is a limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its statutory seat in Amsterdam and registered with the trade register of the chamber of commerce (handelsregister van de Kamer van Koophandel) under number 74783238.

(b)         Buyer and Granite Holdings are each duly qualified to do business, and in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified.

6.2        Authority, Validity and Effect.  Each of Buyer and Granite Holdings has the requisite power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and such other agreements and documents, the performance of such obligations and the consummation of the transactions contemplated herein and therein have been duly and validly authorized by all necessary action on the part of Buyer and Granite Holdings.  This Agreement has been duly authorized and validly executed and delivered by Buyer and Granite Holdings and, assuming the due authorization, execution and delivery by the Seller Parties, represents the legal, valid and binding obligation of each of Buyer and Granite Holdings, enforceable against each such Person in accordance with its terms, except as limited by the General Enforceability Exceptions.

6.3         No Conflict; Required Consents.

(a)        Neither the execution and delivery of this Agreement by Buyer or Granite Holdings or the other agreements and documents contemplated hereby to be executed and delivered by Buyer or Granite Holdings, as applicable, nor the consummation by Buyer or Granite Holdings of the transactions contemplated herein or therein, nor compliance by Buyer or Granite Holdings with any of the provisions hereof, will (i) conflict with or result in a breach of any provisions of the certificate of formation or limited liability company agreement (or equivalent organizational documents) of Buyer or Granite Holdings, (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of any Lien upon any property or assets of pursuant to any Contract to which Buyer or Granite Holdings is a party or by which Buyer or Granite Holdings or any of Buyer’s or Granite Holdings’ properties or assets may be subject, and that would, in any such event, have a Material Adverse Effect on Buyer or Granite Holdings or (iii) violate any Order or Law applicable to either Buyer or Granite Holdings or any of their properties or assets.

(b)          No Consent is necessary for the consummation by Buyer of the transactions contemplated by this Agreement.

6.4         Independent Investigation; No Reliance.  In connection with its investment decision, Buyer and/or its representatives have inspected and conducted such reasonable independent review, investigation and analysis (financial and otherwise) of the Business as desired by Buyer.  The consummation of the transactions contemplated hereby by Buyer are not done in reliance upon any representation or warranty or omission by, or information from, the Seller Parties, the Company Entities or any of their respective Affiliates, employees or representatives, whether oral or written, express or implied, including any implied warranty of merchantability or of fitness for a particular purpose, except for the representations and warranties specifically and expressly set forth in ARTICLE IV and ARTICLE V (in each case, as modified by the Schedules), and Buyer acknowledges that the Seller Parties expressly disclaim any other representations and warranties.  Buyer further acknowledges that neither the Seller Parties nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company Entities, the Purchased Assets, the Assumed Liabilities, the Business or the transactions contemplated by this Agreement not specifically and expressly set forth in ARTICLE IV and ARTICLE V (in each case, as modified by the Schedules), and neither the Seller Parties nor any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer or its representatives or Buyer’s use of any such information, including any management presentation distributed on behalf of the Seller Parties or the Company Entities relating to Business or other publications or data room (including any electronic or “virtual” data room) information provided or made available to Buyer or its representatives, or any other document or information in any form provided or made available to Buyer or its representatives, including management presentations, in connection with the transactions contemplated hereby.

6.5       Investment Purpose.  Buyer is acquiring the Equity Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof.  Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.  Buyer acknowledges that the Equity Interests are not registered under the Securities Act of 1933, as amended, or any state or foreign securities laws, and that the Equity Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state and foreign securities laws and regulations, as applicable.  Buyer is able to bear the economic risk of holding the Equity Interests for an indefinite period (including total loss of its investment), and has (either alone or together with its advisors) sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

6.6         Financing.

(a)         Buyer has delivered to Seller Representative a true, complete and correct copy of a fully executed debt commitment letter, together with any related fee letters (in the case of the fee letters, redacted only for provisions related to fee amounts, flex terms, rates, pricing caps and other economic terms, none of which would reasonably be expected to adversely affect the availability of the Debt Financing or reduce the aggregate amount of the Debt Financing below the amount, together with any cash of Buyer and its Subsidiaries, to pay the Acquisition Amounts (as defined herein), in each case, on the Closing Date) (any such letter, the “Fee Letter”), dated as of the date hereof, by and between the Debt Financing Sources party thereto and Granite Holdings providing for debt financing as described therein (together, including all exhibits, schedules and annexes, as may be amended, restated, supplemented or replaced, in each case, in accordance with Section 7.12, the “Debt Commitment Letter”), pursuant to which, upon the terms and subject only to the conditions set forth therein, the Debt Financing Sources party thereto have agreed to lend the amounts set forth therein on the Closing Date (the “Debt Financing”).

(b)         As of the date hereof, the Debt Commitment Letter is in full force and effect and constitutes the valid, binding and enforceable obligations of Granite Holdings and, to the knowledge of Buyer, the other parties thereto, enforceable in accordance with its terms (subject to the General Enforceability Exceptions).  As of the date hereof, there are no conditions precedent or subsequent related to the funding of the full amount of the Debt Financing contemplated by the Debt Commitment Letter, other than the conditions precedent set forth in the Debt Commitment Letter (such conditions precedent, the “Financing Conditions”).

(c)         As of the date hereof, neither the Debt Commitment Letter nor the Fee Letter has been amended, waived, supplemented or modified in any manner, and the commitments contained therein have not been terminated, reduced, withdrawn or rescinded in any respect by Granite Holdings or, to the knowledge of Buyer, any other party thereto, and no such amendment, waiver, supplement, modification, termination, reduction, withdrawal or rescission is contemplated by Granite Holdings or, to the knowledge of Buyer, any other party thereto (except as set forth in the Fee Letter with respect to market flex provisions and except for amendments to add additional Debt Financing Sources thereto).

(d)        As of the date hereof, assuming that the conditions to the obligation of Buyer to consummate the transactions contemplated by this Agreement have been satisfied or waived, then Buyer has no reason to believe that (i) any of the Financing Conditions will not be satisfied on or prior to the Closing Date or (ii) the Debt Financing contemplated by the Debt Commitment Letter will not be available to Buyer on the Closing Date or at any time thereafter.

(e)          As of the date hereof, Granite Holdings is not in default or breach under the terms and conditions of the Debt Commitment Letter and no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach or a failure to satisfy a condition under the terms and conditions of the Debt Commitment Letters, in each case, by Granite Holdings.

(f)         As of the date hereof, there are no side letters, understandings or other agreements or arrangements relating to the Debt Commitment Letter or the Debt Financing to which Buyer or any of its Affiliates is a party that would reasonably be expected to adversely affect the Debt Financing contemplated by the Debt Commitment Letter in any respect, other than those set forth in the Debt Commitment Letter.

(g)         Buyer or an Affiliate thereof on its behalf has fully paid any and all commitment or other fees and amounts required by the Debt Commitment Letter to be paid on or prior to the date hereof.

(h)        Assuming the funding of the Debt Financing in accordance with the Debt Commitment Letter, Buyer will have at and as of the Closing Date sufficient available funds (including, for the avoidance of doubt, all available funds of the Company Entities (other than the Asset Sellers) and their Subsidiaries) to pay the Estimated Purchase Price, any payments to be made by Buyer pursuant to Section 2.5, any adjustments to the Estimated Purchase Price hereunder and all of the other fees, costs and expenses to be paid by Buyer under this Agreement (such amounts, collectively, the “Acquisition Amounts”).

(i)          Notwithstanding anything in this Agreement to the contrary (but subject to the applicable terms of this Agreement and satisfaction or waiver of the conditions to the obligation of Buyer to consummate the transactions contemplated hereby), in no event shall the receipt or availability of any funds or financing (including the Debt Financing contemplated by the Debt Commitment Letter) by or to Buyer or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Buyer hereunder.

6.7        Solvency.  Immediately after giving effect to the transactions contemplated by this Agreement, each of Buyer and the Company Entities (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its liabilities and that the present saleable value of its assets will not be less than the amount required to pay its probable liabilities as they become absolute and matured) and (b) will have adequate capital with which to engage in its business.

6.8       Legal Proceedings.  There is no Action pending that relates to this Agreement or the transactions contemplated hereby or, to the knowledge of Buyer, threatened against or affecting Buyer or any of its Affiliates that challenges the validity or enforceability of this Agreement or seeks to enjoin or prohibit consummation of, or seeks other material equitable relief with respect to, the transactions contemplated by this Agreement or that would reasonably be expected to impair or delay Buyer’s ability to consummate the transactions contemplated by this Agreement.

6.9        No Brokers.  No broker, finder or similar agent has been employed by or on behalf of Buyer, and no Person with which Buyer has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

6.10       Investment Canada Act.  Buyer is a “WTO investor” within the meaning of the Investment Canada Act.

6.11      No Other Representations and Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE VI BUYER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND IF MADE, SUCH OTHER REPRESENTATIONS OR WARRANTIES MAY NOT BE RELIED UPON BY SELLER PARTIES OR ANY OF THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES.  THE DISCLOSURE OF ANY MATTER OR ITEM IN ANY SCHEDULE HERETO WILL NOT BE DEEMED TO CONSTITUTE AN ACKNOWLEDGMENT THAT ANY SUCH MATTER IS REQUIRED TO BE DISCLOSED.

ARTICLE VII
COVENANTS AND AGREEMENTS

7.1        Interim Operations.  From the date of this Agreement until the Closing or the earlier termination of this Agreement, except (i) as set forth on Schedule 7.1, (ii) as contemplated by this Agreement, (iii) as required by applicable Law or any existing Contract or (iv) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed, or conditioned, and which will be deemed granted if Buyer does not respond to a request for consent within five (5) Business Days), the Seller Parties shall cause the Company Entities not to (it being understood and agreed that Garlock Canada shall only be restricted herein with respect to the Business):

(a)          incur any Company Debt, except for indebtedness incurred in the ordinary course of business under either lines of credit existing on the Balance Sheet Date or capitalized lease obligations;

(b)          except in the ordinary course, consistent with past practice, enter into any Contracts with any Affiliates of the Company Entities;

(c)         except as required to comply with the terms of any Employee Plan (including any Contract with any employee of the Business) or with applicable Law, (i) increase the base salary, bonus, severance, retention, change in control, termination pay, welfare or other compensation or benefits of any Business Continuing Employee (other than annual increases in base salary in the ordinary course consistent with past practice (including with respect to the timing thereof) for such employees), (ii) grant any severance, retention, sale or change in control bonus or termination pay to, or enter into or amend any severance, retention, termination, employment, consulting, bonus, change in control or severance agreement with, any Business Continuing Employee (other than with respect to amounts that will constitute Selling Expenses hereunder), (iii) grant any equity or equity-based compensation to any Business Continuing Employee, (iv) establish, adopt, enter into, amend or terminate any Employee Plan or collective bargaining agreement, or recognize any labor union or employee representative with respect to any current Business Continuing Employee, (v) hire or retain any Business Continuing Employee (other than hires to fill vacancies of Business Continuing Employees with annual base compensation of less than $150,000 in the ordinary course consistent with past practice) or (vi) terminate the service of any Business Continuing Employee with annual base compensation in excess of $150,000, other than for “cause”;

(d)          make any material change to its accounting methods, principles or practices, except as may be required by GAAP;

(e)          make any amendment to its certificate of organization or operating agreement (or equivalent organizational documents);

(f)          issue or sell any equity interests of the Company Entities, grant any other rights to purchase any equity interests of the Company Entities, or create any new classes of equity interests of the Company Entities;

(g)          (i) make, revoke or change any material Tax election, (ii) file any amended Tax Return, (iii) surrender any claim for a refund of a material amount of Taxes, (iv) consent to any extension or waiver of any limitation period with respect to any claim or assessment for Taxes, (v) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to a material amount of Taxes, or (vi) adopt or change any material Tax accounting principle, method, period or practice;

(h)          split, combine or reclassify outstanding equity, or declare, set aside or pay any non-cash dividend or non-cash distribution;

(i)          make any loans, advances or capital contributions or investments;

(j)          except in the ordinary course of business, consistent with past practice, sell, pledge, transfer, mortgage, dispose of or encumber any Purchased Assets or any assets (tangible or intangible) or businesses of any Company Entity in excess of $250,000 individually or $500,000 in the aggregate;

(k)          abandon, cancel, let lapse, relinquish or otherwise cause to expire any material registered IP of the Business;

(l)          enter into any Contract obligating any Company Entity or, with respect to any Contract or commitment that would constitute a Purchased Asset, obligate Buyer, to pay an amount in excess of $250,000 individually or $500,000 in the aggregate;

(m)         enter into any Contract for the purchase or lease (as lessor or lessee) of any material interest in Real Property;

(n)          waive, release, assign, settle or compromise any claims, liabilities or obligations arising out of, related to or in connection with litigation or other proceedings other than settlements of, or compromises for, any such litigation or other proceedings (i) funded, subject to payment of a deductible, by insurance coverage maintained by the Seller Parties, (ii) for less than $250,000 in the aggregate beyond any amounts reserved therefor on the Financial Statements or (iii) in which any of the Company Entities is the plaintiff and/or in which any of the Company Entities obtains a settlement and full release in such Company Entity’s favor;

(o)          enter into any Contract which would be required to be set forth on Schedule 4.13(a), or make any material amendments or modifications thereto;

(p)          make any material amendments or modifications to any Material Contract, which amendments would reasonably be expected to be adverse to the Business;

(q)          enter into any contract that would be a Material Contract (other than purchase orders in the ordinary course of business); or

(r)          agree in writing to take any of the actions described in clauses (a) through (q) above.

7.2         Reasonable Access; Confidentiality.

(a)        From the date hereof until the Closing or the earlier termination of this Agreement, except as determined by the Seller Parties in good faith (i) to be appropriate to ensure compliance with any applicable Laws or (ii) to reasonably be expected to violate the attorney-client privilege, other legal privilege or contractual confidentiality obligations, the Seller Parties shall cause the Company Entities to give Buyer and its representatives, upon reasonable advance written notice to Seller Representative, reasonable access, during normal business hours, to the employees, assets, properties, books, records and agreements of the Company Entities and the Seller Parties shall cause the Company Entities to permit Buyer to make such inspections (but excluding sampling or testing of the Environment) as Buyer may reasonably require and to furnish Buyer during such period with all such information relating to the Company Entity as Buyer may from time to time reasonably request; provided, that if the parties hereto are in an adversarial relationship in litigation or arbitration, the access provided by this Section 7.2(a) shall be subject to applicable rules relating to discovery.  Notwithstanding the foregoing, the parties agree that Garlock Canada shall only be required to provide access to Buyer hereunder to assets, properties, books, records, information and agreements primarily related to the Business.

(b)         Any information provided to or obtained by Buyer or its representatives pursuant to clause (a) above or pursuant to Section 7.12 hereof, will be subject to that certain Master Confidentiality Agreement, dated as of June 24, 2021, between Howden UK and Robert W. Baird & Co, Incorporated, as agent for EnPro Industries, Inc. (the “Confidentiality Agreement”), and must be held by Buyer and its representatives in accordance with and be subject to the terms of the Confidentiality Agreement, except that Buyer will be permitted to disclose such information to any financing sources or prospective financing sources and other financial institutions and investors that are or may become parties to the Debt Financing and that agree to keep such information confidential.

(c)         Buyer agrees to be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference.

(d)         After the Closing, the Seller Parties shall not use and hold and shall cause each of their Affiliates to hold, and each such Seller Party shall use its reasonable efforts to cause its and its Affiliates’ respective Representatives to hold, in confidence, unless required (on the advice of counsel) to disclose by Order or Law, all confidential documents and confidential information concerning the Purchased Assets, Company Entities or the Business, except to the extent that such information (a) is or becomes in the public domain other than as a result of disclosure by such Seller Party or its Affiliate or Representative in violation of this Agreement, (b) later becomes lawfully acquired by such Seller Party from sources not known to the Seller Party or its Affiliates or Representative to be bound by an obligation of confidentiality with respect thereto or (c) was or is independently developed by such Seller Party without reference to any such confidential documents or information.

7.3        Publicity.  Except as may be required to comply with the requirements of any applicable Law, no party will issue any press release or other public announcement relating to the subject matter of this Agreement or the transactions contemplated hereby without the prior written approval (which approval will not be unreasonably withheld or delayed) of, in the case of a press release or other public announcement by Buyer, Seller Representative and, in the case of a press release or other public announcement by the Seller Parties, Buyer.

7.4         Records.  With respect to the financial and other books and records and minute books of the Company Entities relating to matters on or prior to the Closing Date:  (a) for a period of five (5) years after the Closing Date, neither Buyer nor the Company Entities shall intentionally cause or permit their destruction or disposal without first offering to surrender them to the Seller Parties; and (b) where there is legitimate purpose, including, but not limited to, an audit of Seller Parties or their equity holders by the IRS or any other Taxing Authority, an Action involving Seller Parties or their equity holders (but not any Action involving Buyer or its Affiliates), to comply with financial reporting obligations, or a claim or dispute relating to this Agreement, Buyer shall allow Seller Parties and their representatives reasonable access to such books and records during regular business hours.

7.5         Indemnification.

(a)         Buyer shall not, and shall not permit any Company Entity to, amend, repeal or modify in a manner adverse to the beneficiary thereof any provision in such Company Entity’s organizational or governing documents or on any agreement relating to the exculpation or indemnification of, of advancement of expenses to, former officer and directors as in effect immediately prior to Closing.

(b)        Prior to the Closing Date, Buyer shall purchase a six (6)-year extended reporting period endorsement with respect to the directors’ and officers’ insurance policies in effect as of the Closing Date and maintain such endorsement in full force and effect for its full term; provided, however, that in no event shall Buyer be required to pay an annual premium for such policies in excess of 250% of the last annual premium paid prior to the date of this Agreement.

(c)          In the event that the Company Entities (other than CPI Canada and Garlock Canada) or any of their successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person, then, and in each such case, Buyer shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 7.5.

(d)        From and after the Closing Date, Buyer agrees that it will indemnify, defend, protect and hold harmless the Seller Parties and their Affiliates and their respective directors, officers, employees, stockholders from and against all Losses arising out of, relating to or resulting from the Purchased Assets and Assumed Liabilities (excluding any Losses arising out of, relating to or resulting from any Retained Liabilities) irrespective of whether such Losses attach or accrue to Seller Parties or Buyer in the first instance.

(e)         From and after the Closing Date, Seller Parties agree that they will indemnify, defend, protect and hold harmless Buyer and its Affiliates and their respective directors, officers, employees, stockholders from and against all Losses arising out of, relating to or resulting from the Excluded Assets or Retained Liabilities, irrespective of whether such Losses attach or accrue to Buyer or any Seller Party in the first instance.

(f)         The provisions of this Section 7.5 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other right to indemnification or contribution that any such Person may have by contract or otherwise.

(g)         As soon as reasonably practical after a party seeking indemnity under Section 7.5(d) or Section 7.5(e) (an “Indemnified Party”) has knowledge of a claim or potential claim covered by such section (an “Indemnified Claim”) (and in any event within 15 days after discovery of such Indemnified Claim), the Indemnified Party shall give written notice of such Indemnified Claim to the party who is obligated to indemnify for such Indemnified Claim (the “Indemnitor”); provided that the failure to timely provide such notice shall not release the Indemnitor from any obligation under this Section 7.5, except to the extent the Indemnitor is actually prejudiced by such delay.  In the event of any Indemnified Claim by a third party against an Indemnified Party for which indemnification is available hereunder, the Indemnitor shall have the right to assume and conduct the defense of such Indemnified Claim with counsel selected by the Indemnitor.  If the Indemnitor assumes the defense of such Indemnified Claim, the Indemnified Party shall have a reasonable opportunity to also participate in (but not control) the defense of such Indemnified Claim with its own counsel and at its own expense.  The Indemnitor shall be authorized to consent to a settlement of, or the entry of any judgment arising from any third party Indemnified Claim without the consent of the Indemnified Party, provided, that the Indemnitor shall (i) pay all amounts arising out of such settlement or judgment, (ii) obtain, as a condition to such settlement or other resolution, a complete release of any Indemnified Party affected by such third party Indemnified Claim and (iii) the settlement or compromise does not include or entail (A) the imposition of any consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or (B) any admission of liability or fault on the part of any Indemnified Party or its Affiliates.

7.6         Reasonable Efforts; Cooperation; Regulatory Filings.

(a)         Subject to the provisions of this Section 7.6, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as reasonably practicable, the transactions contemplated by this Agreement and to obtain satisfaction or waiver of the conditions precedent to the consummation of the transactions contemplated hereby, including obtaining all of the necessary Consents from Governmental Authorities and other third parties and the making of all filings and the taking of all steps as may be reasonably necessary to obtain Consent from, or to avoid an Action by, any Governmental Authority.

(b)        Buyer and, where applicable, the Seller Parties will, within fifteen (15) Business Days after the date hereof, make or cause to be made all filings and submissions under any Laws or regulations applicable to Buyer, Seller Parties and their respective Affiliates for the consummation of the transactions contemplated herein and, in each case, include in each filing or submission a request for early termination or acceleration of any applicable waiting or review periods, to the extent available under the applicable Laws or regulations.  Subject to applicable Laws relating to the exchange of information, each of Buyer and the Seller Parties will, to the extent reasonably practicable, have the right to review in advance, and consult with the other party on, all the information that appears in any such filings.  In exercising the foregoing right, Buyer and the Seller Parties will act reasonably and as promptly as practicable.  Buyer will pay all fees associated with all filings and submissions referred to in this Section 7.6(b).

(c)         Buyer and Seller Parties will comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Authority.  Buyer and, with prior consent of or at the request of Buyer, the Seller Parties, agree to take any and all actions that are reasonably necessary or advisable or as may reasonably be required by any Governmental Authority to consummate the transactions contemplated by this Agreement, including selling, licensing or otherwise disposing of, or holding separate and agreeing to sell, license or otherwise dispose of, any entities, assets or facilities; provided, however, that Buyer shall not be required to divest or otherwise dispose of Buyer or its Affiliates or any assets or equity interests of Buyer or its Affiliates.  Notwithstanding anything to the contrary contained in this Agreement, Buyer shall not be required to, and none of the Seller Parties shall, without the prior written consent of Buyer, take any action, or commit to take any action, or agree to any condition or limitation contemplated in this Section 7.6 that is not conditioned on the consummation of the transactions contemplated hereby.  Notwithstanding anything in the foregoing or in Section 7.6 or anything otherwise contained in this Agreement that may in any such case be deemed to the contrary, the parties hereto understand and agree that Buyer (including its Affiliates) shall not be required to take any action with respect to any entities, assets or facilities of the Company Entities that generated or represented an amount equal to seven and one-half percent (7.5%) or more of the Company Entities’ consolidated sales for the twelve (12) month period ending December 31, 2021.

(d)        Except as specifically required by this Agreement, Buyer will not take any action, or refrain from taking any action, the effect of which would be to materially delay or materially impede the ability of the parties hereto to consummate the transactions contemplated hereby.  Without limiting the generality of the foregoing, Buyer will not, and will not permit any of its Affiliates to, acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation could reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any permits, orders or other approvals of any Governmental Authority necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated hereby, (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise, or (iv) materially delay or prevent the consummation of the transactions contemplated hereby.  Notwithstanding anything in this Agreement to the contrary, Buyer shall, on behalf of the parties, control and lead all strategy for dealing with any other Governmental Authority under the HSR Act or any foreign merger control Laws, subject to its obligation, as outlined in this Section 7.6, to cooperate with and work with the Seller Parties in good faith.

(e)         Buyer and Seller Representative will keep each other apprised of the status of all filings and submissions referred to in Section 7.6(b), including promptly furnishing the other with copies of notices or other communications received by Buyer or Seller Parties (as applicable) in connection therewith.  Buyer, Seller Representative and Seller Parties will not permit any of their respective officers, employees or other representatives or agents to participate in any substantive meeting or conference with any Governmental Authority in respect of such filings and submissions unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate thereat.

7.7        Contact with Customers, Origination and Referral Sources and Other Business Relations.  Prior to the Closing, Buyer and its Affiliates and representatives will contact and communicate with the employees, customers, origination and referral sources and other business relations of the Business in connection with the transactions contemplated hereby only after prior consultation with and written approval of Seller Representative, which approval shall not be unreasonably withheld or delayed.

7.8         Plant Closings and Mass Layoffs.  Buyer shall not, and shall cause the Company Entities not to, take any action following the Closing that could result in WARN Act liability or similar liability under any other federal, state, local or foreign law.

7.9          Employees; Benefit Plans.

(a)        During the period commencing at the Closing and ending on the date which is 12 months from the Closing (or if earlier, the date of the employee’s termination of employment with the Company Entities), Buyer shall and shall cause the Company Entities (other than the Asset Sellers) to provide each employee of the Company Entities who remains employed immediately after the Closing (“Company Entity Continuing Employees”) with: (i) base salary or hourly wages that are no less than the base salary or hourly wages provided by the Company Entities immediately prior to the Closing; (ii) target bonus opportunities (excluding equity-based compensation), if any, that are no less than the target bonus opportunities (excluding equity-based compensation) provided by the Company Entities immediately prior to the Closing; (iii) retirement and welfare benefits (excluding any equity or equity-based, nonqualified deferred compensation, retention, incentive, bonus, change in control or transaction compensation and defined pension benefits or retiree health or welfare benefits) that are no less favorable in the aggregate to those provided by the Company Entities immediately prior to the Closing; and (iv) severance benefits that are no less favorable in the aggregate to the practice, plan or policy in effect for such Company Entity Continuing Employee immediately prior to the Closing.

(b)         Within a reasonable period of time (but not less than seven (7) calendar days) prior to the Closing Date, Buyer shall make an offer of employment, commencing as of the Closing Date to each employee of the Asset Sellers engaged in the Business (the “Canadian Business Employees”), which employees as of the date hereof are listed on Schedule 7.9(b), in the same job or position and location as in effect immediately prior to the Closing Date and at a salary or wage level, bonus opportunity, severance, retirement and welfare benefits (excluding any nonqualified deferred compensation, defined benefit pension benefits or retiree health or welfare benefits) that are no less favorable in the aggregate to the salary and wage level, bonus opportunity, severance, retirement and welfare benefits to which they were entitled immediately prior to the Closing Date. Canadian Business Employees who accept such offers of employment from Buyer are referred to herein as “Canadian Business Continuing Employees;” and collectively with the Company Entity Continuing Employees, as “Business Continuing Employees”.  The obligation of Buyer under this Section 7.9(b) to provide the specified conditions of employment relating to pay, severance and employee benefits shall continue for a period ending not earlier than 12 months following the Closing.

(c)         With respect to any employee benefit plan maintained by Buyer or its Subsidiaries (collectively, “Buyer Benefit Plans”) in which any Business Continuing Employees will participate effective as of the Closing, Buyer shall, or shall cause the Company Entities to, recognize all service of the Business Continuing Employees with the Company Entities as if such service were with Buyer, for vesting and eligibility purposes in any Buyer Benefit Plan in which such Business Continuing Employees may be eligible to participate after the Closing Date; provided, however, such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits or (ii) such service was not recognized under the corresponding Employee Plan.

(d)        Buyer and the Asset Sellers intend that the transactions contemplated by this Agreement should not constitute a separation, termination or severance of employment of any employee of the Asset Sellers who accepts an employment offer by Buyer that is consistent with the requirements of Section 7.9(b), including for purposes of any Employee Plan that provides for separation, termination or severance benefits, and that each such employee of the Asset Sellers will have continuous employment immediately before and immediately after the Closing.  Buyer shall be liable and indemnify and hold the Seller Parties harmless for any claims arising following Closing relating to the employment of any Business Continuing Employee.

(e)         This Section 7.9 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 7.9, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.9. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement.  The parties hereto acknowledge and agree that the terms set forth in this Section 7.9 shall not create any right in any employee or any other Person to any continued employment with the Company Entities, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

7.10       Taxes.

(a)         If not filed by the Company Entities prior to the Closing, Seller Representative shall prepare or cause to be prepared, and timely file or cause to be timely filed, all Tax Returns of the Company Entities (other than the Asset Sellers) for Pre-Closing Tax Periods the due date of which (taking into account extensions of time to file) is after the Closing Date other than any Tax Returns for a Straddle Period.  Seller Representative shall submit each such Tax Return (or substantially completed drafts of such Tax Returns) related to Income Taxes and any other material Tax Returns not related to the Asset Sellers to Buyer (i) at least thirty (30) days prior to the due date (taking into account any extensions) in the case of any Tax Return related to Income Taxes or (ii) within a reasonable period of time (and in any event no later than three (3) Business Days) before it is due in the case of any other material Tax Return for Buyer’s review and approval (which shall not be unreasonably withheld, conditioned or delayed) and shall consider in good faith any reasonable comments from Buyer to such Tax Returns.

(b)          Buyer shall prepare or cause to be prepared, and timely file or cause to be timely filed, all Tax Returns of the Company Entities (other than the Asset Sellers) for any Straddle Period.  Buyer shall submit each such Tax Return (or substantially completed drafts of such Tax Returns) related to Income Taxes and any other material Tax Returns to the Seller Representative (i) at least thirty (30) days prior to the due date (taking into account any extensions) in the case of any Tax Return related to Income Taxes or (ii) within a reasonable period of time (and in any event no later than three (3) Business Days) before it is due in the case of any other material Tax Return for the Seller Representative review and approval (which shall not be unreasonably withheld, conditioned or delayed) and shall consider in good faith any reasonable comments from Seller Representative to such Tax Returns.  Seller Parties (and Seller Representative) shall cooperate with Buyer and make available to Buyer any information reasonably requested by Buyer for the preparation of any Tax Return of any Company Entity (other than the Asset Sellers) for any Straddle Period.

(c)         All Tax Returns prepared and filed under Section 7.10(a) and Section 7.10(b) shall be prepared and filed in a manner consistent with the past procedures and practices and accounting methods of the Company Entities except as required by applicable law.  At least two (2) Business Days before the due date of any Tax Return not relating to the Asset Sellers prepared and filed under Section 7.10(a) or Section 7.10(b) Seller Representative shall pay to Buyer the amount shown as being due on such Tax Return that relates to the Pre-Closing Tax Periods to the extent such amount has not been included in the calculations of Working Capital or otherwise specifically identified as a reduction of the Purchase Price.

(d)         Except as required by Law or with the consent of Seller Representative (not to be unreasonably withheld, conditioned or delayed), after the Closing, Buyer and its Affiliates shall not, and Buyer and its Affiliates shall not permit the Company Entities (other than the Asset Sellers) to, (a) other than Tax Returns that are filed pursuant to Section 7.10(a) and Section 7.10(b), file or amend or otherwise modify any Tax Return relating to a Pre-Closing Tax Period or Straddle Period, (b) after the date any Tax Return filed pursuant to Section 7.10(a) or Section 7.10(b) is filed, amend or otherwise modify any such Tax Return, (c) make or change any Tax election or accounting method or practice that has retroactive effect to any Pre-Closing Tax Period or (d) make or initiate any voluntary contact with a Taxing Authority regarding any Pre-Closing Tax Period.

(e)         Notwithstanding any other provision of this Agreement, in the event the Seller Parties could become liable for any payment obligation due to any claim, audit, examination, administrative or court proceeding relating to any audits or assessments or other disputes regarding any Taxes or any Tax Return filed by the Company Entities (other than the Asset Sellers) with respect to Pre-Closing Tax Periods (including any Seller Indemnified Taxes) (including any settlement or disposition thereof) (a “Tax Proceeding”) other than with respect to a Straddle Period, the Seller Representative shall have the sole right in its discretion to elect to represent the interests of the Company Entities in such a Tax Proceeding; provided, that the Seller Representative shall keep Buyer reasonably informed with respect to any material developments related to such Tax Proceeding and Buyer shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Seller Representative; provided, further, that the Seller Representative shall not consent to the entry of any judgment, or settle, compromise or discharge any such claim, audit, examination, administrative or court proceeding without the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed) if such action would have the effect of increasing the present or future Tax liability or decreasing any present or future Tax asset of the Company Entities (other than the Asset Sellers), Buyer, or any of their respective Affiliates.  After the Closing, Buyer shall and shall cause the Company Entities (other than the Asset Sellers) to promptly notify the Seller Representative in writing upon receiving notice from any Taxing Authority of the commencement of any such Tax Proceeding, and Buyer shall take all action reasonably necessary (including providing a power of attorney) to enable the Seller Representative to exercise its control rights as set forth in this Section 7.10(e).  If the Seller Representative or its designee fails, after receiving notice from Buyer, to timely control any Tax Proceeding, Buyer or its designee shall control such Tax Proceeding.  In the case of any Tax Proceeding related to a Straddle Period, Buyer or its designee shall have the right to control such Tax Proceeding.  Buyer shall (i) keep the Seller Representative reasonably informed with respect to any material developments related to such Tax Proceeding, (ii) provide the Seller Representative with the right, at the Seller Representative’s sole expense, to participate in such Tax Proceeding (to the extent permitted by the applicable Taxing Authority) and (iii) not settle such Tax Proceeding without the prior written consent of the Seller Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(f)         Buyer shall and shall cause the Company Entities (other than the Asset Sellers) to and the Seller Parties and Seller Representative shall cooperate fully, as and to the extent reasonably requested by another party, in connection with the preparation and filing of Tax Returns pursuant to this Section 7.10 and any audit, litigation or other proceeding with respect to Taxes and the computation and verification of any amounts paid or payable under this Section 7.10 (including any supporting work papers, schedules and documents).  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Seller Parties and the Seller Representative and Buyer shall and shall cause the Company Entities (other than the Asset Sellers) to retain all books and records with respect to Tax matters pertinent to such Company Entities relating to any Tax periods and shall abide by all record retention agreements entered into with any Taxing Authority, and shall give the other parties reasonable written notice prior to transferring, destroying or discarding any such books and records prior to the expiration of the applicable statute of limitations for that tax period, and if the other party so requests, shall allow the other party to take possession of such books and records rather than destroying or discarding such books and records.

(g)        To the extent not included in the calculations of Working Capital or otherwise specifically identified as an increase to the Purchase Price, the Seller Parties shall be entitled to any Tax refunds (or credits in lieu of refunds) (net of Buyer’s reasonable costs and expenses in respect of the receipt or accrual of such refund or credit, to the extent not otherwise paid or reimbursed by the Seller Parties, including any Taxes resulting therefrom) that are received by Buyer or the Company Entities attributable to Taxes paid by the Company Entities with respect to any Pre-Closing Tax Period.  Buyer or an Affiliate of Buyer shall pay over to the Seller Representative (on behalf of the Seller Parties), or as directed by the Seller Representative, any such refund (or credit in lieu of refund) within fifteen (15) Business Days (or as soon as reasonably practicable thereafter) after receipt of such refund (or credit in lieu of such refund).  After the Closing, Buyer shall, at the reasonable request of the Seller Parties cause the Company Entities to work in good faith and use their commercially reasonable efforts to diligently prosecute any Tax refund claims in order to obtain any such Tax refunds or credits.

(h)         To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes within a Straddle Period, Taxes of the Company Entities based on or measured by income, gross or net sales, or payments or receipts shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period based on an interim closing of the books as of the close of business on the Closing Date and any other Taxes of the Company Entities shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period on a per diem basis.

(i)          Buyer, on the one hand, and the Seller Parties, on the other hand, shall each pay 50% of any transfer, documentary, sales, use, value added, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement imposed on Buyer, the Company Entities or Equity Sellers and their respective Affiliates as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), except for any GST/HST collectible in connection with the consummation of the transactions contemplated by this Agreement, which shall be entirely for the account of Buyer.  Unless the Asset Sellers and Buyer jointly agree to make the necessary Tax election(s) to effectively exempt such transfer from GST/HST, the Asset Sellers shall collect all applicable GST/HST from Buyer concurrently with the consideration upon which such GST/HST is calculated; provided however, the Asset Sellers shall indemnify Buyer up to fifty percent (50%) of the amount of any such GST/HST paid that is not recovered by the Buyer or its Affiliates through an offsetting Tax credit, refund or similar benefit prior to the second anniversary of the Closing Date.  Seller Representative agrees to cooperate with Buyer in the filing of any returns with respect to the Transfer Taxes, including promptly supplying any information in their possession that is reasonably necessary to complete such returns.

(j)          The parties hereto shall, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of the taxable period of the Company Entities (other than the Asset Sellers) for all Tax purposes.

(k)         To the extent permitted by applicable Law, for Tax purposes, the parties hereto agree to treat all payments made by Buyer to or for the benefit of the Seller Parties pursuant to this Section 7.10 as adjustments to the Purchase Price, except for payments of Transfer Tax made to the Asset Sellers pursuant to Section 7.10(i).  The parties hereto further agree that any income Tax deduction attributable to items included in Company Debt, Selling Expenses or Working Capital will be, to the extent supportable at a “more likely than not” or higher standard of confidence, taken into account in the Pre-Closing Tax Period ending on the Closing Date.

(l)          With respect to the transfer of the Purchased Assets from the Asset Sellers to Buyer, the following additional provisions shall apply:

(i)         At the request of the Buyer, the Asset Sellers shall each, along with Buyer, jointly make an election in the prescribed manner and within the prescribed time limits, to have the rules in subsection 20(24) of the Income Tax Act (Canada), and any equivalent or corresponding provision under applicable provincial or territorial tax legislation, apply to the obligations of the Seller Parties in respect of undertakings which arise from the operation of the Business and to which paragraphs 12(1)(a) and 12(1)(e) of the Income Tax Act (Canada) apply.  For the purposes of such election(s), Buyer and such Asset Seller shall, acting reasonably, jointly determine the elected amount and Buyer and such Asset Seller acknowledge that such Asset Seller is transferring assets to Buyer which have a value equal to such elected amount as consideration for the assumption by Buyer of such obligations of such Asset Seller.

(ii)         At the request of the Buyer, the Asset Sellers shall each, along with Buyer, jointly make an election in the prescribed manner and within the prescribed time limits, an election under Section 22 of the Income Tax Act (Canada), and any corresponding provisions of any applicable provincial income Tax legislation.  For the purposes of such elections, Buyer and such Asset Seller shall, acting reasonably, jointly determine the amount that the parties shall designate as the portion of the Purchase Price allocable to the Purchased Assets that are accounts receivables in respect of which such elections are made.  For greater certainty, such Asset Seller and Buyer agree to prepare and file their respective Tax Returns in a manner consistent with such election.

(iii)        The Asset Sellers and Buyer agree that the non-competition undertakings granted by the Asset Sellers are granted to maintain or preserve the fair market value of the goodwill included with the Purchased Assets acquired by Buyer under this Agreement.  The Asset Sellers and Buyer further acknowledge and confirm that no amount of proceeds is received or receivable by the Asset Sellers for granting the non-competition undertakings or any other covenant of the Asset Sellers contained in this Agreement.  The Asset Sellers and Buyer undertake to make joint elections with respect to such restrictive covenants in prescribed form pursuant to subsection 56.4(7) of the Income Tax Act (Canada) and any provincial equivalent to apply subsection 56.4(5) of the Income Tax Act (Canada) or any provincial equivalent.

(iv)       Buyer, the Asset Sellers and their respective Affiliates shall cooperate in good faith to determine whether the election provided for in paragraph 167(1)(b) of the Excise Tax Act (Canada) (the “ETA”) to have subsection 167(1.1) of the ETA apply to the sale and purchase of the Purchased Assets is available.  At the request of Buyer, the Asset Sellers shall each, along with Buyer, jointly make such election.  Buyer shall file the election within the time prescribed by subsection 167(1.1) of the ETA.  Notwithstanding anything else in this Agreement, Buyer shall, at all times, indemnify and hold harmless the Asset Sellers, their directors, officers, and employees against and in respect of any and all amounts assessed by any Taxing Authority as a consequence of its determining, for any reason, that the election contemplated by this Section 7.10(l)(iv) is inapplicable, invalid, or not properly made, subject to the indemnification obligation provided in Section 7.10(i) from the Asset Sellers to the Buyer or its Affiliates.

(v)          Buyer (or its assignee that will purchase the Purchased Assets) is or will be as of Closing, registered pursuant to Part IX of the ETA.

(m)         With respect the transfer of the Equity Interests in CPI Germany from Garlock Germany to Buyer, the following additional provisions shall apply:

(i)         Garlock Germany and CPI Germany entered into a profit and loss pooling agreement on 22/27 July, 2009 (the “German PLPA”).  According to clause 3.3 of the German PLPA, it can be terminated by either party for cause (aus wichtigem Grund), if Garlock Germany no longer has control over CPI Germany.  The Seller Parties shall procure that Garlock Germany will effectively terminate the German PLPA on the Closing Date by reference to said clause promptly after the transfer of the equity interests in CPI Germany to the Buyer (or an assignee of Buyer) with immediate effect.  The parties shall do everything necessary to ensure that the termination of the German PLPA is recorded in the relevant commercial register without undue delay after the Closing Date.

(ii)         Any amount owed pursuant to Section 302 of the German Stock Corporation Act (Aktiengesetz – “AktG”), or any provision under the German PLPA, by Garlock Germany vis à vis CPI Germany, for the period from January 1, 2021 until the termination of the German PLPA takes effect (the “PLPA Transitional Period”) (such claim, together with any accrued interest thereon, a “PLPA Loss Compensation Claim”) shall be settled by Garlock Germany by way of actual payment in cash to CPI Germany in compliance with German Tax Law.  Any amount owed pursuant to Section 301 AktG, or any provision under the German PLPA, by CPI Germany vis à vis Garlock Germany, for the PLPA Transitional Period (such claim, together with any accrued interest thereon, a “PLPA Profit Transfer Claim”) shall be settled by CPI Germany by way of actual payment in cash to Garlock Germany in compliance with German Tax Law, and the Buyer shall procure that CPI Germany makes such settlement.  In any event, all cash payments are to be made within three (3) Business Days after the Seller Representative and the Buyer have been provided with the interim balance sheet to be prepared in accordance with German law as of the date the termination of the German PLPA takes effect.

(iii)        Concurrently (Zug um Zug) with the settlement by Garlock Germany of a PLPA Loss Compensation Claim pursuant to Section 7.10(m)(ii), the Buyer shall reimburse Garlock Germany by way of actual payment in cash in an amount equal to the amount of the PLPA Loss Compensation Claim settled by Garlock Germany.  Concurrently (Zug um Zug) with the settlement by CPI Germany of a PLPA Profit Transfer Claim pursuant to Section 7.10(m)(ii), Garlock Germany shall reimburse the Buyer by way of actual payment in cash in an amount equal to the amount of the PLPA Profit Transfer Claim settled by CPI Germany, including, for the avoidance of doubt, any withholding tax on the PLPA Profit Transfer Claim or parts thereof which have been withheld on behalf of Garlock Germany, if applicable.

(iv)        Buyer shall indemnify Garlock Germany in case any collateral Garlock Germany is obliged to provide under Section 303 of the German Stock Corporation Act (AktG) results in any payments to be made to creditors of CPI Germany, to the extent that the obligation to provide collateral relates to the claim of a creditor (x) that came into existence or became due after the transfer (Übergang) of the Equity Interests in CPI Germany to the Buyer or (y) that came into existence or became due before the transfer of the Equity Interests in CPI Germany to the Buyer and such claim was taken into account in a downward adjustment of the Purchase Price.

(v)          The parties agree that the tax group for German corporate income tax and trade tax purposes (ertragsteuerliche Organschaft) (the “German Tax Group”) with Garlock Germany, as the German Tax Group parent, and CPI Germany is terminated effective as of December 31, 2020 as a result of the transactions contemplated under this Agreement.

(vi)        If the Closing is delayed after December 31, 2021 and upon the Seller Representative’s written request to Buyer, the parties agree to reasonably cooperate to provide for the termination of the PLPA and the German Tax Group such that both the PLPA and the German Tax Group remain in effect for the period ending December 31, 2021.

(vii)       Each of the parties agrees to use reasonable best efforts, and to assist and cooperate with the other parties to fulfill applicable VAT rules and regulations with regard to the German VAT group of which CPI Germany is a member existing until the Closing Date.

(n)         With respect to the transfer of the Equity Interests in CPI France from Coltec France to Buyer which is subject always to the delivery of the Notice of Exercise of Put Option, the following additional provisions shall apply:

(i)         The parties agree that CPI France will retroactively leave the French tax consolidated group (the “French Tax Group”) with Coltec France, as the common parent, with effect as from the beginning of the fiscal year during which the Closing occurs.  For example, if the Closing occurs in December 2021 then CPI France will leave the French Tax Group from January 1, 2021, and will then be taxable on a stand-alone basis on its tax year ending December 31, 2021.

(ii)         In connection with the Closing, the parties agree that an exit agreement (the “French Exit Agreement”) will be entered into between CPI France and Coltec France, in a form reasonably satisfactory to Buyer, that will provide for the cancellation and replacement of the tax consolidated agreement concluded between Coltec France and CPI France on September 27, 2013, and legally effective since January 1st 2013, notwithstanding the fact that the latter will be in any case automatically terminated as from the Closing Date.  The French Exit Agreement will provide that:

(A)          no indemnification will be due by CPI France to Coltec France in the case of a supplementary income tax burden levied at the level of Coltec France as the head of the French Tax Group in the case of an adjustment of the taxable result of CPI France for years in which it was a part of the French Tax Group; and

(B)          Coltec France will bear all Taxes that are Seller Indemnified Taxes and the French Exit Agreement will be consistent with the principles of Section 7.10(q).

(o)         With respect to the transfer of the Equity Interests in CPI UK from UK Seller to Buyer, Buyer shall procure that (except where requested in writing by the Seller Representative) no voluntary action is taken by any Company Entity, Buyer or any Affiliate of Buyer after Closing (whether by disclaiming any relief, withdrawing or revoking any claim or consent or otherwise) which would or is likely either to prejudice or reduce the availability of any relief surrendered or to be surrendered to a Seller Party or any of their Affiliates or otherwise adversely affect the Tax position of any Seller Party or any of their Affiliates.

(p)        The Seller Parties shall cause all Tax sharing or indemnification agreements (other than agreements entered into in the ordinary course of business, the primary purpose of which is not the allocation or sharing of Taxes) between or among the Seller Parties or any of their Affiliates (other than the Company Entities), on the one hand, and the Company Entities, on the other hand, to terminate on or before the Closing Date, which (if applicable) may have retroactive effect for Tax purposes as agreed hereunder.

(q)          The Seller Parties shall indemnify, defend and hold harmless Buyer and its Affiliates from and against any and all Losses arising from or related to (a) Taxes for Pre-Closing Tax Periods (i) imposed on any of the Company Entities or with respect to the Purchased Assets or (ii) for which any of the Company Entities is liable pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, (b) any Taxes of the Seller Parties for any taxable period and (c) any Taxes that relate to the Excluded Assets or Retained Liabilities (any such Taxes, “Seller Indemnified Taxes”); provided, that for the avoidance of doubt, Seller Indemnified Taxes shall not include any Transfer Taxes for which Buyer is liable under Section7.10(i).

7.11       Performance Bonds and Guarantees.

(a)         Not later than ten (10) days prior to the Closing, Seller Representative shall preliminarily advise Buyer, and not later than two (2) Business Days prior to the Closing, Seller Representative shall advise Buyer in writing of all performance bonds, surety bonds, bank guarantees, letters of credit and/or corporate guarantees given by the Seller Parties or their Affiliates remaining outstanding on the Closing Date with respect to which Seller Parties or their Affiliates may have any liability after the Closing (each, a “Closing Date Seller Guarantee” and, collectively, the “Closing Date Seller Guarantees”).

(b)          Buyer shall use its reasonable best efforts to replace or backstop any such Closing Date Seller Guarantee as promptly as reasonably practicable following the Closing.

(c)          With respect to each Closing Date Seller Guarantee that is not replaced or backstopped pursuant to Section 7.11(b) by the Closing Date, Seller Parties shall use their reasonable best efforts to, and shall cause their respective Affiliates (including EnPro Industries, Inc.) to use their reasonable best efforts to, cause each such Closing Date Seller Guarantee to remain outstanding through the date that such Closing Date Seller Guarantee is scheduled to expire in accordance with its terms; provided that Buyer shall use reasonable best efforts to cause Buyer or one of its Affiliates to be substituted in all respects for the applicable Seller Party (or its applicable Affiliate) in respect of all obligations of such Seller Party or such Affiliate under each Closing Date Seller Guarantee, effective as of the first expiration of the term of each such Closing Date Seller Guarantee having automatically renewing terms (it being understood and agreed that upon the expiration of a Closing Date Seller Guarantee, no Seller Party or any of its Affiliates shall have any further liabilities or obligations with respect to such Closing Date Seller Guarantee).

(d)          For so long as any Closing Date Seller Guarantees remain outstanding after the Closing Date, (i) Buyer shall indemnify, defend and hold harmless the Seller Parties and their Affiliates for any Losses arising from or relating to such Closing Date Seller Guarantees for the period beginning immediately following the Closing and (ii) Buyer shall not permit any of the Company Entities or any of their respective Subsidiaries or Affiliates to (A) renew or extend the term of, (B) increase its or their obligations under, (C) transfer to another third party or (D) amend in any manner, any such Closing Date Seller Guarantee.  To the extent that Seller Parties or their Affiliates have performance obligations under any Closing Date Seller Guarantee, Buyer shall (x) perform in all respects such obligations on behalf of Seller Parties and their Affiliates or (y) otherwise use reasonable best efforts to take such actions as reasonably requested by Seller Parties so as to put Seller Parties and their Affiliates in the same position as if Buyer, and not a Seller Party or an Affiliate thereof, had performed or were performing such obligations.

7.12        Financing and Financing Cooperation.

(a)         Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable or proper to arrange and obtain the Debt Financing contemplated by the Debt Commitment Letter on or prior to the Closing Date on the terms and conditions described in the Debt Commitment Letter, including to: (i) maintain in effect the Debt Commitment Letter and any Definitive Financing Agreements in accordance with their terms until the funding of the Debt Financing to Granite Holdings and/or its Subsidiaries on the Closing Date; (ii) satisfy on a timely basis all conditions to the funding of the Debt Financing set forth in the Debt Commitment Letter and the Definitive Financing Agreements applicable to Buyer or one or more of its Affiliates that are within its control; (iii) negotiate and enter into definitive debt financing agreements on the terms and conditions contemplated by the Debt Commitment Letter and the Fee Letter (including, if necessary, any “flex” provisions) (the “Definitive Financing Agreements”); and (iv) subject to the satisfaction or waiver of the Financing Conditions, cause the Debt Financing Sources to consummate the Debt Financing, and fund the amounts thereunder on the Closing Date.  Buyer shall keep Seller Representative reasonably informed on a current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing.  Buyer shall give Seller Representative prompt written notice after the occurrence of any of the following: (A) any material breach or material default by any party to the Debt Commitment Letter or definitive agreements related to the Debt Financing of which Buyer becomes aware; (B) the receipt by Buyer of any written notice or written communication from any Debt Financing Source with respect to any actual or potential breach, default, termination or repudiation by any party to the Debt Commitment Letter or any definitive agreements related to the Debt Financing of any provisions of the Debt Commitment Letter or such definitive agreements;  (C) if for any reason, Buyer at any time believes it will not be able to obtain all or any portion of the Debt Financing in an amount sufficient to consummate the transactions contemplated by this Agreement; and (D) any fact, change, event or circumstance that would reasonably be expected to prevent or materially delay or impede the consummation of the Debt Financing contemplated by the Debt Commitment Letter.  In the event that all conditions contained in the Debt Commitment Letters have been satisfied and Buyer is required to consummate the transactions contemplated by this Agreement, Buyer shall use its commercially reasonable efforts to cause each Debt Financing Source to fund its respective committed portion of the Debt Financing required to consummate the transactions contemplated by this Agreement and to pay related fees and expenses on the Closing Date.

(b)         Prior to the Closing, Buyer shall not agree to or permit any termination, amendment, replacement, supplement or other modification of, or waive any of its rights, provisions or remedies under, the Debt Commitment Letter or Definitive Financing Agreements without Seller Representative’s prior written consent; provided that Buyer may, without Seller Representative’s prior written consent, (i) enter into any amendment, replacement, supplement or other modification to or waiver of any provision of the Debt Commitment Letter or Definitive Financing Agreements that would not, and would not reasonably be expected to, reduce the aggregate amount of the Debt Financing below an amount, together with any available cash of Buyer and its Subsidiaries, required to pay the Acquisition Amounts, or prevent, materially delay or impede the consummation of the Debt Financing contemplated by the Debt Commitment Letter; and (ii) amend, replace, supplement or otherwise modify the Debt Commitment Letter to add lenders, lead arrangers, book runners, syndication agents or similar entities that had not executed the Debt Commitment Letter as of the date hereof so long as any such addition would not reasonably be expected to prevent, materially delay or impede the consummation of the Debt Financing contemplated by the Debt Commitment Letter, but only, with respect to the foregoing clauses (i) and (ii), to the extent doing so would not (x) impose new or additional conditions or expand, amend or modify any existing condition to the receipt and availability of the Debt Financing in a manner that would reasonably be expected to prevent or materially delay or impede the ability of Buyer to consummate the Closing or (y) adversely impact the ability of Granite Holdings to enforce its rights against the Debt Financing Sources under the Debt Commitment Letter.  Upon any such amendment, replacement, supplement or modification, the term “Debt Commitment Letter” and “Definitive Financing Agreement” shall mean the Debt Commitment Letter or Definitive Financing Agreement, as applicable, as so amended, replaced, supplemented or modified.  Buyer shall promptly deliver to Seller Representative copies of any such amendment, replacement, supplement or other modification of the Debt Commitment Letter or Definitive Financing Agreement.

(c)         If all or any portion of the Debt Financing becomes unavailable, or any of the Debt Commitment Letter or Definitive Financing Agreements shall be withdrawn, repudiated, terminated or rescinded for any reason, then Buyer shall use its commercially reasonable efforts to (i) arrange and obtain from the same or alternative financing sources, alternative financing in an amount sufficient to, when added to available cash of Buyer and its Subsidiaries and the available portion of the Debt Financing, consummate the transactions contemplated by this Agreement and pay the Acquisition Amounts upon terms and conditions not materially less favorable to Buyer and its Affiliates than those in the Debt Commitment Letter or Definitive Financing Agreements and (ii) obtain one or more new financing commitment letters with respect to such alternative financing (the “New Debt Commitment Letters”).  Buyer shall promptly deliver to the Seller Representative copies of any executed New Debt Commitment Letters.  In the event any alternative financing is obtained in accordance with this Section 7.12(c) (“Alternative Financing”), references in this Agreement to the Debt Financing shall also be deemed to refer to such Alternative Financing, and references in this Agreement to the Debt Commitment Letter and the Definitive Financing Agreements shall also be deemed to refer to any New Debt Commitment Letters and definitive financing agreements relating to such Alternative Financing, and all obligations of Buyer pursuant to this Section 7.12 shall be applicable thereto to the same extent as Buyer’s obligations with respect to the Debt Financing.

(d)         Seller Parties shall use their commercially reasonable efforts to, and shall use their commercially reasonable efforts to cause their Subsidiaries and Affiliates (including EnPro Industries, Inc.) and their respective Representatives to, provide such cooperation on a timely basis as is reasonably requested by Buyer and the Debt Financing Sources to assist Buyer in obtaining the Debt Financing on the terms and conditions described in the Debt Commitment Letter.  Such commercially reasonable cooperation shall include Seller Parties and their Subsidiaries and Affiliates (including EnPro Industries, Inc.) using commercially reasonable efforts to take the following actions (in each case, to the extent applicable with respect to the Debt Financing):

(i)          making appropriate officers, including officers with appropriate seniority and expertise, available for participation at reasonable times in a reasonable number of meetings, lender presentations, due diligence sessions, meetings with prospective lenders and ratings agencies and road shows, in each case in connection with the Debt Financing and only to the extent customarily needed for financings of the type contemplated by the Debt Commitment Letter;

(ii)          providing reasonable assistance in the preparation of bank information memoranda (including a bank information memorandum that does not include material non-public information), rating agency presentations and any similar documents, including the consent to the reasonable and customary use of the Company Entities’ and their Subsidiaries’ logos in connection with the Debt Financing (and will, upon request of Buyer, provide Buyer with electronic versions of such logos for such use), provided that Buyer shall ensure that such logos will not be used in a manner reasonably likely to harm or disparage the reputation or goodwill of the Company Entities;

(iii)        assisting Buyer in its negotiation, preparation, execution and delivery of any definitive financing documents as may be reasonably requested by Buyer or any Debt Financing Source (it being understood that such documents will not take effect until the Closing), including guarantee, pledge, security and collateral documents and providing Buyer with any information reasonably necessary to complete customary closing and perfection certificates as may be required in connection with the Debt Financing and other customary definitive financing documents or other customary documents as may be reasonably requested by Buyer;

(iv)       facilitating the preparation, execution and delivery of documents and other items needed to facilitate the creation and perfection of liens securing the Debt Financing (it being understood that such documents will not take effect until the Closing), including mortgages, original stock certificates and original stock powers (or, if any, similar documents for limited liability companies and foreign entities) in connection with the Debt Financing (including providing copies thereof prior to the Closing Date) on or prior to the Closing Date, assisting with the procurement of insurance endorsements from the insurance policy underwriters of Company Entities and any of their Subsidiaries on or prior to the Closing Date and taking reasonable actions necessary or appropriate to permit Buyer to evaluate Company Entities’ and any of their Subsidiaries’ assets and liabilities and contractual arrangements for purposes of establishing guarantee and collateral arrangements;

(v)         as promptly as reasonably practicable (A) furnishing Buyer and the Debt Financing Sources with the Required Information and (B) informing Buyer if to Seller’s Knowledge, there are facts that would likely require the restatement of such financial statements for such financial statements to comply with GAAP;

(vi)         providing information required for Buyer to prepare pro forma financial information and projections required to be delivered pursuant to the Debt Commitment Letter (provided that Seller Parties and their Subsidiaries shall have no obligation to prepare or provide any pro forma financial statements or projections);

(vii)        cooperating with due diligence and investigation with respect to the Debt Financing;

(viii)      cooperating in satisfying the conditions precedent in the Debt Commitment Letter and the definitive debt documents, in each case to the extent that the satisfaction of such conditions requires the cooperation of, or is within the control of, Seller Parties and any of their Subsidiaries;

(ix)         assisting Buyer in obtaining environmental assessments, surveys and title insurance to the extent required in connection with the Debt Financing;

(x)        requesting its independent accountants to provide reasonable and customary assistance and cooperation to Buyer, including requesting their participation in accounting diligence sessions and requesting that they agree that Buyer may use their audit reports relating to the Business;

(xi)         assisting Buyer in obtaining corporate and facilities ratings in connection with the Debt Financing and reasonably cooperating with the marketing efforts of Buyer and Debt Financing Sources;

(xii)        executing and delivering customary authorization letters with respect to the Debt Financing from a senior officer of the applicable Company Entity(ies);

(xiii)      reasonably promptly and at least three (3) Business Days prior to the Closing Date, providing all documentation and other information about the Company Entities that is requested by any Debt Financing Source at least ten (10) Business Days prior to the Closing with respect to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, and beneficial ownership rules;

(xiv)      periodically updating any Required Information provided to Buyer as may be necessary so that such Required Information (i) is Compliant and (ii) meets the applicable requirements set forth in the definition of “Required Information”; and

(xv)       agreeing, notwithstanding any other provision set forth herein or in any other agreement between Buyer and Seller Parties (or their Affiliates) to the contrary, that Buyer may share customary projections with respect to the Company Entities and the Business with the Debt Financing Sources, and that Buyer and such Debt Financing Sources may share such information with other potential Debt Financing Sources in connection with any marketing efforts in connection with the Debt Financing; provided that the recipients of such information and any other information contemplated to be provided by the Seller Parties or any of their Subsidiaries agree to customary confidentiality agreements, including “click through” confidentiality agreements and confidentiality provisions contained in customary bank books and offering memoranda.

No obligations of the Seller Parties or any of their Subsidiaries or Affiliates or any of their respective officers, directors, employees and agents or other Representatives under any certificate, document or instrument delivered pursuant to this Section 7.12(d) (other than with respect to customary authorization letters) shall be required to be effective until the Effective Time. Upon reasonable request of the Seller Representative, the Seller Parties and their legal counsel will be given reasonable opportunity to review and comment upon any bank information memorandum or similar documents, any rating agency materials or any other materials which are being delivered to any Person not affiliated with Buyer that are prepared in connection with the Debt Financing after the date hereof, that include information about the Company Entities or their Subsidiaries.  In addition, notwithstanding anything in this Section 7.12 to the contrary, in fulfilling its obligations pursuant to this Section 7.12, (1) none of the Seller Parties, their Subsidiaries or its or their respective officers, directors, employees and agents or other Representatives shall be required to (A) waive or amend any terms of this Agreement, pay any commitment or other fee, provide any security or incur any liability or obligation in connection with the Debt Financing or any other financing, in each case, prior to the Effective Time, (B) take or permit the taking of any action that would reasonably be expected to conflict with, result in any violation or breach of, or default (with or without lapse of time, or both) under, the organizational documents of any Seller Party or any of its Subsidiaries, or any applicable Law or material Contracts of any Seller Party or any of its Subsidiaries, (C) provide any cooperation that would unreasonably interfere with the ongoing operations of the Seller Parties and their Subsidiaries, (D) adopt resolutions or consents or approve or authorize the execution of or enter into the Debt Financing or the Definitive Financing Agreements that are effective prior to the Effective Time, (E) execute or approve any agreement, other Contract, application, certification or instrument (other than customary authorization letters, letters to rating agencies, filings with the SEC, documents in connection with “know your customer”, anti-money laundering and beneficial ownership rules, and other Contracts, applications, certifications and instruments customarily executed or approved by sellers and target companies in connection with debt financings that are reasonably acceptable to the Seller Parties) in connection with the Debt Financing (other than execution of such documents by officers of the Seller Parties in their capacity as officers of the Company Entities or their Subsidiaries), or (F) provide any information or documentation which, in the opinion of the Seller Parties or their legal counsel, would cause the Seller Parties or their Subsidiaries to lose or otherwise impair any attorney client privilege with their legal counsel (provided that the Seller Representative shall inform Buyer of the general nature of the information being withheld and, upon Buyer’s request, reasonably cooperate with Buyer to provide such information, in whole or in part, to the extent and in a manner that would not result in any of the outcomes described in this clause (F)) and (2) Buyer shall reimburse Seller Parties promptly, upon written request by the Seller Representative, for all reasonable and documented out-of-pocket costs incurred by Seller Parties or any of their Subsidiaries in connection with fulfilling their obligations pursuant to this Section 7.12 (including reasonable attorneys’ fees and fees and expenses of accounting firms).  No counsel for Seller Parties or any of their Subsidiaries (unless otherwise agreed in writing by the Seller Parties and such counsel) shall be obligated to deliver any opinion in connection with the Debt Financing and, irrespective of the above, no obligation of Seller Parties or any of their Subsidiaries under any agreement, certificate, document or instrument shall be effective until the Effective Time (other than with respect to customary authorization letters).  None of the Seller Parties or any of its Subsidiaries shall be required to take any action under any certificate, agreement, arrangement, document or instrument (other than with respect to customary authorization letters) that is not contingent upon the occurrence of the Closing or that would be effective prior to the Effective Time. Nothing in this Section 7.12 will require any Representative of a Seller Party or any of its Subsidiaries to deliver any certificate or opinion or take any other action pursuant to this Section 7.12 that would reasonably be expected to result in personal liability to such Representative.  Notwithstanding anything in this Section 7.12 to the contrary, Buyer shall indemnify and hold harmless the Seller Parties and their Subsidiaries (and their respective Representatives) from and against any and all losses, liabilities, damages, claims, costs or expenses suffered or incurred by them in connection with the Debt Financing or any other financing (including the arrangement thereof) and any information used in connection therewith, except in the event such loss or damage solely arises out of or results from the willful breach, bad faith or gross negligence by a Seller Party or its Subsidiaries or, in each case, their respective Representatives, in fulfilling their obligations pursuant to this Section 7.12.

(e)         Notwithstanding anything in this Agreement to the contrary (but subject to the applicable terms of this Agreement and satisfaction or waiver of the conditions to the obligation of Buyer to consummate the transactions contemplated by this Agreement), in no event shall the receipt or availability of any funds or financing (including the Debt Financing contemplated by the Debt Commitment Letters) by or to Buyer or any of its Affiliates or any other financing transaction be a condition to any of Buyer’s obligations hereunder.  It shall be deemed a willful breach of Buyer’s obligations hereunder if Buyer fails to consummate the transactions contemplated by this Agreement as a result of Buyer failing to receive or not having such available funds or financing at a time when all conditions to the obligation of Buyer to consummate the transactions contemplated by this Agreement shall have been satisfied or waived.

(f)         Notwithstanding anything to the contrary in this Agreement, nothing contained in this Section 7.12 shall require, and in no event shall the commercially reasonable efforts of Buyer be deemed or construed to require, Buyer or any Affiliate thereof to pay any material fees in excess of those contemplated by the Debt Commitment Letter after giving effect to any flex provisions therein.

(g)         All nonpublic or other confidential information provided by the Seller Parties or any of their Representatives pursuant to this Agreement shall be kept confidential in accordance with the Confidentiality Agreement, except that Buyer will be permitted to disclose such information to any financing sources or prospective financing sources and other financial institutions and investors that are or may become parties to the Debt Financing and that agree to keep such information confidential.

7.13      Debt Facilities.  Seller Parties shall, and shall cause their respective applicable Subsidiaries to, deliver to Buyer at least two (2) Business Days prior to the Closing Date evidence, in form and substance reasonably acceptable to Buyer, that all guarantees in connection with the Parent Debt Facilities and all Liens (including, for the avoidance of doubt, liens on intellectual property) relating to the assets and properties of the Business securing the obligations under the Parent Debt Facilities shall be released and terminated upon the Closing (the “Required Lien Releases”).

7.14       Intercompany Obligations.  Seller Parties will take or cause to be taken such actions and make or cause to be made such payments as may be necessary so that, as of the Effective Time, there will be no Intercompany Obligations between the Company Entities (other than the Asset Sellers) on the one hand, and Seller Parties or their Affiliates on the other hand (other than pursuant to any agreements executed in connection with this Agreement and the transactions contemplated hereby) and no liability to Buyer and the Company Entities with respect thereto.

7.15     Title Insurance.  Seller Parties will cooperate reasonably with Buyer in connection with obtaining any title insurance (including any non-imputation and other endorsements) that Buyer determines to obtain for the Real Property, including by executing customary affidavits required by the title insurer issuing the same.  Any costs associated with title insurance shall be paid by the Buyer.

7.16      Wrong Pockets Payments.  Asset Sellers shall, and shall cause their Affiliates to, promptly remit to Buyer and/or the Company Entities all monies received by the Asset Sellers or any of their Affiliates following the Closing constituting Purchased Assets.  Payments remitted to Buyer or the Company Entities pursuant to this Section 7.16 shall be in the form received by the Asset Sellers or applicable Affiliate thereof.  The Company Entities shall promptly remit to the Asset Sellers all monies received by the Company Entities following the Closing constituting Excluded Assets or other assets of the Asset Sellers or their Subsidiaries other than the Company Entities.  Payments remitted to the Seller Parties pursuant to this Section 7.16 shall be in the form received by the Company Entities.

7.17       Non-Solicit.  The Seller Parties shall not, and the Seller Parties shall procure that none of the Affiliates of the Seller Parties shall, from the date hereof until the date which is two (2) years following the Closing Date, directly or indirectly, solicit or hire any of the employees of any of the Company Entities who are employees of the Company Entities (other than the Asset Sellers) as of the Closing Date or Canadian Business Continuing Employees, nor attempt to convince any such person to terminate, by any means, his or her employment with the Company Entities; provided that, the non-solicit obligation (but not the no-hire obligation) set forth above should not be deemed to be breached in relation to an application made by any such person in response to a general solicitation for employment which is not specifically directed at such persons.  Notwithstanding the foregoing, the restrictions in this Section 7.17 shall not apply with respect to any employees of the Company Entities (other than the Asset Sellers) or the Canadian Business Continuing Employees nine (9) months after any such person’s employment with the Company Entities or their Affiliates (after Closing) is terminated.

7.18       Non-Compete.

(a)         In further consideration of the amounts to be paid hereunder by Buyer, each Seller Party agrees that, from and after the Closing and continuing for a period of three (3) years from the Closing Date (the “Restricted Period”), such Seller Party shall not, and shall cause its Affiliates not to, directly or indirectly, engage in any Restricted Business in the Restricted Territory in any capacity, including as a partner, shareholder, member, investor, agent, trustee, lender, employee or consultant.  Notwithstanding the foregoing, nothing contained herein shall be construed to prevent a Seller Party or any Affiliate of a Seller Party from (i) passively investing in the capital stock of any Person that is listed on a national securities exchange or traded in the over-the-counter market so long as such Seller Party or Affiliate does not own more than five percent (5%) of the equity of such Person or (ii) acquiring and operating any After-Acquired Business, so long as, within twelve (12) months after the consummation of the acquisition of the After-Acquired Business, (x) the Seller Parties or their Affiliates sign a definitive agreement to dispose, and subsequently disposes, of the relevant portion of the business or equity securities of the After-Acquired Business that violates this Section 7.18 (provided, that such twelve (12)-month period shall be extended by an additional six months if, at the end of such twelve (12)-month period, all regulatory or Governmental Authority approvals for such disposition shall not have been obtained, all required notices with Governmental Authorities shall not have been filed or made or all waiting periods imposed by applicable Governmental Authorities necessary to consummate such disposition shall not have expired or been terminated) or (y) at the expiration of such twelve (12)-month period, the After-Acquired Business no longer violates this Section 7.18.  Notwithstanding the foregoing, neither the Seller Parties nor their Affiliates shall be required to dispose of any assets or securities of an After-Acquired Business if the business activity thereof that would otherwise violate this Section 7.18 does not account for more than the greater of (x) fifteen percent (15%) of the revenues of the After-Acquired Business or (y) five million dollars ($5,000,000) in revenues (in each case based on its latest annual financial statements prior to the consummation of such acquisition).  For the avoidance of doubt, if following the date hereof, EnPro Industries, Inc. is acquired through a merger, tender offer, exchange offer, share exchange, consolidation or similar transaction by any third party Person (the “EnPro Acquirer”), the EnPro Acquirer and its Subsidiaries (excluding EnPro Industries, Inc. and its Subsidiaries) shall not be subject to, or restricted by, this Section 7.18.

(b)         Each Seller Party acknowledges and agrees that the covenants and agreements set forth in this Section 7.18 are a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder and that Buyer and its Affiliates would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties if such Seller Party breaches any of the provisions of this Section 7.18.  Each Seller Party further acknowledges and agrees that the covenants and agreements set forth in this Section 7.18 (including the territorial, time and scope limitations with respect thereto) are reasonable and are required to protect Buyer’s substantial investment hereunder and are for the protection of Buyer’s legitimate business interests (including its interest in customer and supplier relationships), goodwill and Trade Secrets of the Business, and that such limitations will not impose any undue burden upon such Seller Party.  In the event that any territorial, time or scope limitation set forth in this Section 7.18 is deemed to be invalid, prohibited or unenforceable by a court of competent jurisdiction, Buyer and Seller Parties hereby agree to the reduction of any or all of such territorial, time or scope limitations to such an area, period or scope as such court shall deem reasonable or enforceable under the circumstances.  If such partial enforcement is not possible in such jurisdiction, such provision shall be deemed severed solely as to such jurisdiction, and the remaining provisions of this Agreement shall remain in full force and effect.

(c)          Each Seller Party further acknowledges and agrees that irreparable injury may result to Buyer and its Affiliates if such Seller Party breaches any of the terms of this Section 7.18, and that in the event of such Seller Party’s actual or threatened breach of any of the provisions contained in this Section 7.18, Buyer may have no adequate remedy at Law. Each Seller Party accordingly agrees that in the event of any actual or threatened breach by such Seller Party of this Section 7.18, Buyer shall be entitled to seek (i) such injunctive and other equitable relief as may be deemed necessary or appropriate by a court of competent jurisdiction and (ii) the right and remedy to require such Seller Party to account for and pay over to Buyer any profits, monies, accruals, increments or other benefits derived or received by such Seller Party or its Affiliates or representatives as the result of any transactions or conduct constituting a breach of any of the provisions contained in this Section 7.18.  Nothing contained herein shall be construed as prohibiting or limiting Buyer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove.

7.19       Personal Information.

(a)         The Asset Sellers and Buyer each acknowledge that they are responsible for complying with all Laws applicable to the collection, use and disclosure of personal information received from the other, or from any Company Entity or from any other Seller Party or its Affiliates, pursuant to or in connection with this Agreement or the consummation of the transactions contemplated by this Agreement (the “Disclosed Personal Information”).

(b)        Buyer shall not collect, use, or disclose the Disclosed Personal Information for any purposes other than to determine if it shall proceed with the transactions contemplated by this Agreement, the performance of this Agreement, or the consummation of the transactions contemplated by this Agreement.

(c)          Buyer shall protect all Disclosed Personal Information with security safeguards appropriate to the sensitivity of the information.

(d)         If the transactions contemplated by this Agreement do not proceed, Buyer shall return to the Asset Sellers, or at the Asset Sellers’ request, destroy in a secure manner, the Disclosed Personal Information (and any copies thereof) within a reasonable period of time.

(e)         Following the consummation of the transactions contemplated by this Agreement, the Buyer shall not collect, use or disclose the Disclosed Personal Information for any purpose other than carrying on the Business (with use or disclosure of the Disclosed Personal Information being restricted to those purposes for which such information was initially collected or for which additional consent was or is obtained) or as otherwise permitted or required by applicable Laws.  Buyer shall protect the confidentiality of all Disclosed Personal Information in a manner consistent with security safeguards appropriate to the sensitivity of the information and shall give effect to any withdrawal of consent with respect to the Disclosed Personal Information.

(f)        Where necessary for conducting the Business, the Asset Sellers and Buyer shall coordinate providing appropriate notice to individuals of the disclosure of Disclosed Personal Information within a reasonable time after the transactions contemplated by this Agreement are completed.

7.20      Dissolution.  The Seller Parties shall use commercially reasonable efforts to complete the dissolution of the entities set forth on Schedule 7.20 to the reasonable satisfaction of Buyer.

7.21       Assignment and Assumption of Lease.  To the extent required or requested by any landlord of the Asset Sellers, the parties shall use commercially reasonable efforts to agree to the form of an Assignment and Assumption of Lease agreement and to execute and deliver such Assignment and Assumption of Lease agreement as of the Closing (or reasonably promptly thereafter).

7.22      Supply Agreement.  Following the date hereof and prior to Closing, the parties shall use commercially reasonable efforts to negotiate in good faith the terms and conditions of a supply agreement between the Business and Technetics Group, LLC.

7.23      Insurance.  The Seller Parties shall, and shall cause their Subsidiaries (including the Company Entities) to, (i) use commercially reasonable efforts in the ordinary course of business to maintain the Insurance Policies in full force and effect until the Closing, and (ii) prior to the Closing, report to the applicable third-party insurance provider under each such applicable Insurance Policy events, acts, errors, accidents, omissions, incidents, injuries or other forms of occurrences to the extent relating to the Company Entities, any Purchased Assets or the properties, assets, operations, employees, officers or directors of the Company Entities or the Business that, in each case, occur prior to the Closing and are potentially covered by an occurrence-based Insurance Policy that the Seller Parties or any of their Subsidiaries become aware of prior to the Closing in accordance with the Seller Parties’ and their Subsidiaries’ standard risk management practices and applicable Insurance Policy requirements in the ordinary course of business.

ARTICLE VIII
CONDITIONS TO CLOSING

8.1        Conditions to Obligations of the Seller Parties.  The obligations of the Seller Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:

(a)          (i) The representations and warranties of Buyer set forth in Article VI (other than the Fundamental Representations) must be true and correct in all respects (without giving effect to any materiality or Material Adverse Effect qualifications contained therein) as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect on Buyer and (ii) the Fundamental Representations of Buyer set forth in Article VI shall be true and correct in all respects (other than de minimis inaccuracies).

(b)          Buyer must have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)          (i) the Austrian Federal Competition Authority and the Austrian Federal Cartel Prosecutor having waived their right to apply for an in-depth investigation or not having applied for an in-depth investigation within the applicable waiting period; or (ii) the Austrian Cartel Court or the Austrian Supreme Cartel Court having terminated the in-depth investigation, or having issued an unappealable decision declaring that the concentration is not being prohibited, or having issued an unappealable decision dismissing any applications for an in-depth investigation, all on terms reasonably acceptable to the parties (provided, that no party shall be entitled to claim that this condition is not satisfied if such party is not in compliance with Section 7.6 hereto).

(d)          Receipt from the Commission for Protection of Competition in Serbia of (i) an unconditional merger clearance decision or (ii) a conditional merger clearance the terms of which are reasonably satisfactory to the parties (provided, that no party shall be entitled to claim that this condition is not satisfied if such party is not in compliance with Section 7.6 hereto).  For the avoidance of doubt, this requirement shall also be fulfilled if the Commission for Protection of Competition in Serbia does not issue a decision within the deadlines set by Serbian law.

(e)        Following submission of the CMA Briefing Paper, either: (i) receipt of a response from the CMA expressly indicating that the CMA requires no further information in relation to the transactions contemplated hereby and/or that the CMA does not intend to open a CMA Merger Investigation in relation to the transactions contemplated hereby, (ii) the CMA initiating a CMA Merger Investigation and subsequently confirming unconditionally that the CMA does not intend to make a CMA Phase 2 Reference in respect of the transactions contemplated hereby; or, (iii) if there is a CMA Phase 2 Reference, the CMA issuing an unconditional Phase 2 Decision confirming that it intends to clear the merger.

(f)          None of the parties hereto will be subject to any Order of a court of competent jurisdiction that prohibits the consummation of the transactions contemplated by this Agreement.

8.2         Conditions to Obligations of Buyer.  The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:

(a)        (i) The representations and warranties of the Seller Parties set forth in Article IV and Article V (other than the Fundamental Representations and Section 4.20(b)) must be true and correct in all respects (without giving effect to any materiality or Material Adverse Effect qualifications contained therein) as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Material Adverse Effect on the Business, taken as a whole, (ii) the Fundamental Representations of the Seller Parties set forth in Article IV and Article V shall be true and correct in all respects (other than de minimis inaccuracies) and (iii) Section 4.20(b) shall be true and correct in all respects.

(b)        The Seller Parties must have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c)          (i) the Austrian Federal Competition Authority and the Austrian Federal Cartel Prosecutor having waived their right to apply for an in-depth investigation or not having applied for an in-depth investigation within the applicable waiting period; or (ii) the Austrian Cartel Court or the Austrian Supreme Cartel Court having terminated the in-depth investigation, or having issued an unappealable decision declaring that the concentration is not being prohibited, or having issued an unappealable decision dismissing any applications for an in-depth investigation, all on terms reasonably acceptable to the parties (provided, that no party shall be entitled to claim that this condition is not satisfied if such party is not in compliance with Section 7.6 hereto).

(d)          Receipt from the Commission for Protection of Competition in Serbia of (i) an unconditional merger clearance decision or (ii) a conditional merger clearance the terms of which are reasonably satisfactory to the parties (provided, that no party shall be entitled to claim that this condition is not satisfied if such party is not in compliance with Section 7.6 hereto).  For the avoidance of doubt, this requirement shall also be fulfilled if the Commission for Protection of Competition in Serbia does not issue a decision within the deadlines set by Serbian law.

(e)         Following submission of the CMA Briefing Paper, either: (i) receipt of a response from the CMA expressly indicating that the CMA requires no further information in relation to the transactions contemplated hereby and/or that the CMA does not intend to open a CMA Merger Investigation in relation to the transactions contemplated hereby, (ii) the CMA initiating a CMA Merger Investigation and subsequently confirming unconditionally that the CMA does not intend to make a CMA Phase 2 Reference in respect of the transactions contemplated or, (iii) if there is a CMA Phase 2 Reference, the CMA issuing an unconditional Phase 2 Decision confirming that it intends to clear the merger.

(f)          Coltec France shall have executed the Adherence Agreement after having duly executed and served the Notice of Exercise of Put Option.

(g)         None of the parties hereto will be subject to any Order of a court of competent jurisdiction that prohibits the consummation of the transactions contemplated by this Agreement.

8.3         Frustration of Closing Conditions.  No party hereto may rely on the failure of any condition set forth in Section 8.1 or Section 8.2, as the case may be, to be satisfied if such failure was caused by such party’s failure to comply with its obligations to consummate the transactions contemplated by this Agreement as required by, and subject to, Section 7.6.

ARTICLE IX
TERMINATION OF AGREEMENT

9.1          Termination.  Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Closing:

(a)          by the mutual written consent of Buyer and Seller Representative;

(b)         by Buyer or Seller Representative, upon written notice to the other, if the transactions contemplated by this Agreement have not been consummated on or prior to June 12, 2022, or such later date, if any, as Buyer and Seller Representative agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) is not available to any party whose breach of any provision of this Agreement results in or causes the failure of the transactions contemplated by this Agreement to be consummated by the Termination Date;

(c)          by Buyer or Seller Representative, upon written notice to the other, if a Governmental Authority of competent jurisdiction and residing in a jurisdiction in which the Company Entities do business has issued an Order or any other action permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) is not available to any party whose breach of any provision of this Agreement results in or causes such Order or other action or such party is not in compliance with its obligations under Section 7.6;

(d)          by Seller Representative, if (i) Buyer has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by Buyer, such that the closing condition set forth in Section 8.1(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of Buyer contained in this Agreement such that the closing condition set forth in Section 8.1(a) would not be satisfied, and in the case of both (i) and (ii) above, such breach or failure to perform is not cured within thirty (30) days after receipt of written notice thereof or is incapable of being cured by Buyer by the Termination Date; or

(e)         by Buyer, if (i) the Seller Parties have breached or failed to perform any of their covenants or other agreements contained in this Agreement to be complied with by them such that the closing condition set forth in Section 8.2(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of the Seller Parties contained in this Agreement such that the closing condition set forth in Section 8.2(a) would not be satisfied, and in the case of both (i) and (ii) above, such breach or failure to perform is not cured within thirty (30) days after receipt of written notice thereof or is incapable of being cured by the Seller Parties by the Termination Date.

9.2        Effect of Termination.  In the event of termination of this Agreement pursuant to Section 9.1 by either Buyer or Seller Representative, this Agreement will become void and have no effect, without any liability or obligation on the part of Buyer or the Seller Parties other than the provisions of Section 7.2(b), Section 7.2(c), Section 7.3, this Section 9.2, and Article XI, which will survive any termination of this Agreement; provided, however, that nothing herein will relieve any party from any liability for any pre-termination willful breach by such party of its covenants or agreements set forth in this Agreement.

ARTICLE X
REMEDIES

10.1       Survival.

(a)         The representations and warranties of the parties contained in this Agreement or any schedule, instrument or other document delivered pursuant to this Agreement, shall not survive the Closing Date and shall terminate effective as of the Closing Date, such that no claim for breach of any such representation or warranty, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought with respect to such representations and warranties after the Closing Date (other than for Fraud).

(b)         The covenants of the parties contained in this Agreement or any schedule, instrument or other document delivered pursuant to this Agreement to the extent contemplating or requiring performance by such party prior to the Effective Time, shall not survive the Closing Date and shall terminate effective as of the Closing Date, such that no claim for breach of any such covenant prior to Closing, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought with respect to such covenants after the Closing Date (other than for Fraud).

(c)         All other covenants and agreements contained in this Agreement (including the Schedules and exhibits attached to this Agreement and the certificates delivered pursuant to this Agreement) that contemplate performance thereof following the Closing (the “Post-Closing Covenants”) will survive the Closing in accordance with their respective terms (such applicable date of expiration, the “Covenant Expiration Date”).

(d)         Any claim by a party hereto pending on the Covenant Expiration Date, as applicable, for which notice has been given in accordance with Section 11.7 on or before the Covenant Expiration Date may continue to be asserted against until finally resolved.  Any claim brought by a party hereunder after the Covenant Expiration Date will be void and invalid.

10.2       Exclusive Remedy.

(a)        The sole and exclusive remedy of Buyer and its Affiliates (including the Company Entities from and after the Closing Date) and their respective officers, directors, employees, partners, members, managers, agents, attorneys, representatives, successors or permitted assigns (collectively, the “Buyer Parties”) for any claim (made before, at, or after the Closing Date) related to, based upon, or in connection with a breach of any representation or warranty by the Seller Parties contained in this Agreement or any schedule, instrument or other document delivered pursuant to this Agreement shall be to make a claim against the R&W Policy, and Buyer acknowledges and agrees that the Seller Parties and their Affiliates and each of their respective officers, directors, employees, partners, members, managers, agents, attorneys, representatives, successors or permitted assigns (collectively, the “Seller Party Persons”) shall not have any direct or indirect Losses of any kind or nature whatsoever under this Agreement or any schedule, instrument or other document delivered pursuant to this Agreement related to, based upon, or in connection with a breach of a representation or warranty (other than for Fraud).  The parties agree that, from and after the Closing, the sole and exclusive remedies of the parties hereto for any Losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement (including the Schedules and exhibits attached hereto and the certificates delivered pursuant hereto) or the transactions contemplated hereby (other than claims of, or causes of action arising from, Fraud) are the parties’ contractual rights under this Agreement with respect to Post-Closing Covenants and the rights of Buyer under the R&W Policy (other than for Fraud).  Claims of the parties’ arising from Fraud, with respect to a breach of Post-Closing Covenants and the rights of Buyer under the R&W Policy are referred to herein as the “Surviving Rights.”

(b)          Each of the Buyer Parties acknowledges and agrees that, from and after the Effective Time, to the fullest extent permitted under applicable Law, except with respect to the Surviving Rights, any and all rights, claims and causes of action it may have against any of the Seller Parties or any of its Affiliates relating to the operation of the Company Entities, the Purchased Assets, or the Business or relating to the subject matter of this Agreement, any schedule, instrument or other document delivered in connection with this Agreement, and the transactions contemplated hereby and thereby, whether arising under, or based upon, any federal, state, local or foreign Law (including common law, and including with respect to conduct which is negligent, grossly negligent, willful, intentional, with or without malice, or a breach of any duty, Law or rule), or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy, including as may arise under common law), whether known or unknown, whether fixed or contingent, whether concealed or hidden, whether disclosed or undisclosed, whether liquidated or unliquidated, whether foreseeable or unforeseeable, whether anticipated or unanticipated, whether suspected or unsuspected, are hereby irrevocably waived.

10.3       R&W Policy.

(a)         Buyer shall cause the R&W Policy to expressly exclude rights of subrogation against the Seller Parties, other than rights of subrogation against the Seller Parties with respect to claims of, or causes of action arising from, Fraud.  Buyer will not permit the R&W Policy to be terminated, nor to be amended or modified in a manner adverse to the Seller Parties, nor will Buyer waive or permit to be waived any right under the R&W Policy in a manner adverse to the Seller Parties.

(b)          Buyer shall not be entitled to recover against the Seller Parties for any Loss arising solely as a result of any non-issuance, termination, expiration, amendment and/or modification of, or the denial of any claim by the insurer for any reason or no reason under, the R&W Policy.  All premiums and other costs associated with the R&W Policy will be paid by Buyer.

ARTICLE XI
MISCELLANEOUS AND GENERAL

11.1       Expenses.  Except as otherwise set forth in this Agreement, all costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the transactions contemplated hereby are to be paid, in the case of the Seller Parties or, to the extent incurred prior to Closing, the Company Entities (including all Selling Expenses), by the Seller Parties, and in the case of Buyer, by Buyer.

11.2       Seller Representative.

(a)          Each Seller Party hereby irrevocably constitutes and appoints the Seller Representative as such Seller Party’s agent and attorney-in-fact.  Without limiting the generality of the foregoing, the Seller Representative has full power and authority, on behalf of each Seller Party and its successors and assigns, to (i) interpret the terms and provisions of this Agreement and the documents to be executed and delivered on behalf of the Seller Parties in connection herewith, (ii) execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement, (iii) receive service of process in connection with any claims under this Agreement, (iv) agree to, negotiate and enter into settlements and compromises of, assume the defense of claims, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Seller Representative for the accomplishment of the foregoing, (v) give and receive notices and communications, (vi) take all actions necessary or appropriate in the judgment of the Seller Representative on behalf of the Seller Parties in connection with this Agreement, (vii) make any determinations and settle any matters in connection with the adjustments to the Purchase Price contemplated herein, and (viii) deduct, hold back and/or redirect any funds which may be payable to any Seller Party pursuant to the terms of this Agreement, or any agreements or documents executed and delivered in connection herewith in order to pay, or establish a reserve for, (A) any amount that may be payable by such Seller Party hereunder or (B) any costs, fees, expenses and other liabilities incurred by the Seller Representative (in its capacity as such) in connection with this Agreement or its rights or obligations hereunder.

(b)        Such agency may be changed by the Seller Representative from time to time upon not less than five (5) days prior written notice to Buyer.  The Seller Representative, or any successor hereafter appointed, may resign at any time by written notice to Buyer.  A successor Seller Representative will be named by a majority vote of the Seller Parties.  All power, authority, rights and privileges conferred in this Agreement to the Seller Representative will apply to any successor Seller Representative.

(c)         The Seller Representative will not be liable for any act done or omitted under this Agreement or any agreements or documents executed and delivered in connection herewith as Seller Representative while acting in good faith, and any act taken or omitted to be taken pursuant to the advice of counsel will be conclusive evidence of such good faith.  Buyer agrees that it will not look to the assets of the Seller Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Company Entities (pre-Closing) or the Seller Parties.  In performing any of its duties under this Agreement or any agreements or documents executed and delivered in connection herewith, the Seller Representative will not be liable to the Seller Parties for any Losses that such Person may incur as a result of any act, or failure to act, by the Seller Representative under this Agreement or any agreements or documents executed and delivered in connection herewith, and the Seller Representative will be indemnified and held harmless by the Seller Parties for all Losses, except to the extent that the actions or omissions of the Seller Representative constituted gross negligence or willful misconduct.  The limitation of liability provisions of this Section 11.2(c) will survive the termination of this Agreement and the resignation of the Seller Representative.

11.3       Successors and Assigns.  This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and permitted assigns, but is not assignable by any party (except for Buyer as provided in the following sentence) without the prior written consent of the other parties hereto.  Buyer may assign any or all of its rights or obligations under this Agreement without the consent of the other parties hereto to (a) one or more of its Affiliates or (b) the Debt Financing Sources as collateral in connection with the Debt Financing and any such Debt Financing Sources may exercise all rights and remedies of Buyer hereunder in connection with the enforcement of any security or exercise of any remedies to the extent permitted under the Debt Financing documentation; provided, however, that no such assignment shall (i) relieve the assigning party of any of its obligations hereunder or (ii) materially impede or delay the consummation of the transactions contemplated by this Agreement.

11.4       No Recourse Against Non-Parties.  This Agreement may only be enforced against, and any Action based upon or arising out of this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party.  Neither the Buyer Related Parties nor the Seller Related Parties shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities of any party hereto under this Agreement or for any claim or Action based on, in respect of or by reason of the transactions contemplated hereby.  The Seller Party Persons waive and release all such liabilities, claims and obligations against any such Buyer Related Party and the Buyer and its Affiliates and each of their respective officers, directors, employees, partners, members, managers, agents, attorneys, representatives, successors or permitted assigns waive and release all such liabilities, claims and obligations against any such Seller Related Party.  The parties hereto hereby acknowledge and agree that the agreements contained in this Section 11.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not have entered into this Agreement.  The Buyer Related Parties and Seller Related Parties are expressly intended as third-party beneficiaries of this provision of this Agreement.  Notwithstanding the foregoing, nothing in this Section 11.4 shall in any way limit or modify the right and obligations of any Debt Financing Source’s obligations to Buyer under the Debt Commitment Letter.

11.5       Third Party Beneficiaries.  Except as set forth in Section 7.5, each party hereto intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto; provided that each Debt Financing Source shall be a third-party beneficiary of Section 11.4, Section 11.10, Section 11.11, Section 11.12, Section 11.14, Section 11.19 and this Section 11.5.

11.6      Further Assurances.  The parties shall execute such further instruments and take such further actions as may reasonably be necessary to carry out the intent of this Agreement.  Each party hereto shall cooperate with the other parties, to the extent reasonably requested by such other parties, to enforce rights and obligations herein provided.

11.7       Notices.  Any notice or other communication provided for herein or given hereunder to a party hereto must be in writing, and (a) sent by electronic mail, (b) delivered in person, (c) mailed by first class registered or certified mail, postage prepaid, or (d) sent by Federal Express or other overnight courier of national reputation, addressed as follows:

If to Buyer or Granite Holdings:

Granite US Holdings Corporation
c/o Howden UK
Old Govan Road
Renfrew, Renfrewshire
PA4 8XJ, Scotland, UK
Attention:  Jen Robertson, Chief Legal Counsel
Email:  jennifer.robertson@howden.com

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention:  Angelo Bonvino
Email:  abonvino@paulweiss.com

If to the Seller Parties or Seller Representative:
EnPro Industries, Inc.
5605 Carnegie Blvd, Suite 500
Charlotte, NC 28209-4674
Attention:  Anthony Webb and Chris Drake
Email: Anthony.webb@enproindustries.com;
Christopher.drake@enproindustries.com

with a copy to:

Robinson, Bradshaw & Hinson, P.A.
101 N. Tryon Street, Suite 1900
Charlotte, NC 28246
Attention:  Kelly Loving
Email:  kloving@robinsonbradshaw.com

or to such other address with respect to a party as such party notifies the other in writing as above provided.  Each such notice or communication will be effective (i) if given by electronic mail, when electronic evidence of receipt is received or (ii) if given by any other means specified in the first sentence of this Section 11.7, upon delivery or refusal of delivery at the address specified in this Section 11.7.

11.8      Complete Agreement.  This Agreement and the Schedules, annexes, and exhibits hereto and the other documents delivered by the parties in connection herewith, together with the Confidentiality Agreement, contain the complete agreement between the parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

11.9       Captions.  The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

11.10     Amendment.  This Agreement may be amended or modified only by an instrument in writing duly executed by Seller Representative and Buyer.  The Debt Financing Sources are intended third-party beneficiaries of, and may enforce, Section 11.4, Section 11.5, Section 11.11, Section 11.12, Section 11.14, Section 11.19 and this Section 11.10 (and, in each case, the related definitions in this Agreement used therein) (it being understood that the foregoing provisions may not be waived or amended in a manner adverse to the Debt Financing Sources in any material respect without their prior written consent).

11.11    Governing Law.  This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed and construed in accordance with the internal Laws of the State of Delaware, United States of America applicable to contracts made and wholly performed within such State, without regard to any applicable conflicts of law principles that would result in the application of the Laws of any other jurisdiction.  Notwithstanding anything to the contrary contained herein, any right or obligation with respect to any Debt Financing Source in connection with this Agreement, the Debt Financing, the Debt Commitment Letter and any related fee letter and the transactions contemplated hereby and thereby (including, but not limited to, the validity, interpretation, construction, breach, enforcement or termination thereof, and whether arising in contract or tort or otherwise) shall be governed by, and construed in accordance with, the Laws of the State of New York.

11.12     Consent to Jurisdiction and Service of Process.  Except for the matters to be decided by the Arbitration Firm, the parties hereto hereby submit to the exclusive jurisdiction of the Delaware Court of Chancery or, if jurisdiction is unavailable in the Delaware Court of Chancery, the courts of the United States located in the State of Delaware or, if jurisdiction is unavailable in the courts of the United States located in the State of Delaware, the Delaware Superior Court, in each case, in respect of the interpretation and enforcement of the provisions of this Agreement and the other agreements or documents executed and delivered in connection herewith and any dispute or controversy related to the transactions contemplated hereby and hereby waive, and agree not to assert, any defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement and the other agreements or documents executed and delivered in connection herewith or any dispute or controversy related to the transactions contemplated hereby, that they are not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper.  Service of process with respect thereto may be made upon Buyer or Seller Representative by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address as provided in Section 11.7.  Notwithstanding anything to the contrary set forth in this Agreement, none of the parties hereto, nor any of their respective Affiliates, will bring, or support the bringing of, any proceeding, whether at law or in equity, whether in contract or tort or otherwise, against any Debt Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing, the Debt Commitment Letter or the performance thereof, anywhere other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

11.13     Enforcement of Agreement.  The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled hereunder, at law or in equity.

11.14   Waiver of Jury Trial.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR THE DEBT FINANCING IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE DEBT FINANCING OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE DEBT FINANCING (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND INCLUDING ANY DISPUTE AGAINST OR INVOLVING ANY DEBT FINANCING SOURCE).  EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.14.

11.15     Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

11.16     Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  The words “include,” “includes” or “including” (or any other tense or variation of the word “include”) in this Agreement shall be deemed to be followed by the words “without limitation.” When reference is made in this Agreement to an Annex, Article, Section, Exhibit or Schedule, such reference shall be to an Annex, Article, Section, Exhibit or Schedule of this Agreement unless otherwise indicated.  The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The definitions contained in this Agreement are applicable to the singular as well as to the plural forms of such terms and to the masculine as well as the feminine and neuter genders of such terms.

11.17     Counterparts.  This Agreement may be executed in two or more counterparts (including counterparts transmitted in .pdf or similar format or any electronic signature complying with the ESIGN Act of 2000, e.g., www.docusign.com), each of which will be deemed an original but all of which will constitute but one instrument.

11.18     Representation of Seller Parties and their Affiliates.  Buyer agrees, on its own behalf and on behalf of the Buyer Parties, that, following the Closing, Robinson, Bradshaw & Hinson, P.A. (“RBH”), Bird & Bird LLP (“B&B”), Perkins Coie, LLP (“PC”), Troutman Pepper LLP (“TP”) and Fasken, Martineau DuMoulin LLP (“FMD”, and, together with RBH, B&B, PC and TP, “Seller Counsel”) may serve as counsel to Seller Parties and their Affiliates in connection with any matters related to this Agreement and the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding any representation by Seller Counsel prior to the Closing of the Company Entities.  Buyer and the Company Entities hereby (a) waive any claim they have or may have that Seller Counsel has a conflict of interest or is otherwise prohibited from engaging in such representation and (b) agree that, in the event that a dispute arises after the Closing between Buyer or the Company Entities and the Seller Parties or any of their Affiliates, Seller Counsel may represent the Seller Parties or any of their Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Buyer or the Company Entities and even though Seller Counsel may have represented the Company Entities in a matter substantially related to such dispute.  Buyer represents that Buyer’s own attorney has explained and helped Buyer evaluate the implications and risks of waiving the right to assert a future conflict against Seller Counsel, and Buyer’s consent with respect to this waiver is fully informed.  Buyer and the Company Entities also further agree that, as to all communications among Seller Counsel and the Company Entities and Seller Parties or any of Seller Parties’ Affiliates and representatives, that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to the Seller Parties and may be controlled by the Seller Parties and will not pass to or be claimed by Buyer or the Company Entities.  In addition, all of the client files and records in the possession of Seller Counsel related to this Agreement and the transactions contemplated hereby will continue to be property of (and be controlled by) the Seller Parties, and the Company Entities shall not retain any copies of such records or have any access to them.  Notwithstanding the foregoing, in the event that a dispute arises between Buyer or the Company Entities and a third party other than a party to this Agreement after the Closing, the Company Entities may assert the attorney-client privilege to prevent disclosure of confidential communications by Seller Counsel to such third party; provided, however, that the Company Entities may not waive such privilege without the prior written consent of Seller Representative.

11.19     Waiver of Claims Against Debt Financing Sources.  None of the Debt Financing Sources will have any liability to the Seller Parties or their Affiliates relating to or arising out of this Agreement, the Debt Financing or otherwise, whether at law, or equity, in contract, in tort or otherwise, and neither any Seller Party nor any of its Affiliates will have any rights or claims against any of the Debt Financing Sources hereunder or thereunder.

11.20     Buyer Guarantee.

(a)        Subject to the limitations on the Buyer’s liability set forth in this Agreement, in each case, subject to extension for any then-pending claims, Granite Holdings hereby guarantees irrevocably, unconditionally and as a primary obligation, for the benefit of Seller Parties, the prompt and full discharge of all of the Seller Parties’ payment obligations under this Agreement, including under Section 2.4, Section 2.5, and Section 7.5  (the “Guaranteed Obligations”).  The obligations of Granite Holdings under this Section 11.20 shall be absolute and unconditional, present and continuing.  If the Buyer fails to perform the Guaranteed Obligations, then Granite Holdings, upon written request of Seller Representative, shall, or shall cause the Buyer to, perform such Guaranteed Obligations promptly following receipt of such written request.  Granite Holdings shall maintain sufficient assets or otherwise make adequate provision to satisfy the obligations and liabilities of the Buyer under this Section 11.20.

(b)         Granite Holdings agrees that the guarantee in this Section 11.20 is a primary guarantee of performance and not just of collection.  Granite Holdings hereby waives (i) notice of acceptance of the guarantee in this Section 11.20, (ii) presentment and demand of the Guaranteed Obligations and (iii) any right to require that any action be brought against the Buyer prior to any action against Granite Holdings pursuant to the guarantee in this Section 11.20.  To the extent that the Buyer is relieved from all or any portion of its obligations under this Agreement, including under Section 2.4, Section 2.5, and Section 7.5, Granite Holdings shall be similarly relieved, to such extent, from its obligations and liabilities pursuant to this Section 11.20.  The provisions of this Section 11.20 are subject to Granite Holdings’ right to assert any defense that could be asserted by the Buyer under this Agreement with respect to the Guaranteed Obligations.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the Seller Parties and Buyer have executed this Agreement or caused this Agreement to be executed as of the day and year first above written.

SELLER PARTIES:

ENPRO HOLDINGS, INC.

By:	/s/ Robert S. McLean
Name:	Robert S. McLean
Title:	Vice President and Secretary

ENPRO HONG KONG HOLDINGS COMPANY LIMITED

By:	/s/ Robert S. McLean
Name:	Robert S. McLean
Title:	Director

GARLOCK GMBH

By:	/s/ Robert S. McLean
Name:	Robert S. McLean
Title:	Director

COMPRESSOR PRODUCTS HOLDINGS LIMITED (UK)

By:	/s/ Robert S. McLean
Name:	Robert S. McLean
Title:	Director

COMPRESSOR PRODUCTS INTERNATIONAL CANADA, INC.

By:	/s/ Christopher Drake
Name:	Christopher Drake
Title:	Vice President and Secretary

GARLOCK OF CANADA LTD.

By:	/s/ Christopher Drake
Name:	Christopher Drake
Title:	Vice President and Secretary

Signature Page to Equity and Asset Purchase Agreement

SELLER REPRESENTATIVE:

ENPRO HOLDINGS, INC.

By:	/s/ Robert S. McLean
Name:	Robert S. McLean
Title:	Vice President and Secretary

Signature Page to Equity and Asset Purchase Agreement

BUYER:

GRANITE US HOLDINGS CORPORATION

By:	/s/ Jennifer Robertson
Name:	Jennifer Robertson
Title:	Director and Chief Legal Officer

BUYER GUARANTOR:

GRANITE HOLDINGS II B.V.

By:	/s/ Florian Kuppers
Name:	Florian Kuppers
Title:	Managing Director

Signature Page to Equity and Asset Purchase Agreement

ANNEX I

DEFINITIONS

For purposes of this Agreement:

“Accounting Principles” means the methodologies, adjustments, assumptions, policies and procedures set forth on Annex II.

“Accounts Receivable” has the meaning set forth in Section 4.4(c).

“Action” means any suit, legal proceeding, administrative enforcement proceeding or arbitration proceeding before any Governmental Authority.

“Adherence Agreement” means that certain Adherence Agreement in the form attached hereto as Exhibit F.

“Adjustment Amount” has the meaning set forth in Section 2.5(d)(i).

“Affiliate” means, with respect to any Person, any Person that directly or indirectly controls, is controlled by or is under common control with such Person.

“Affiliate Contracts” has the meaning set forth in Section 4.24.

“After-Acquired Business” means any Person or business that is acquired by or combined with any of the Seller Parties or their Affiliates, in each case, after the Closing Date, which Person or business includes business activity that would otherwise violate Section 7.18.

“Agreement” has the meaning set forth in the preamble.

“AktG” has the meaning set forth in Section 7.10(m)(ii).

“Annual Financial Statements” has the meaning set forth in Section 4.4(a).

“Arbitration Firm” means such arbitration firm to be mutually agreed between the parties.

“Asset Seller” has the meaning set forth in the preamble.

“Assumed Liabilities” means all liabilities and obligations (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due) of the Asset Sellers to the extent they relate to, arise or have arisen out of, the Purchased Assets or the conduct of the Business at, prior to, or after the Closing, and are not Retained Liabilities.

“Balance Sheet Date” has the meaning set forth in Section 4.4(a).

“Base Purchase Price” means $195,000,000.

Annex I - 1

“Brantford Facility” means the property municipally known as 124 Shaver Street, Brantford, Ontario, Canada.

“Business Continuing Employees” has the meaning set forth in Section 7.9(b).

“Business Day” means any day other than a Saturday, a Sunday or any other day on which the Federal Reserve Bank of New York is closed.

“Buyer” has the meaning set forth in the preamble.

“Buyer Benefit Plans” has the meaning set forth in Section 7.9(c).

“Buyer Parties” has the meaning set forth in Section 10.2(a).

“Buyer Related Parties” means (i) the Debt Financing Sources, any other financing sources of Buyer and any of their respective Affiliates, (ii) any Affiliates of Buyer, (iii) any former, current or future, direct or indirect, officers, other fiduciary, directors, employees, affiliates, stockholders, equityholders, managers, members, partners, agents, attorneys, advisors, lenders or other representatives of Buyer or its Affiliates and (iv) any of Buyer’s or its Affiliates’ respective successors or assigns.

“Capitalization Date” has the meaning set forth in Section 4.2(b).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020.

“Cash” means, as of the time in question, all unrestricted cash and cash equivalent assets (including marketable securities) of the Company Entities, determined in accordance with GAAP (excluding, without duplication, all issued but uncashed checks, ACH debits, outbound wire transfers and drafts and overdrawn amounts issued by the Company Entities, and including, without duplication, any deposits, ACH credits and other wire transfers made by the Company Entities, as of such time).

“Closing” has the meaning set forth in Section 2.2.

“Closing Cash” means Cash as of the Effective Time.

“Closing Certificate” has the meaning set forth in Section 2.3.

“Closing Company Debt” means the aggregate amount of Company Debt outstanding immediately prior to the Closing.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Date Seller Guarantee” has the meaning set forth in Section 7.11(a).

“Closing Payments” has the meaning set forth in Section 2.4.

“CMA” means the UK Competition and Markets Authority.

Annex I - 2

“CMA Briefing Paper” means an informal briefing paper prepared in accordance with the CMA’s “Guidance on the CMA’s Mergers Intelligence Function (CMA56 Revised)” for submission to the CMA following the execution of the Agreement by the parties.

“CMA Merger Investigation” means the initiation by the CMA of an investigation to decide whether to make a CMA Phase 2 Reference, which is communicated to the parties either through an invitation to submit a merger notice or an enquiry letter under the Enterprise Act 2002.

“CMA Phase 2 Reference” means a reference by the CMA in the exercise of its duties under Part 3 of the Enterprise Act 2002 to its chair for the constitution of a group under Schedule 4 to the Enterprise and Regulatory Reform Act 2013.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Debt” means, without duplication, all liabilities of the Company Entities for:  (a) any indebtedness for borrowed money owed by the Company Entities on the Closing Date pursuant to the Debt Agreements; (b) other indebtedness that is evidenced by a note, bond, debenture or similar instrument; (c) obligations with respect to any drawn letters of credit, bankers’ acceptances, surety bonds, interest rate swap agreements, foreign currency exchange contracts or other hedging agreements; (d) any capital lease obligations; (e) any liabilities issued or assumed as the deferred purchase price of property, including all notes and “earn-out” payments (but excluding trade accounts payable and other accrued current liabilities to the extent included in the calculation of Working Capital); (f) any Taxes (i) payable by any Company Entity after the Closing that would not have been payable by the Company Entity after the Closing but for the deferral of such Taxes pursuant to the relevant provisions of the CARES Act or similar laws in response to COVID-19 and (ii) up to $20,000 of underpaid UK value added tax resulting from CPI UK’s recovery of import value added tax on goods not owned by CPI UK (for the avoidance of doubt, nothing in this clause (f) shall limit the applicability of Section 7.10(q)); (g) the debt-like items set forth on Schedule 1.1(a); (h) any guaranty of the type of obligations described in (a)-(g) above; and (h) all accrued interest, fees, premiums, penalties and/or other amounts due in respect of any of the foregoing.

“Company Entity Continuing Employee” has the meaning set forth in Section 7.9(a).

“Company Intellectual Property” means all Intellectual Property owned by the Company Entities (provided that for Intellectual Property owned by Garlock Canada, only Intellectual Property owned by Garlock Canada and used primarily in the Business shall be included).

“Company Privacy Commitments” has the meaning set forth in Section 4.22(a).

“Compliant” means, with respect to the Required Information, that such Required Information does not contain any untrue statement of a material fact regarding the Company Entities, their Subsidiaries and the Business, or omit to state any material fact regarding the Company Entities, their Subsidiaries and the Business, in each case, necessary in order to make such Required Information not materially misleading under the circumstances under which such statements are made (giving effect to all supplements and updates thereto).

Annex I - 3

“Confidentiality Agreement” has the meaning set forth in Section 7.2(b).

“Consent” means any consent, approval, authorization, waiver or registration required to be obtained from, filed with or delivered to any Person in connection with the consummation of the transactions contemplated hereby.

“Contracts” means all legally binding, written contracts, leases, licenses and other agreements (including any amendments and other modifications thereto but excluding any purchase orders) to which any Company Entity is a party that are in effect on the date of this Agreement; provided that with respect to Garlock Canada, only Contracts primarily related to the Business shall be included in this definition.

“Controlled Group” means any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company Entities or (ii) which together with the Company Entities is treated as a single employer under Section 414(b) or (c) of the Code.

“Copyrights” means all copyrights, whether in published or unpublished works, which include literary works, and any other original works of authorship fixed in any tangible medium of expression; databases, data collections and rights therein, software, web site content; rights to compilations, collective works and derivative works of any of the foregoing; and registrations and applications for registration for any of the foregoing.

“Covenant Expiration Date” has the meaning set forth in Section 10.1.

“COVID-19” means the SARS-CoV-2 virus and COVID-19 disease, and any evolutions, variations or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“Debt Agreements” means (i) that certain Second Amended and Restated Credit Agreement, dated as of June 28, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Parent Credit Agreement”), among EnPro Industries, Inc. and EnPro Holdings, as domestic borrowers, the designated borrowers party thereto, the guarantors party thereto, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer, and (ii) that certain Indenture, dated as of October 17, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Parent Indenture” and, together with the Parent Credit Agreement, the “Parent Debt Facilities”), among EnPro Industries, Inc., the guarantors party hereto from time to time and U.S. Bank National Association, as trustee.

“Debt Commitment Letter” has the meaning set forth in Section 6.6(a).

“Debt Financing” has the meaning set forth in Section 6.6(a).

“Debt Financing Sources” means the entities that have committed to provide or arrange or otherwise have entered into agreements pursuant to the Debt Commitment Letter or in connection with all or any part of the Debt Financing described therein, or replacement debt financings, in connection with the transactions contemplated hereby, including the parties to any commitment letters, joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with each Affiliate thereof and each officer, director, employee, partner, controlling person, auditor, attorney, agent and representative of each such entity, Affiliate, or other Person and their respective successors and assigns.

Annex I - 4

“Disclosed Personal Information” has the meaning set forth in Section 7.19(a).

“Domain Names” means Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet and all applications for any of the foregoing.

“Effective Time” means 12:01 a.m. Eastern Time on the Closing Date.

“Employee Plans” has the meaning set forth in Section 4.12(a).

“EnPro Acquirer” has the meaning set forth in Section 7.18(a).

“Environment” means soil, surface water, groundwater, stream sediments, and ambient and indoor air.

“Environmental Law” means all applicable Laws concerning pollution or protection of the Environment or human health and safety as enacted prior to and in effect as of the Closing Date, including all such Laws relating to the generation, processing, storage, use, distribution, disposal, emission, discharge, or Release, investigation, removal or remediation of, or exposure of any Person to, any Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Estimated Closing Cash” has the meaning set forth in Section 2.3(a).

“Estimated Closing Company Debt” has the meaning set forth in Section 2.3(a).

“Estimated Purchase Price” means (i) the Base Purchase Price, plus (ii) Estimated Closing Cash, plus (iii) any Estimated Working Capital Overage, minus (iv) the Closing Company Debt, minus (v) any Estimated Working Capital Underage, minus (vi) the Estimated Selling Expenses.

“Estimated Selling Expenses” has the meaning set forth in Section 2.3(a).

“Estimated Working Capital” has the meaning set forth in Section 2.3(a).

“Estimated Working Capital Overage” means the amount, if any, by which the Estimated Working Capital is greater than the Target Working Capital.

“Estimated Working Capital Underage” means the amount, if any, by which the Estimated Working Capital is less than the Target Working Capital.

Annex I - 5

“ETA” has the meaning set forth in Section 7.10(l)(iv).

“Excluded Assets” means the following assets of the Asset Sellers: (a) Permits to the extent not transferable to Buyer or not related primarily to the Business, (b) insurance policies and rights, claims or causes of action thereunder, (c) Intercompany Obligations, (d) cash and cash equivalents, (e) corporate books and records, tax records, work papers, and other books and records that such Asset Sellers are required by Law to retain or are not related primarily to the Business, (f) any interest in or right to any refund of (or credit with respect to) Taxes that are Retained Liabilities or for which the Asset Sellers are responsible pursuant to this Agreement, (g) any assets related to any Employee Plans, (h) all rights of the Asset Sellers under this Agreement and any Agreement entered into in connection with this Agreement, (i) all assets related to the selling, general and administrative services afforded to the Asset Sellers by Affiliates of the Asset Sellers at the corporate level (including those assets that will be utilized in the provision of services under the Transition Services Agreement), (j) any assets not used primarily in the Business, (k) bank accounts of the Asset Sellers, (l) accounting records (including records related to Taxes) and internal reports relating to the business activities of the Asset Sellers other than the Business, (m) Intellectual Property owned by Garlock Canada that is not Company Intellectual Property, (n) contracts, leases, licenses and other agreements to which Garlock Canada is a party that area not Contracts, and (o) any assets listed on Schedule 1.1(b).

“Final Statement” has the meaning set forth in Section 2.5(a).

“Financial Statements” has the meaning set forth in Section 4.4(a).

“Financing Conditions” has the meaning set forth in Section 6.6(b).

“Fraud” means a misrepresentation in Article IV or Article V, which the Knowledge Group knew to be false, which was made with the intent to induce reliance by the Person to whom such representation was made, and upon which such Person to whom such representation was made reasonably relied.

“French Exit Agreement” has the meaning set forth in Section 7.10(n)(ii).

“French Tax Group” has the meaning set forth in Section 7.10(n)(i).

“Fundamental Representations” means, collectively, the representations and warranties in Section 4.1(a) (Organization), Section 4.1(d) (Authority), Section 4.2 (Capitalization), Section 4.27 (No Brokers), Section 5.1 (Organization), Section 5.2 (Authority), Section 6.1(a) (Organization and Standing), Section 6.2 (Authority; Validity and Effect) and Section 6.9 (No Brokers).

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“General Enforceability Exceptions” means applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally from time to time in effect and the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity).

Annex I - 6

“German PLPA” has the meaning set forth in Section 7.10(m)(i).

“German Tax Group” has the meaning set forth in Section 7.10(m)(v).

“Governmental Authority” means any government or political subdivision, whether federal, state, provincial, local or foreign, or any agency of any such government or political subdivision, or any federal, state, provincial, local or foreign court.

“Guaranteed Obligations” has the meaning set forth in Section 11.20.

“Hazardous Material” means any material that is listed or defined as a “hazardous substance,” “hazardous waste,” “toxic substance” or any other term of similar meaning and regulatory effect under any Environmental Law, including petroleum, asbestos and asbestos-containing materials, per- or polyfluoralkyl substances and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Taxes” means any federal, state, local or foreign tax, charge, fee, impost, levy or other assessment which is based upon, measured by, or calculated with respect to net income or profits or gross receipts together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority with respect thereto.

“Indemnified Claim” has the meaning set forth in Section 7.5(g).

“Indemnified Party” has the meaning set forth in Section 7.5(g).

“Indemnitor” has the meaning set forth in Section 7.5(g).

“Insurance Policies” has the meaning set forth in Section 4.17.

“Intellectual Property” means Copyrights, Domain Names, Patents, Trademarks, Software and Trade Secrets.

“Intercompany Obligations” means intercompany obligations or liabilities (including accounts payable and accounts receivable) between the Business, on the one hand, and the Seller Parties or their Affiliates, on the other hand.

“Interim Financial Statements” has the meaning set forth in Section 4.4(a).

“IRS” has the meaning set forth in Section 4.12(b).

“IT Assets” means computers, software, databases, hardware, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment (including communications equipment, terminals and hook-ups that interface with third party software or systems) owned, licensed, leased or otherwise used by the Company Entities.

Annex I - 7

“Knowledge Group” means Anthony Webb, Bill Favenesi, Marisela Salinas, Jerry Shotts, Jon Naylor and Aurélie Hugonnier.

“Law” means any law, statute, code, ordinance, regulation or rule of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.7.

“Liens” means any mortgage, lien, security interest, license, option, pledge or other similar encumbrance.

“Losses” means any losses, liabilities, damages, penalties, fines, Taxes, settlement costs, costs, fees and expenses (including reasonable attorneys’ fees) but in no event shall Losses including any special, consequential, indirect, punitive or similar damages.

“Material Adverse Effect” means, with respect to the Business or Buyer, as applicable, any change, occurrence, event or development that (a) in the case of the Business, has, or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of the Business, taken as a whole, or on the ability of the Seller Parties to consummate the transactions contemplated by this Agreement, but, in each case, none of the following, either alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been, such a material adverse effect: any change, occurrence, event or development (i) resulting from general economic, political, regulatory, financial, banking, credit or securities market conditions, including any disruption thereof and any interest or exchange rate fluctuations, (ii) affecting companies in the industries, markets or geographical areas in which it conducts its business generally, (iii) resulting from the announcement or performance of, or compliance with, or the public or industry knowledge of, this Agreement or the transactions contemplated hereby, (iv) resulting from any changes in applicable Laws or accounting rules or interpretations thereof after the date hereof, (v) resulting from any actions contemplated by this Agreement, including with respect to obtaining any Consent required under this Agreement, (vi) resulting from natural disasters, acts of terrorism or war (whether or not declared), or epidemics or pandemics, including COVID-19, (vii) arising out of any action taken or omitted to be taken at the request or with the consent of the other party, (viii) resulting from actions taken in connection with the process of selling the Company Entities (including preparing for and implementing the transactions contemplated by this Agreement), (ix) resulting from any actions set forth on Schedule 4.20 or (x) arising out of, or resulting from or attributable to, any matter of which Buyer had knowledge on the date of this Agreement (provided, however, that any change, occurrence, event or development referred to in clauses (i) through (iv) or (vi) immediately above may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, development, circumstance, change or effect has a disproportionate effect on the Business relative to other companies in the industries, geographic locations or markets in which the Business operates) and (b) in the case of Buyer, has a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

“Material Contracts” has the meaning set forth in Section 4.13.

Annex I - 8

“Notice of Exercise of Put Option” means a valid Notice of Exercise (as defined in the Put Option Agreement) in accordance with the Put Option Agreement.

“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Authority.

“Owned Real Property” has the meaning set forth in Section 4.6(b).

“Parent Credit Agreement” has the meaning set forth in the definition of Debt Agreements.

“Parent Debt Facilities” has the meaning set forth in the definition of Debt Agreements.

“Parent Indenture” has the meaning set forth in the definition of Debt Agreements.

“Patents” means all patents, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention, and any other indicia of invention ownership issued or granted by any Governmental Authority, including all applications for any of the foregoing.

“Permits” means any license, permit, authorization, certificate of authority, qualification or similar document or authority that has been issued or granted by any Governmental Authority.

“Permitted Liens” means (a) Liens arising under or related to the Company Debt that will be removed at Closing, (b) Liens for Taxes, assessments and other charges of Governmental Authorities not yet due and payable or being contested in good faith and for which adequate reserves have been established on the Financial Statements in accordance with GAAP, (c) mechanics’, workmens’, landlords’, repairmen’s, warehousemen’s, carriers’ or other like Liens arising or incurred in the ordinary course of business or by operation of Law if the underlying obligations are not yet due and payable, (d) the Liens set forth on Schedule 1.1(c) and (e) with respect to the Real Property, Permitted Liens shall also include (i) any conditions or encroachments that may be shown by a current, accurate survey, (ii) easements, encroachments, restrictions, rights-of-way and any other non-monetary title defects and (iii) zoning, building and other similar restrictions; provided, however, that none of the foregoing described in this clause (e) will individually or in the aggregate materially impair the continued use and operation of the property to which they relate in the Business as presently conducted.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other legal entity or Governmental Authority.

“Personal Information” means data that relates to, identifies, describes or is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with an identified or identifiable individual or household, including name, address, telephone number, electronic mail address, unique government-issued identifier, unique or online identifier, deterministic or probabilistic identifiers, account number, credit or debit card number, IP address or other electronic network activity information, biometric or health information, protected class information, professional, employment-related or educational information, geolocation data, commercial information (including products or services or other purchasing or consuming histories or tendencies), inferences drawn from personal information to create a profile, or any other data that may be used to identify an individual or is otherwise considered personally identifiable information, sensitive data, protected health information, or special categories of personal data or personal information under applicable Law.

Annex I - 9

“Phase 2 Decision” means a final report issued by the CMA pursuant to section 38 of the Enterprise Act 2002.

“PLPA Loss Compensation Claim” has the meaning set forth in Section 7.10(m)(ii).

“PLPA Profit Transfer Claim” has the meaning set forth in Section 7.10(m)(ii).

“PLPA Transitional Period” has the meaning set forth in Section 7.10(m)(ii).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, for any Straddle Period, the portion of such Straddle Period after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, for any Straddle Period, the portion of such Straddle Period up to and including the Closing Date.

“Preliminary Allocation” has the meaning set forth in Section 2.6(b).

“Privacy Law” has the meaning set forth in Section 4.22(a).

“Processing” (and the correlative meanings of “Process”, “Processed” and “Processes”) means the receipt, collection, sharing, selling, disclosing, transferring, renting, retrieval, consultation, analysis, combination, accessing, storage, use, security, transfer, restriction, destruction, or other processing or operations or set of operations, whether or not by automated means.

“Product” has the meaning set forth in Section 4.26(a).

“Proposed Allocation” has the meaning set forth in Section 2.6.

“Purchase Price” means (i) the Estimated Purchase Price, plus (ii) any Adjustment Amount payable to Seller Representative, minus (iii) any Adjustment Amount payable to Buyer.

“Purchased Assets” means (i) substantially all of the assets of CPI Canada and (ii) the assets of Garlock Canada located at the Brantford Facility and used primarily in the Business, in each case, other than Excluded Asset

“R&W Policy” means that certain Representation and Warranties Insurance Policy No. F21V7250A001 issued by Houston Casualty Company to Buyer as named insured.

“Real Property” means all the real (immovable) property and interests in real (immovable) property, real (immovable) property leaseholds and real (immovable) property subleaseholds, all buildings and other improvements thereon and other real (immovable) property interests currently used in the Business.

Annex I - 10

“Real Property Leases” has the meaning set forth in Section 4.7.

“Related Persons” has the meaning set forth in Section 4.24.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping of a Hazardous Material into the Environment.

“Representatives” means a party’s accountants, counsel, consultants, advisors and agents.

“Required Information” means all financial statements, financial data, audit reports and other information solely to the extent required by paragraph 10 of Exhibit C to the Debt Commitment Letter.  Buyer shall bear the cost of preparation of any such Required Information.

“Required Lien Releases” has the meaning set forth in Section 7.13.

“Restricted Business” means the Business as conducted by the Company Entities as of the Closing Date.  For purposes of clarification, notwithstanding any provision herein to the contrary, the Restricted Business does not include and nothing in this Agreement shall prohibit (i) Technetics Group LLC from designing, manufacturing and selling the products it sells on the date hereof, or (ii) GGB, Inc. from designing, manufacturing and selling bushings and bearings to the aftermarket and OEM compressor market.

“Restricted Period” has the meaning set forth in Section 7.18(a).

“Restricted Territory” means any countries in which the Company Entities have conducted business in the twelve (12) months prior to the Closing Date.

“Retained Liabilities” means (i) all liabilities of the Asset Sellers under this Agreement and the agreements and documents executed in connection with this Agreement, (ii) all liabilities of the Asset Sellers related to employees other than Business Continuing Employees, (iii) all liabilities under Employee Plans administered by Affiliates of the Asset Sellers, other than liabilities for accrued vacation and sick time to the extent included in the definition of Working Capital, (iv) liabilities of the Asset Sellers for Company Debt, (v) liabilities of the Asset Sellers related to Intercompany Obligations, (vi) Seller Indemnified Taxes, (vii) all liabilities of the Asset Sellers for Selling Expenses, (viii) all liabilities of the Seller Parties and the Company Entities unrelated to the Business, (ix) the item set forth on Schedule 1.1(d) and (x) all liabilities or obligations arising out of or relating to an Excluded Asset.

“Schedules” means the disclosure schedules delivered by or on behalf of the Company Entities prior to or concurrently with the execution and delivery of this Agreement.

“Seller Counsel” has the meaning set forth in Section 11.18.

“Seller Indemnified Taxes” has the meaning set forth in Section 7.10(q).

Annex I - 11

“Seller Related Parties” means (i) any Affiliates of Seller Parties not party hereto, (ii) any former, current or future, direct or indirect, officers, other fiduciary, directors, employees, affiliates, stockholders, equityholders, managers, members, partners, agents, attorneys, advisors, lenders or other representatives of Seller Parties or their Affiliates (other than any Company Entity) and (iii) any of Seller Parties’ or their Affiliates’ respective successors or assigns; provided, that in no event shall any Seller Party be a Seller Related Party.

“Sellers’ Knowledge” means the actual knowledge without independent investigation (and will in no event encompass constructive, imputed or similar concepts of knowledge) of the Knowledge Group.

“Selling Expenses” means (a) all of the fees, costs and expenses payable by the Company Entities to outside legal counsel, accountants, advisors, brokers and other third parties incurred by the Company Entities in connection with the consummation of the transactions contemplated by this Agreement and unpaid as of the Closing, (b) any payments made to employees, including the associated employer’s national insurance contributions, under the long-term incentive plan operated by EnPro Holdings on or after the Closing Date, (c) any payments made in connection with the retention agreements listed on Schedule 4.12(h) and (d) change of control bonuses payable to employees of the Company Entities as a result of the transactions contemplated by this Agreement and unpaid by the Company Entities as of the Closing and the employer’s share of any withholding, payroll or similar Taxes to the extent attributable to such amounts.  For the avoidance of doubt, the cost of the R&W Policy and the cost of any filing made in connection with the HSR Act and any other fees associated with all filings and submissions referenced in Section 7.6(b) are not Selling Expenses.

“Software” means computer software programs, including all source code, object code, specifications, designs and documentation related thereto.

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Subsidiaries” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, association or other business entity.

“Surviving Rights” has the meaning set forth in Section 10.2(a).

Annex I - 12

“Target Working Capital” means twenty-two million two hundred fifty two thousand dollars ($22,252,000).

“Tax” means (i) any federal, state, local or foreign income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, capital stock, value added, production, transfer, excise, franchise, profits, license, withholding, payroll, social security (or similar) employment, excise, severance, utility stamp, occupation, premium, real and personal property, escheat or unclaimed property, environmental or windfall profit tax, custom, duty or other tax, similar governmental fee or other similar assessment or similar charge, together with any interest, penalties, additions to tax imposed by any Taxing Authority, (ii) all liability for the payment of any items described in clause (i) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined unitary or aggregate group (or being included in any Tax Return related to such group), in each case, to the extent such relationship existed prior to Closing and (iii) all liability for the payment of any amounts as a result of any obligation to indemnify any other Person (other than any commercial agreement entered into within the ordinary course of business and for which the principal purpose does not relate to Taxes or any such agreements that were entered into solely among the Company Entities) or any successor or transferee liability, in respect of any items described in clause (i) or (ii) above.

“Tax Proceeding” has the meaning set forth in Section 7.10(e).

“Tax Returns” means all Tax returns, declarations, elections, schedules, disclosure, claims for refund, information returns or statements, reports and forms filed or required to be filed with any Taxing Authority, including any attachment and any amendment thereof.

“Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.

“Termination Date” has the meaning set forth in Section 9.1(b).

“Top Customers” has the meaning set forth in Section 4.14(a).

“Top Suppliers” has the meaning set forth in Section 4.14(b).

“Trade Secrets” means any trade secrets, know-how, inventions, processes, procedures, databases, confidential business information and any other proprietary information or rights that would constitute a “trade secret” under applicable Law.

“Trademarks” means trademarks, service marks, fictional business names, trade names, commercial names, certification marks, collective marks, social media handles and related accounts and other proprietary rights to any words, names, slogans, symbols, logos, devices or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services, and all registrations of the foregoing.

“Transfer Taxes” has the meaning set forth in Section 7.9.

“VAT” has the meaning set forth in Section 4.5(o).

Annex I - 13

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Working Capital” means the current assets of the Business less the current liabilities of the Business calculated in accordance with the Accounting Principles (including the example Working Capital calculation set forth on Annex II hereof, the “Illustration of Working Capital”); provided, that (i) no amount of Cash shall be included as a current asset, (ii) no amount of the Company Debt shall be included as a current liability, (iii) no amount of the Selling Expenses shall be included as a current liability and (iv) no Excluded Assets or Retained Liabilities shall be included in the calculation of Working Capital.  For purposes of clarification, only current assets and current liabilities included in the Illustration of Working Capital shall be included in any calculation of Working Capital for purposes of this Agreement.

Annex I - 14

ANNEX II

WORKING CAPITAL ACCOUNTING PRINCIPLES

[exhibit omitted]

Annex II - 1

EXHIBIT A

EQUITY TRANSFER DOCUMENTS

[exhibit omitted]

A-1

EXHIBIT B

BILL OF SALE

[exhibit omitted]

B-1

EXHIBIT C

ASSIGNMENT AND ASSUMPTION AGREEMENT

[exhibit omitted]

C-1

EXHIBIT D

TRANSITION SERVICES AGREEMENT

[see attached]

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”), dated as of [•], 2021 (the “Effective Date”), is between Granite US Holdings Corporation, a Delaware corporation (“Buyer”), and EnPro Holdings, Inc., a North Carolina corporation (“EnPro Holdings”).

Background Statement

EnPro Holdings and Buyer are parties to that certain Equity and Asset Purchase Agreement (as amended, modified, supplemented or waived from time to time, the “Purchase Agreement”) dated as of October 12, 2021 by and between EnPro Holdings, Compressor Products Holdings Limited (UK), EnPro Hong Kong Holdings Company Limited, Garlock GmbH, Coltec Industries France SAS, Compressor Products International Canada, Inc. and Garlock of Canada LTD (each a “Seller Party” and collectively the “Seller Parties”), Buyer and Granite Holdings II B.V., as Buyer Guarantor, pursuant to which the Seller Parties will sell, and Buyer will purchase, the Equity Interests and the Purchased Assets, as more particularly described in the Purchase Agreement (the “Transaction”). Capitalized terms not defined herein shall have the meanings given to such terms in the Purchase Agreement.

In connection with the Transaction, Buyer desires that EnPro Holdings and its Affiliates provide, or cause to be provided, certain transition services to Buyer and its Affiliates on an interim basis, and EnPro Holdings desires that Buyer and its Affiliates provide, or cause to be provided, certain transition services back to the Seller Parties on an interim basis. Each party is willing to perform such transition services, as set forth herein. A party or its Affiliates providing Services, or causing Services to be provided, hereunder shall be the “Service Provider” and a party or its Affiliates receiving Services hereunder shall be the “Service Recipient”.

Statement of Agreement

The parties agree as follows:

1.           Transition Services.

(a)         Services.  Subject to the provisions of Section 2 below, during the Transition Period (as hereinafter defined), each Service Provider shall provide to each Service Recipient the services set forth on the schedules hereto, as amended from time to time in accordance with this Section 1(a) (the “Services”). The initial Services to be provided by EnPro Holdings and its Affiliates are set forth on Schedule A (the “Seller Services”) and the initial Services to be provided by Buyer and its Affiliates are set forth on Schedule B (the “Buyer Services”). For a period not to exceed three (3) months after the Effective Date, if either of the parties hereto reasonably determine that a service or services were inadvertently omitted from the list of services on such schedules, and such omitted service or services was provided to such party or its Affiliates by the other party or its Affiliates at any time during the twelve (12) months prior to the Closing Date, the parties shall negotiate in good faith the terms, costs (which shall be at a cost equal to not more than 10% of the cost to such Service Provider of providing such service on a historical basis, as calculated in accordance with the historical cost allocation methodology used by such party to determine the cost of comparable services hereunder) and conditions upon which such services will be provided, as well as the scope of any such services and such services shall be added to the applicable schedule, it being understood and agreed that the terms and conditions of such additional services shall be substantially similar to the terms and conditions otherwise set forth in this Agreement; provided, for the avoidance of doubt, that any such additional services shall be subject to the standards set forth in Section 1(b); provided, further, that the Service Provider shall not unreasonably condition, withhold or delay its agreement to the addition of such additional services on reasonable terms consistent with this Agreement as long as such additional service will not put an undue burden on the business of the Service Provider at the time of such request; provided, that in no event shall Service Provider be obligated to provide additional Services hereunder.  Any additional services so provided shall constitute Services under this Agreement and be subject in all respect to the provisions of this Agreement as if fully set forth on the schedules hereto as of the date hereof.

(b)        Standard of Performance.  Unless otherwise specifically agreed to in writing by EnPro Holdings and Buyer, (i) each Service Provider shall provide, or cause each of its Affiliates providing Services to provide, each of the Services to the applicable Service Recipient with a degree of care, skill and diligence consistent with the care, skill and diligence such Person exercises in the conduct of its own activities (but in no event less than a reasonable degree of care), in good faith and in accordance with applicable Laws, and (ii) the Services to be provided by EnPro Holdings and its Affiliates that are equivalent to those provided to the Business prior to the Closing shall be, in all material respects, consistent in scope, quality, timeliness, and nature with those provided to, or provided on behalf of, the Business during the twelve (12) months prior to the Effective Date (without taking into account any reductions in priority effected since the date discussions commenced regarding the Transaction without a reasonable business and/or operational purpose) and otherwise (x) in a commercially reasonable manner and (y) on a priority basis that is not lower than with respect to any similar services that the Service Provider provides to itself or any of its Affiliates. Subject to clause (ii) of the immediately preceding sentence, each Service shall be provided on a schedule as reasonably agreed by the parties. Service Provider shall devote such time and resources as are reasonably necessary to ensure the provision of such Services to the Service Recipient in a manner that is consistent with standards set forth in this Section 1(b).

(c)         Modifications to Services.  Nothing herein shall prohibit Service Provider from making such changes as it deems necessary in its sole discretion (including upgrading, downgrading, or changing technology, software or information systems used by it in connection with this Agreement) and applying such changes, to the extent applicable, to the Services; provided, however, that such changes shall not materially and adversely affect the nature, quality, timeliness and standard of care with respect to the Services hereunder; provided, further, that Service Provider shall provide Service Recipient with as much advance written notice of any such changes or modifications as is practicable under the circumstances (and in any event at least thirty (30) days prior notice of such change or modification).  Notwithstanding anything to the contrary contained herein, Service Provider shall have no obligation to provide a Service to the extent that any changes are made to the Business that materially increase Service Provider’s costs or materially and adversely change Service Provider’s burden with respect to the provision of such Services, or that make the provision of such Services commercially impracticable; provided, that an increase in the cost of providing any Service (not caused by a change in the Business or burdens of providing the Services as described in this sentence) in and of itself shall not be sufficient to eliminate Service Provider’s obligations to provide such Service.  Service Provider shall have no obligation to provide, or to cause to be provided, Services to any Person other than the Service Recipient.

(d)         Personnel.  The Services shall be performed by the personnel of Service Provider or its Affiliates. Service Provider and its Affiliates shall use appropriately skilled and experienced persons in sufficient numbers, consistent with past practices of Service Provider or such Affiliates, as applicable, to complete the performance of the applicable Services in accordance with the terms hereof. In addition, Service Provider may cause any Service it is required to provide hereunder to be provided by a third party (a “Third Party Service Provider”); provided, that to the extent such Service was not provided to Service Recipient and its Affiliates by a Third Party Service Provider as of immediately prior to the Effective Date, Service Provider shall require written consent of Service Recipient prior to outsourcing such Service to a Third Party Service Provider, which consent shall not be unreasonably withheld, conditioned or delayed; provided that Service Provider shall use good faith efforts to answer any questions of Service Recipient related to a new Third Party Service Provider (and the terms on which such Third Party Service Provider is engaged) and attempt in good faith to address any reasonable concerns raised by Service Recipient related thereto. Service Provider shall not be responsible for the performance of any Services provided by a Third Party Service Provider hereunder but shall assign and pass through to Service Recipient all warranties, obligations and duties of such Third Party Service Provider related to any Services provided by such Third Party Service Provider, or to the extent such warranties, obligations and duties cannot be transferred, assigned or passed through, Service Provider shall use commercially reasonable efforts to exercise and enforce any rights against such Third Party Service Provider related to such Services for the benefit of Service Recipient (provided, that nothing herein shall require Service Provider to commence any Action against a Third Party Service Provider).  Notwithstanding anything contained in this Agreement, unless expressly agreed on the Schedules hereto, any agreement entered into between Service Provider and Third Party Service Provider shall not impose any obligations on Service Recipient beyond the scope of this Agreement or more onerous to Service Recipient than the obligations under this Agreement. Any (i) change in a Third Party Service Provider by Service Provider or (ii) amendment or modification to any services provided by a Third Party Service Provider that would materially and adversely affect the Services provided to Service Recipient hereunder, in each case, shall also require prior consent of Service Recipient, in the same manner as provided under this Section 1.1(d).

(e)         Impracticability. Service Provider shall not be required to provide any Service to the extent the performance of such Service becomes impracticable as a result of a cause or causes outside the reasonable control of Service Provider or to the extent the provision of such Service would require Service Provider to violate any applicable Laws or, with respect to any additional Service added after the date hereof, the terms of any Contract. Service Provider shall promptly notify Service Recipient upon learning of such a cause or causes and, in such case, the parties shall work together in good faith (including, on the part of the Service Provider, using commercially reasonable efforts) to remedy any such problems. Service Provider shall use commercially reasonable efforts to resume its performance of a Service so suspended with the least possible delay as soon as reasonably practicable.

(f)         Access.  Service Recipient shall make available on a timely basis to Service Provider all information and materials reasonably requested by Service Provider that are necessary or convenient to enable it to provide the Services. Service Recipient shall permit Service Provider and its employees and agents access, during regular business hours upon reasonable prior notice, to Service Recipient’s premises and such data, records and personnel as Service Provider may reasonably request for the purposes of providing the Services; provided that such access does not unreasonably disrupt the normal operations of the Service Recipient or require the Service Recipient to incur any out-of-pocket expense.

(g)         Cooperation.  In the event (i) there is nonperformance of any Service as a result of a Force Majeure Event or an event described in Section 1(e) above, (ii) Service Provider cannot obtain from a third party a license or consent necessary for the provision of a Service, or (iii) the provision of an IT Service is materially affected by an unexpected information technology risk that (x) causes Service Provider’s IT systems or applications to shut down or malfunction or (y) causes Service Provider, exercising reasonable professional judgment and acting in good faith, to shut down its IT systems or applications to prevent serious damage to such systems and applications, the parties shall cooperate with each other in good faith to achieve a reasonable arrangement in order to permit Service Recipient to continue to receive the affected Service. All reasonable, documented, out-of-pocket costs for any such alternative arrangement shall be borne by Service Recipient; provided, that in no event shall Service Recipient be responsible for any mark-up of any kind imposed by Service Provider; or charges for overhead, administrative costs or otherwise that are in excess of the Charges provided for the Service prior to instituting such alternative arrangement.

(h)         Services Charges.  With respect to the Services set forth on the schedules hereto, the charges for each Service (the “Charges”) shall be set forth on the schedules hereto. Service Provider shall be responsible for the costs and expenses that it incurs in connection with the Services to be provided by Service Provider or any of its Affiliates, as applicable, hereunder; provided, that Service Provider shall be entitled to reimbursement of any reasonable, documented, out-of-pocket costs (which, for the avoidance of doubt, shall not include any mark-up, administrative costs or overhead expenses such as salaries, rent and other general or administrative overhead expenses or fee of any kind imposed by Service Provider) incurred by Service Provider or any of its Affiliates, as applicable, directly resulting or arising from the provision of its Services to Service Recipient and its Affiliates (including the Company Entities) as long as such costs and expenses are (i) consistent in size, scope and type as those incurred in connection with such Service(s) during the twelve (12)-month period prior to the date hereof (without taking into account any increase in such costs and expenses effected since the date discussions commenced regarding the Transaction without a reasonable business and/or operational purpose) or (ii) otherwise approved by Service Recipient in writing (including via e-mail) in advance. Each Service Recipient shall pay the fees set forth on the schedules hereto with respect to the Services to be received by such party. In addition, to the extent that the fees charged by a Third Party Service Provider who provides such Services as of the Closing Date are increased by such Third Party Service Provider in the ordinary course during the Transition Term, Service Provider shall be entitled to pass through to Service Recipient and Service Recipient shall pay such cost increases (but not any additional mark-up on such cost increases). Any sales, service, value-added, use, excise, consumption and similar taxes, duties, tariffs, fees, assessments or levies (“Indirect Taxes”)  imposed on the performance or delivery of the Services shall be the responsibility of Service Recipient; provided, that the Service Recipient will not be responsible for any Indirect Taxes solely attributable to Service Provider’s failure to comply with any applicable certification, identification, documentation, information or other reporting requirement, in each case, required to be satisfied by Service Provider under applicable Law. The parties shall cause the relevant Service Providers and Service Recipients to use commercially reasonable efforts to (i) minimize the amount of Indirect Taxes by Service Recipient pursuant to this Section 1(h), (ii) claim (1) the benefit of any exemptions or reductions in applicable rates and (2) any available refunds or credits of Indirect Taxes by Service Recipient and (iii) minimize any other incremental tax burden on any party or any of its Affiliates as a result of the provision of services under this Agreement. Any such refund or credit recovered shall be paid to the party that bore the relevant Indirect Tax less any reasonable out-of-pocket expenses incurred by the other party in obtaining such refund or credit. The parties shall cause Service Recipient and Service Provider to take reasonable steps to cooperate to minimize the imposition of, and the amount of any Indirect Taxes described in this Section 1(h).

(i)          Invoices and Payment.  Unless otherwise agreed on the schedules hereto, within fifteen (15) days after the end of each month, Service Provider shall provide to Service Recipient an invoice for the amount due with respect to the Services provided during such month. Such invoice shall set forth a description of the Services provided during such month and the amount due with respect to each such Service. Undisputed invoices shall be due and payable thirty (30) days after receipt of the invoice, and to the extent not paid when due, Service Recipient shall also be obligated to pay interest on such amount at a rate of eight percent (8%) per annum.

(j)         Invoice Disputes.  In the event of an invoice dispute, Service Recipient shall deliver a written statement to Service Provider no later than ten (10) days prior to the date payment is due on the disputed invoice listing all disputed items and providing a reasonably detailed description of each disputed item. In the event Service Recipient was not aware, and could not reasonably have become aware, of circumstances giving rise to a dispute within the ten (10) days prior to the date such payment is due, then Service Recipient shall have ten (10) days from the date when it first learns of circumstances giving rise to a dispute within which to dispute an invoice in accordance with the foregoing sentence. Amounts not so disputed shall be deemed accepted and shall be paid, notwithstanding disputes on other items, within the period set forth in Section 1(i). The parties shall seek to resolve all such disputes expeditiously and in good faith.

(k)         Responsibility for Wages and Fees. Any employee of Service Provider or any of its Affiliates who, on behalf of Service Provider or its Affiliates, provides Services to Service Recipient under this Agreement (each a “Service Provider Employee”) (i) will remain an employee of Service Provider or such Affiliate, as applicable, and shall not be deemed to be an employee of Service Recipient for any purpose, and (ii) Service Provider or such Affiliate, as applicable, shall be solely responsible for the payment and provision of all wages, bonuses and commissions, employee benefits, including severance and worker’s compensation, and the withholding and payments of applicable Taxes relating to the employment of such Service Provider Employees.

(l)          Intellectual Property Ownership and License.  Except as otherwise set forth in the Purchase Agreement or any other Transaction Agreement, each party shall retain all right, title and interest in and to its Intellectual Property used in connection with the Services.  Each party hereby grants on behalf of itself and its Affiliates to the other party and its Affiliates, a limited, royalty-free, fully paid-up, worldwide, non-sublicensable, non-exclusive, non-transferable (except as set forth in Section 5(c)) license solely during the Transition Period in, to and under all Intellectual Property, software, technology and data owned or controlled by such party or any of its Affiliates, solely to the extent necessary for, as applicable, each Service Provider to provide the Services and each Service Recipient to receive and use the Services.

2.           Term and Termination.

(a)        Term.  The term during which the parties shall provide the Services (the “Transition Period”) shall commence on the Effective Date and shall end, as to any particular type of Services, on the date indicated on the schedules hereto (the “End Date”), unless earlier terminated pursuant to the terms of this Agreement.

(b)         Termination Upon Breach.  Either party may terminate this Agreement upon a material breach by the other party if such material breach is not cured by the breaching party within 30 days following the date on which the non-breaching party gives written notice specifying the facts constituting the default.

(c)         Partial Termination.  The parties acknowledge and agree that Service Recipient may determine from time to time that it does not require all the Services set out on the applicable schedules hereto or that it does not require such Services for the entire period up to the applicable End Date. Accordingly, Service Recipient may terminate any Service, in whole and not in part, upon notification to Service Provider in writing of any such determination, which notice shall be received by Service Provider no later than 30 days prior to the desired termination date for a particular Service. In the event that (i) any cancellation or termination fees are payable to a Third Party Service Provider as a result of early termination of a Service by Service Recipient and (ii) the amount of such cancellation or termination fees and terms under which such fees are payable are set forth on Schedule A or Schedule B hereto, as applicable, or were communicated to the Service Recipient by the Service Provider in writing prior to the engagement of the Third Party Service Provider, Service Recipient shall reimburse Service Provider for any such charges.

(d)         Transition of Services.  During the term and following termination of this Agreement or the termination of any Services, the parties shall reasonably cooperate in providing for an orderly transition of Services to Service Recipient or to a successor service provider.

(e)         Extension of Services. If Service Recipient in good faith determines in relation to a Service that it cannot timely and/or orderly assume, or have assumed by an Affiliate or a third party such Service, Service Recipient shall be entitled to extend the term for such Service by delivering a written notice of extension to Service Provider no later than ten (10) business days prior to the expiration of the relevant term (the “Extension Notice”). Upon receipt of such Extension Notice, Service Provider shall continue to perform such Service for the extended term as set forth in the Extension Notice; provided that, except as set forth on the Schedules hereto, no individual extension shall be for a period extending past the date that is six (6) months following the Closing Date. The Services so performed by Service Provider after the applicable End Date shall continue to constitute Services under this Agreement and be subject in all respects to the provisions of this Agreement for the duration of the agreed-upon extension period.

(f)         Surviving Obligations.  Upon the expiration or termination of this Agreement for any reason, all further obligations of the parties hereto shall terminate, except that (i) the provisions of Sections 1(k), this Section 2, and Section 5 shall survive any such expiration or termination; (ii) each party to this Agreement shall be entitled to any remedy to which such party may be entitled at Law or in equity for any violation or breach by the other party of this Agreement occurring prior to the date of such expiration or termination; and (iii) each party shall remain obligated to make any payments outstanding under Section 1 hereof.

3.          Plant Rules.  Each party shall, and shall take appropriate measures to ensure that its employees and agents shall, comply in all material respects with all rules and regulations in effect at the premises of the other party, including any security requirements. No party shall stop, delay or interfere with the work schedule of the other party without the prior approval of such other party.

4.           IT Policies.  From and after the Effective Date, Service Recipient and its Affiliates shall cause all of their personnel having access to Service Provider’s (or its Affiliates) intranet or other computer software, networks, hardware, technology or computer-based resources (“Service Provider’s Network”) in connection with a Service to comply with all security guidelines (including physical security, network access, internet security, confidentiality and personal data security guidelines) of Service Provider and its Affiliates. Service Recipient and its Affiliates shall direct all of their personnel having access to Service Provider’s Network that Service Provider’s Network may be used only for the purposes contemplated by, and subject to the terms of, this Agreement. Service Provider shall be responsible for any breach of the foregoing directions by any of its and its Affiliates’ personnel.

5.           General.

(a)         Governing Law.  This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed and construed in accordance with the internal Laws of the State of Delaware, United States of America applicable to contracts made and wholly performed within such State, without regard to any applicable conflicts of law principles that would result in the application of the Laws of any other jurisdiction.

(b)         Force Majeure.  Neither party shall be liable for any failure or delay in performance hereunder if such failure or delay is caused, in whole or in part, by fire, flood, earthquake, riot, war, invasion, embargo or any similar event beyond the reasonable control of such party or its Affiliates (each, a “Force Majeure Event”). In the event of a Force Majeure Event, the affected party shall promptly notify the other party of the Force Majeure Event and shall use commercially reasonable efforts to remove the Force Majeure Event such that performance may be resumed.

(c)         Assignment and Amendment of Agreement; Waivers.  This Agreement shall be binding upon the respective successors and assigns of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, delegated or subcontracted by either party hereto without the prior written consent of the other party and any assignment in violation shall be void ab initio.

(d)         Confidentiality. During the term of this Agreement and thereafter, the parties hereto shall, and shall instruct their respective representatives to, maintain in confidence and not disclose the other party’s financial, technical, sales, marketing, development, personnel, and other information, records, or data, including, without limitation, customer lists, supplier lists, trade secrets, designs, product formulations, product specifications or any other proprietary or confidential information, however recorded or preserved, whether written or oral (any such information, “Confidential Information”). Each party hereto shall use the same degree of care, but no less than reasonable care, to protect the other party’s Confidential Information as it uses to protect its own Confidential Information of like nature. Unless otherwise authorized in any other written agreement between the parties, any party receiving any Confidential Information of the other party (the “Receiving Party”) may use Confidential Information only for the purposes of fulfilling its obligations under this Agreement (the “Permitted Purpose”). Any Receiving Party may disclose such Confidential Information only to its representatives who have a need to know such information for the Permitted Purpose and who have been advised of the terms of this Section 5(d) and the Receiving Party shall be liable for any breach of these confidentiality provisions by such Persons; provided, however, that any Receiving Party may disclose such Confidential Information to the extent such Confidential Information is required to be disclosed by a governmental order, in which case the Receiving Party shall promptly notify, to the extent possible, the disclosing party (the “Disclosing Party”), and take reasonable steps to assist in contesting such governmental order or in protecting the Disclosing Party’s rights prior to disclosure (at the Disclosing Party’s expense), and in which case the Receiving Party shall only disclose such Confidential Information that it is advised by its counsel that it is legally bound to disclose under such governmental order. Notwithstanding the foregoing, “Confidential Information” shall not include any information that the Receiving Party can demonstrate: (i) was publicly known at the time of disclosure to it, or has become publicly known through no act of the Receiving Party or its representatives in breach of this Section 5(d) or (ii) was rightfully received from a third party (other than the Company Entities or any of their Affiliates or their respective employees) without a duty of confidentiality. Upon demand by the Disclosing Party at any time, or upon expiration or termination of this Agreement with respect to any Service, the Receiving Party agrees promptly to return or destroy, at the Disclosing Party’s option, all Confidential Information; provided, that the Receiving Party may retain one (1) copy of any such Confidential Information purposes solely for compliance purposes. If such Confidential Information is destroyed, an authorized officer of the Receiving Party shall confirm such destruction in writing.

(e)         No Professional Services; Reporting Obligations.  Notwithstanding anything to the contrary contained in this Agreement or in the schedules hereto, (i) neither Service Provider nor any of its Affiliates shall be obligated to provide, or shall be deemed to be providing, any legal, financial, accounting or tax advice to Service Recipient or any of its Affiliates, as part of or in connection with the Services provided hereunder or otherwise, and (ii) neither Service Provider nor any of its Affiliates shall be obligated, as a result of storing or maintaining any data referred to herein or in the schedules, to prepare or deliver any notification or report to any Governmental Authority or other Person on behalf of Service Recipient or its Affiliates, unless such notification and/or report is expressly identified on the schedules hereto as a component of the applicable Service.

(f)          Notices.  Except as otherwise expressly provided in this Agreement, all notices, consents, waivers and other communications hereunder shall be provided in accordance with the provisions of Section 11.7 of the Purchase Agreement. Each party hereto shall designate a representative to act as the primary contact person for the provision of the Services. To the extent practicable, all communications relating to the provision of the Services shall be directed through the representatives. Buyer’s initial representative shall be [•], and EnPro Holding’s initial representative shall be [•]. The parties shall advise each other in writing, in accordance with the provisions of Section 11.7 of the Purchase Agreement, of any change of their respective representatives. The representatives shall meet on a periodic basis, as reasonably requested by Buyer or EnPro Holdings, during the term and shall address all issues related to the performance of the Services under this Agreement. The meetings of the representatives may be conducted by telephone.

(g)         Independent Contractor.  The relationship between EnPro Holdings and Buyer hereunder shall be an independent contractor relationship. Neither party shall be the agent of the other nor shall either party have any authority to act on behalf of the other in any manner or matter except in the manner and to the extent that the other may expressly agree to in writing.  Persons retained by either party as employees or agents shall not by reason thereof be deemed to be employees or agents of the other party. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each party being individually responsible only for its obligations as set forth in this Agreement. In addition, each party agrees that all employees and other personnel that such party may use to perform the Services hereunder shall remain, at all times and for all purposes, employees or agents of such party, and shall not be, or be deemed to be, employees or agents of the other party. Each party shall be responsible for all liabilities and obligations concerning all of the respective employees or agents of such party (arising from whatever source, including foreign, federal, state, or common law, tort, and/or contract).

(h)         Limitation of Damages.  NO PARTY HERETO SHALL BE LIABLE HEREUNDER FOR ANY LOSSES RELATING TO THE SERVICES PROVIDED PURSUANT TO THIS AGREEMENT, EXCEPT FOR LOSSES ARISING OUT OF SUCH PARTY’S OR ITS AFFILIATES’ (I) MATERIAL BREACH OF THIS AGREEMENT THAT IS NOT CURED BY THE BREACHING PARTY WITHIN THIRTY (30) DAYS FOLLOWING THE DATE ON WHICH THE NON-BREACHING PARTY GIVES WRITTEN NOTICE SPECIFYING THE FACTS CONSTITUTING THE DEFAULT (UNLESS SUCH BREACH IS INCAPABLE OF BEING CURED IN SUCH THIRTY DAY PERIOD BUT THE BREACHING PARTY HAS COMMUNICATED A REASONABLE PLAN TO CURE SUCH BREACH WITHIN A LONGER PERIOD NOT TO EXCEED 60 DAYS AND IS USING COMMERCIALLY REASONABLE AND DILIGENT EFFORTS TO IMPLEMENT SUCH PLAN) OR (II) GROSS NEGLIGENCE, WILFUL MISCONDUCT OR FRAUD. EXCEPT AS OTHERWISE PROVIDED HEREIN, THE PARTIES EXPRESSLY AGREE THAT NO WARRANTY SHALL BE IMPLIED UNDER THIS AGREEMENT, WHETHER WARRANTIES OF UTILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR OF MERCHANTABILITY OR OF ANY OTHER TYPE AND THAT NO WARRANTIES OF ANY SORT ARE MADE HEREIN. WITHOUT LIMITING THE FOREGOING, AND SUBJECT TO THE LIMITATIONS SET FORTH IN THIS SECTION 5(H), EXCEPT IN THE EVENT OF A PARTY’S (I) BAD FAITH, GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD IN THE PERFORMANCE OF SERVICES, NEITHER PARTY SHALL ASSERT AND EACH PARTY HEREBY WAIVES ANY CLAIM AGAINST THE OTHER PARTY OR ITS AFFILIATES, ON ANY THEORY OF LIABILITY FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR OTHER INDIRECT DAMAGES (INCLUDING, WITHOUT LIMITATION, LOSS OF PROFIT OR REVENUES AND LOSS OF BUSINESS OPPORTUNITY) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF THIS AGREEMENT OR THE SERVICES.

(i)          Headings.  The section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such paragraph or in any way affect such paragraph.

(j)          Counterparts.  This Agreement may be executed in counterparts with the same force and effect as if each of the signatories had executed the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(k)         Entire Agreement.  This Agreement, including the Schedules and Exhibits, together with the Purchase Agreement and the other agreements executed in connection therewith, constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof. The Schedules and Exhibits hereto are an integral part of this Agreement and are incorporated by reference herein. This Agreement supersedes all prior agreements, understandings, promises, representations and statements between the parties and their representatives with respect to the transactions contemplated by this Agreement.

(l)         Remedies. The parties hereto agree that irreparable damage may occur if any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that the parties will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled hereunder, at law or in equity.

(m)        Books and Records.  Each party shall keep and maintain books, records, accounts and other documents reasonably sufficient to reflect accurately and completely the transactions conducted, and all associated costs incurred, pursuant to this Agreement.

(n)         Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(o)         Consent to Jurisdiction.  The parties hereto hereby submit to the exclusive jurisdiction of the Delaware Court of Chancery or, if jurisdiction is unavailable in the Delaware Court of Chancery, the courts of the United States located in the State of Delaware or, if jurisdiction is unavailable in the courts of the United States located in the State of Delaware, the Delaware Superior Court, in each case, in respect of the interpretation and enforcement of the provisions of this Agreement and the other agreements or documents executed and delivered in connection herewith and any dispute or controversy related to the transactions contemplated hereby and hereby waive, and agree not to assert, any defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement and the other agreements or documents executed and delivered in connection herewith or any dispute or controversy related to the transactions contemplated hereby, that they are not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper.  Service of process with respect thereto may be made upon the parties hereto by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address as provided in Section 11.7 of the Purchase Agreement.  This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed and construed in accordance with the internal Laws of the State of Delaware, United States of America applicable to contracts made and wholly performed within such State, without regard to any applicable conflicts of law principles that would result in the application of the Laws of any other jurisdiction.

(p)      WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5(P).

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Transition Services Agreement as of the date first above set forth.

ENPRO HOLDINGS, INC.

By:
Name:
Title:

GRANITE US HOLDINGS CORPORATION

By:
Name:
Title:

EXHIBIT E

PUT OPTION AGREEMENT

[exhibit omitted; filed as Exhibit 10.2]

E-1

EXHIBIT F

ADHERENCE AGREEMENT

[See attached]

ADHERENCE AGREEMENT OF COLTEC FRANCE

Adherence Agreement

[__], 2021
Pursuant to that certain Equity and Asset Purchase Agreement, dated October 12, 2021 (the “Agreement”), the Equity Sellers and the Asset Sellers agreed upon the terms and subject to the satisfaction or waiver (if permitted by applicable Law) of the conditions to Closing set forth in Article VIII of the Agreement, to sell and deliver to the Buyer all of the Equity Interests and Purchased Assets.
Pursuant to that certain Put Option Agreement, dated October 12, 2021 (the “Put Option Agreement”), Buyer made an irrevocable and binding offer to purchase from Coltec Industries France SAS (“Coltec France”) 100% of the shares of CPI-Liard SAS (“CPI France” and, such shares, the “CPI France Shares”), in accordance with the terms set forth therein.

Unless otherwise defined herein, terms used with a capital letter in this Adherence Agreement shall have the meaning ascribed to them in the Agreement.

Coltec France hereby represents, warrants, undertakes and agrees as follows:

(i)	Coltec France has received a copy of the Agreement and the Put Option Agreement;

(ii)	Coltec France is the owner of 3,173 CPI France Shares, representing 100% of the Equity Interests of CPI France;

(iii)	Coltec France duly executed and delivered a valid Exercise of Notice on [ ];

(iv)
Coltec France hereby adheres to all of the provisions of the Agreement and agrees to be bound by them as an Equity Seller, the CPI France Shares therefore automatically qualifying as Equity Interests and CPI France automatically qualifying as a Company Entity;

(v)	On the Closing Date, Coltec France will transfer to Buyer 100% of the CPI France Shares; and

(vi)
Coltec France agrees and undertakes, with each of the parties to the Agreement, to observe and perform and be bound by all the terms and conditions of the Agreement applicable to the Equity Sellers to the intent and effect that Coltec France shall be deemed to be a party to the Agreement as an Equity Seller with the same rights and obligations as any other Equity Seller, with the benefit of, but subject to, all the terms and conditions thereof, with the same effect as if Coltec France had executed and delivered the Agreement directly as an Equity Seller on the date hereof.

Coltec France agrees that its undertakings set forth in this Adherence Agreement are for the benefit of, and shall be enforceable against it by, each Person who is or shall become a party to the Agreement in accordance with its terms.

This Adherence Agreement shall constitute an amendment to the Agreement; provided that if the Notice of Exercise is not made in accordance with the Put Option Agreement, this Adherence Agreement shall be null and void and of no further force and effect.
This Adherence Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware, United States of America.
Any disputes arising out or in connection with this Adherence Agreement shall be finally settled pursuant to the conditions set forth in the Agreement.
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Coltec Industries France SAS

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